SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.)

Filed by the Registrant ☒

Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material under Rule 14a-12

WESTERN DIGITAL CORPORATION

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

	(1)	Title of each class of securities to which transaction applies:

	(2)	Aggregate number of securities to which transaction applies:
	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
	(4)	Proposed maximum aggregate value of transaction:
	(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

	(1)	Amount Previously Paid:
	(2)	Form, Schedule or Registration Statement No.:
	(3)	Filing Party:
	(4)	Date Filed:

Dear Fellow Stockholders:

On behalf of our Board of Directors, we want to thank you for your continued investment in Western Digital. Fiscal 2016 was an important and transformative year for our company as we made significant progress in positioning ourselves as a leading storage devices and solutions company with global scale and extensive product and technology assets.

We would like to take this opportunity to share with you key highlights of the strategic and organizational transformation that is underway:

•	SanDisk acquisition. In May 2016, we completed the acquisition of SanDisk, creating a leader in storage technology with a robust portfolio of products and solutions that will address a wide range of applications in almost all of the world’s computing and mobile devices. The Board and executive team are acutely focused on the successful integration of this business, which will advance our global growth goals, allowing us to double our addressable market and expand our participation in higher-growth segments.

•	Subsidiary integration. We also remain highly focused on the integration of our HGST and WD subsidiaries, which will allow us to unify our extensive technology capability and deepen product portfolios. We have focused our executive leadership on reducing capital expenditures and operating expenses to realize the synergies of our acquisition of HGST, and we are on target to achieve our synergy goals from the integration activities that are underway.

•	Strategic market expansion. In November 2015, we announced an agreement to form a joint venture with our strategic partner, Unis. This partnership will allow us to more effectively expand our storage solutions portfolio into the faster growing Chinese market.

As our company has evolved, so too has our Board. Over the past two years we have refreshed one-third of our Board. In 2014, we added Directors Martin Cole and Paula Price, both of whom bring relevant skills and experiences that support our long-term goal of creating a leading global storage solutions company. Director Cole has significant experience in executive leadership of global operations and brings a wealth of expertise in technology solutions. Director Price has extensive experience growing and managing a global business and overseeing the successful integration of major merger and acquisition transactions, as well as valuable insight and expertise in accounting and finance matters. In 2016, the Board added Sanjay Mehrotra, the former President and Chief Executive Officer of SanDisk, who brings an unparalleled understanding of SanDisk’s business and operations and can provide key strategic input on the successful integration of this important business.

Over the past year, we have engaged with a number of our stockholders and received valuable feedback on our long-term strategy and compensation and governance practices. We appreciated the opportunity to engage with our stockholders, particularly during this very important time for our company, and we look forward to continuing this highly valuable dialogue.

Our view of persistent data growth remains intact, driven by mobility and the cloud, and we believe the steps we have taken this year position Western Digital to address this market evolution and become a leading global storage solutions company. We are also highly confident in our leadership team’s ability to execute on our transformation strategy and create long-term value for our stockholders.

We are excited about the future of Western Digital and we thank you for the trust you have placed in our Board.

Sincerely,

MATTHEW E. MASSENGILL	LEN J. LAUER
Chairman of the Board	Lead Independent Director

September 22, 2016

3355 Michelson Drive, Suite 100
Irvine, California 92612

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON NOVEMBER 4, 2016

To the Stockholders of WESTERN DIGITAL CORPORATION:

Our 2016 Annual Meeting of Stockholders will be held at 3333 Michelson Drive, Irvine, California 92612 on Friday, November 4, 2016 at 8:00 a.m., local time, for the following purposes:

1. To elect the nine director nominees named in the attached Proxy Statement to serve until our next annual meeting of stockholders and until their respective successors are duly elected and qualified;

2. To approve on an advisory basis the named executive officer compensation disclosed in the attached Proxy Statement;

3. To ratify the appointment of KPMG LLP as our independent registered public accounting firm for the fiscal year ending June 30, 2017; and

4. To transact such other business as may properly come before the Annual Meeting or any postponement or adjournment of the meeting.

Any action on the items described above may be considered at the Annual Meeting at the time and on the date specified above or at any time and date to which the Annual Meeting is properly adjourned or postponed. Only stockholders of record at the close of business on September 8, 2016 are entitled to notice of and to vote at the Annual Meeting and any adjournments or postponements of the meeting.

We are using the Securities and Exchange Commission rule that allows companies to furnish their proxy materials over the Internet. As a result, we are mailing to most of our stockholders a “Notice of Internet Availability of Proxy Materials,” or Notice, instead of a printed copy of the Proxy Statement and our Annual Report for the fiscal year ended July 1, 2016. The Notice contains instructions on how stockholders can access those documents over the Internet and vote their shares. The Notice also contains instructions on how each of those stockholders can receive a printed copy of our proxy materials, including the Proxy Statement, our 2016 Annual Report and a proxy card or voting instruction form. All stockholders who do not receive a Notice will receive a printed copy of the proxy materials by mail. We believe this process will expedite stockholders’ receipt of proxy materials, lower the costs of our Annual Meeting and conserve natural resources.

By Order of the Board of Directors,

MICHAEL C. RAY
Executive Vice President, Chief Legal Officer and Secretary

Irvine, California

September 22, 2016

ALL OF OUR STOCKHOLDERS ARE CORDIALLY INVITED TO ATTEND THE ANNUAL MEETING. WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING, YOU ARE URGED TO SUBMIT YOUR PROXY OR VOTING INSTRUCTIONS ELECTRONICALLY VIA THE INTERNET OR (IF YOU RECEIVE A PRINTED COPY OF THE PROXY MATERIALS) BY TELEPHONE OR BY COMPLETING, SIGNING, DATING AND RETURNING THE ACCOMPANYING PROXY CARD OR VOTING INSTRUCTION FORM IN THE PRE-ADDRESSED RETURN ENVELOPE PROVIDED. PLEASE SEE THE ACCOMPANYING INSTRUCTIONS FOR MORE DETAILS ON VOTING. SUBMITTING YOUR PROXY OR VOTING INSTRUCTIONS PROMPTLY WILL ASSIST US IN REDUCING THE EXPENSES OF ADDITIONAL PROXY SOLICITATION, BUT IT WILL NOT AFFECT YOUR RIGHT TO VOTE IN PERSON IF YOU ATTEND THE ANNUAL MEETING (AND, IF YOU ARE NOT A STOCKHOLDER OF RECORD, YOU HAVE OBTAINED A LEGAL PROXY FROM THE BANK, BROKER, TRUSTEE OR OTHER NOMINEE THAT HOLDS YOUR SHARES GIVING YOU THE RIGHT TO VOTE THE SHARES IN PERSON AT THE ANNUAL MEETING).

Forward-Looking Statements

This Proxy Statement contains forward-looking statements, including but not limited to, statements concerning: the anticipated benefits of the acquisition of SanDisk Corporation, our joint venture with Unis and the integration of our HGST and WD subsidiaries; our views with respect to the growth of digital data; and our beliefs regarding our business strategy and our ability to execute that strategy. These forward-looking statements are based on our current expectations and are subject to risks and uncertainties that could cause actual results to differ materially from those expressed in the forward-looking statements, including: volatility in global economic conditions; challenges associated with the integration of SanDisk and HGST; business conditions and growth in the storage ecosystem; pricing trends and fluctuations in average selling prices; dependence on business ventures and strategic partnerships for future product development, sales growth and supply; the sufficiency of available liquidity to meet debt and dividend needs; the availability and cost of commodity materials and specialized product components; actions by competitors; the development and introduction of products based on new technologies and expansion into new data storage markets; and other risks and uncertainties listed in Western Digital’s Annual Report on Form 10-K for the fiscal year ended July 1, 2016, to which your attention is directed. You should not place undue reliance on these forward-looking statements, which speak only as of the date hereof, and we undertake no obligation to update these forward-looking statements to reflect subsequent events or circumstances.

PROXY SUMMARY	This summary highlights information contained elsewhere in this Proxy Statement. This summary does not contain all of the information that you should consider. We encourage you to read the entire Proxy Statement for more information about these topics prior to voting.

Stockholder Voting Matters

Proposal		Board’s Voting Recommendation	Page Reference
1.	Election of nine director nominees	✓ FOR EACH NOMINEE	9
2.	Approval on an advisory basis of our named executive officers’ compensation	✓ FOR	78
3.	Ratification of the appointment of KPMG LLP as our independent registered public accounting firm for fiscal 2017	✓ FOR	85

Annual Meeting of Stockholders Time and Date: November 4, 2016 8:00 am PT Place: 3333 Michelson Drive Irvine, California 92612 Record Date: September 8, 2016

Board and Governance Highlights

Our Board of Director Nominees

You are being asked to vote on the election of the nine director nominees listed below, each of whom is currently serving on our Board of Directors. Directors are elected by a majority of votes cast. Detailed information about each director’s background, skills and expertise can be found in Proposal 1 – Election of Directors. The chart below reflects each director’s current committee membership.

Pursuant to the terms of the merger agreement we entered into in connection with the acquisition of SanDisk Corporation (“SanDisk”), our Board of Directors appointed, effective as of May 12, 2016, Sanjay Mehrotra to serve as a member of our Board of Directors. Our Board of Directors has nominated Mr. Mehrotra for election at the Annual Meeting.

Name Current Position	Age	Director Since	Independent	Executive Committee	Audit Committee	Compensation Committee	Governance Committee
Martin I. Cole Former Group Chief Executive, Technology Accenture plc	60	2014	Yes		¤		¤
Kathleen A. Cote Former Chief Executive Officer Worldport Communications, Inc.	67	2001	Yes			¤	¤
Henry T. DeNero Former Chairman and Chief Executive Officer Homespace, Inc.	70	2000	Yes	¤	Chair
Michael D. Lambert Former Senior Vice President Dell Inc.	69	2002	Yes			Chair
Len J. Lauer Chairman and Chief Executive Officer Memjet	59	2010	Yes			¤	Chair
Matthew E. Massengill Former President and Chief Executive Officer Western Digital Corporation	55	2000	Yes	¤
Sanjay Mehrotra Former President and Chief Executive Officer SanDisk Corporation	58	2016	Yes
Stephen D. Milligan Chief Executive Officer Western Digital Corporation	53	2013	No	Chair
Paula A. Price Senior Lecturer Harvard University	54	2014	Yes		¤

i

Highly Engaged Directors

(Fiscal 2016 Attendance)

% = Average percentage of meetings attended by directors

Corporate Governance Information
✓	All directors elected annually by a simple majority of votes cast
✓	Independent Board of Directors leadership, including lead independent director
✓	Eight of nine Board members are independent
✓	Over 90% Board meeting attendance in fiscal 2016 by each director nominated for election at the Annual Meeting
✓	Mandatory director retirement policy
✓	Commitment to Board refreshment and diversity
✓	Board risk oversight
✓	Succession planning for directors, chief executive officer and other key officers
✓	Annual third-party facilitated Board and committee self-evaluations
✓	Code of conduct for directors, officers and employees
✓	All executive officers have achieved stock ownership requirements pursuant to our guidelines

For additional information, please also see our Governance Overview found at http://www.wdc.com/en/company/governance.

Key Business Performance Highlights

Fiscal 2016 was a transformative year for our company. We took significant steps to transform into a leading data storage devices and solutions company with global scale and extensive product and technology assets. The significance of the transformative events in fiscal 2016 increased the scale and scope of the operations led by our named executive officers. These events provided an important context for our Compensation Committee’s decisions regarding executive pay, including our ability to retain, incentivize and reward our named executive officers during this critical time.

✓	SanDisk Acquisition: In May 2016, we completed the acquisition of SanDisk, a global leader in flash storage solutions, creating a leader in storage technology with a robust portfolio of products and solutions.

✓	Subsidiary Integration: In October 2015, we received a decision from China’s Ministry of Commerce (“MOFCOM”) enabling us to integrate substantial portions of our HGST and WD subsidiaries following a “hold separate” restriction associated with our acquisition of HGST in March 2012.

✓	Joint Venture: In November 2015, we announced an agreement to form a joint venture with our strategic partner, Unisplendour Corporation Limited (“Unis”), to market and sell our current data center storage systems in China and to develop data center storage solutions for the Chinese market.

We also achieved solid financial performance in fiscal 2016, amidst the opportunities and challenges presented by these transformative events and a rapidly changing PC market.

✓	Revenue: Fiscal 2016 revenue was $13 billion.

✓	Net Income: Fiscal 2016 net income was $242 million, or $1.00 per share.

✓	Cash Flow: We generated $2 billion in cash from operations and returned an aggregate of $524 million to stockholders in the form of dividends and stock repurchases.

ii

Compensation

Pay Aligned with Performance

Our overriding executive compensation philosophy is clear and consistent — we pay for performance. Our executives are accountable for the performance of the company and the operations they manage and are compensated primarily based on that performance. Approximately 90% of our Chief Executive Officer’s target total direct compensation for fiscal 2016, and approximately 85% (on average) of our other named executive officers’ target total direct compensation for fiscal 2016, was “at risk” and variable compensation based on our stock price performance and achievement of other specified financial and strategic performance goals.

Chief Executive Officer Pay Mix	Named Executive Officer Average Pay Mix

Components of 2016 Compensation Structure
Base Salary	Designed to be competitive with market and industry norms and to reflect individual performance
Short-Term Incentive Compensation	Performance-based cash bonus opportunity, generally based on adjusted earnings per share for a semi-annual performance period
Long-Term Incentive Compensation	•	Performance Stock Units (“PSUs”) –

• Annual PSUs generally based on operating income and revenue, with a relative total stockholder return (“TSR”) hurdle capping payout at target level if relative TSR is below the median, and subject to automatic adjustment in the same proportion by which the total available market (“TAM”) for hard drives exceeds or falls short of the TAM forecasted by the Board

• Other PSUs generally tied to pre-established company financial, strategic and transactional metrics

	•	Stock Options - Primarily vest over 4 years

	•	Restricted Stock Units (“RSUs”) - Primarily vest over 3 years

Key Compensation Decisions for Fiscal 2016

✓	Modest compensation adjustments: In connection with promotions and/or increased responsibilities, modest increases to salary and target bonus levels for certain named executive officers

✓	More performance-based compensation: Increased use of performance-based long-term incentive equity awards for our named executive officers compared to fiscal 2015, including performance awards directly tied to the company’s transformative events

✓	Short-term incentive payouts:

•	First half of fiscal 2016: 85% of target level based on performance for most named executive officers

•	Second half of fiscal 2016: No payout based on performance for any named executive officer

iii

Effective Corporate Governance Reinforces our Executive Compensation Program

We believe that our executive compensation governance practices also help drive performance and align with our stockholders’ long-term interests.

☑ What We Do
✓	Pay for performance by requiring that a substantial portion of our executives’ compensation be earned based on performance goals
✓	Use a mix of performance measures, cash bonus opportunities and equity award vehicles to balance short- and long-term incentives
✓	Cap maximum payout levels under performance-based and incentive awards
✓	Authorize the Compensation Committee to reduce payouts for performance-based and incentive awards in its discretion
✓	Review summaries of prior and potential future compensation levels (referred to as “tally sheets”) when making compensation determinations
✓	Maintain executive share ownership guidelines
✓	Maintain a compensation recovery (clawback) policy applicable in the event an officer’s misconduct leads to an accounting restatement
✓	Provide limited and modest perquisites
✓	Require that stock option grants have exercise prices equal to the closing price of our stock on the date of grant of the award

☒ What We Don’t Do
✗	No tax gross-up payments in connection with severance or change in control pay
✗	No automatic vesting of equity awards on a change in control
✗	No repricing of stock options without stockholder approval (other than certain equitable adjustments permitted under our equity incentive plans)
✗	No hedging or short-sale transactions by executive officers or directors
✗	No dividends on awards that have not vested (or, with respect to performance-based awards, have not been earned)

2015 Say-on-Pay Advisory Vote and Stockholder Outreach Efforts

✓	We received more than 94% stockholder approval of the fiscal 2015 compensation of our named executive officers at the 2015 annual meeting

✓	Management had discussions with numerous institutional stockholders in the context of the special meeting of stockholders relating to the SanDisk acquisition and received direct feedback on our executive compensation program, among other items

✓	In fiscal 2017, our Chairman and Lead Independent Director participated, along with members of management, in our stockholder outreach program

✓	Stockholders will have an opportunity annually to cast an advisory vote on named executive officer compensation

iv

3355 Michelson Drive, Suite 100
Irvine, California 92612

PROXY STATEMENT

 ANNUAL MEETING OF STOCKHOLDERS

November 4, 2016

Our Board of Directors (which we also refer to as our “Board”) is soliciting your proxy for the 2016 Annual Meeting of Stockholders (the “Annual Meeting”), to be held at 8:00 a.m., local time, on November 4, 2016 at 3333 Michelson Drive, Irvine, California 92612, and at any and all adjournments or postponements of the Annual Meeting, for the purposes set forth in the “Notice of Annual Meeting of Stockholders.”

Unless the context otherwise requires, references in this Proxy Statement to “Western Digital,” “company,” “we,” “our,” “us,” and similar terms refer to Western Digital Corporation, a Delaware corporation. Western Digital is the parent company of our storage business, which includes HGST, Western Digital and SanDisk in its family of brands.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON NOVEMBER 4, 2016

This Proxy Statement and our 2016 Annual Report for the fiscal year ended July 1, 2016 are available on the Internet at www.proxyvote.com. These materials are also available on our corporate website at investor.wdc.com. The other information on our corporate website does not constitute part of this Proxy Statement.

QUESTIONS AND ANSWERS ABOUT THE PROXY MATERIALS AND THE ANNUAL MEETING

Q:	Why did I receive a Notice of Internet Availability of Proxy Materials in the mail instead of a full set of proxy materials?

We are using the Securities and Exchange Commission (“SEC”) rule that allows companies to furnish their proxy materials over the Internet. As a result, we are mailing to most of our stockholders a “Notice of Internet Availability of Proxy Materials” (which we also refer to as the “Notice”), instead of a printed copy of this Proxy Statement and our 2016 Annual Report. The Notice contains instructions on how stockholders can access those documents over the Internet and vote their shares. The Notice also contains instructions on how each of those stockholders can receive a printed copy of our proxy materials, including this Proxy Statement, our 2016 Annual Report and a proxy card or voting instruction form. All stockholders who do not receive a Notice will receive a printed copy of the proxy materials by mail. We believe this process will expedite stockholders’ receipt of proxy materials, lower the costs of our Annual Meeting and conserve natural resources.

We are first mailing the Notice to our stockholders on or about September 22, 2016. For stockholders who have affirmatively requested printed copies of proxy materials, we intend to first mail printed copies of this Proxy Statement, the accompanying proxy card or voting instruction form and our 2016 Annual Report on or about September 22, 2016.

Q:	What information is contained in these materials?

The information included in this Proxy Statement relates to the proposals to be voted on at the Annual Meeting, the voting process, the compensation of directors and our most highly compensated executive officers, corporate governance and information on our Board of Directors, and certain other required information. Our 2016 Annual Report, which includes our audited consolidated financial statements, has also been made available to you.

Q:	What items of business will be voted on at the Annual Meeting?

The items of business scheduled to be voted on at the Annual Meeting are:

1. The election of the nine director nominees named in this Proxy Statement to serve until our next annual meeting of stockholders and until their respective successors are duly elected and qualified (Proposal 1);

2. The approval on an advisory basis of the compensation of our named executive officers disclosed in this Proxy Statement (Proposal 2); and

3. The ratification of the appointment of KPMG LLP as our independent registered public accounting firm for the fiscal year ending June 30, 2017 (Proposal 3).

Stockholders will also be asked to consider and transact such other business as may properly come before the Annual Meeting or any postponement or adjournment of the meeting.

Q:	How does the Board of Directors recommend I vote on these proposals?

Our Board of Directors recommends that you vote your shares:

1. “FOR” each of the nine director nominees named in this Proxy Statement to be elected to the Board of Directors (Proposal 1);

2. “FOR” the approval on an advisory basis of the compensation of our named executive officers disclosed in this Proxy Statement (Proposal 2); and

3. “FOR” the ratification of the appointment of KPMG LLP as our independent registered public accounting firm for the fiscal year ending June 30, 2017 (Proposal 3).

Q:	Who is entitled to vote?

Only stockholders of record at the close of business on September 8, 2016, the record date, will be entitled to notice of and to vote at the Annual Meeting.

Q:	How many shares are eligible to vote at the Annual Meeting?

At the close of business on the record date, September 8, 2016, 284,960,215 shares of our common stock were outstanding and entitled to vote.

Q:	What is the difference between a “beneficial stockholder” and a “stockholder of record”?

Whether you are a beneficial stockholder or a stockholder of record depends on how you hold your shares:

Beneficial Stockholders: Most of our stockholders hold their shares through a broker, bank, trustee or other nominee (that is, in “street name”) rather than directly in their own name. If you hold your shares in street name, you are a “beneficial stockholder,” and the proxy materials were made available to you by the organization holding your account. This organization is considered the stockholder of record for purposes of voting at the Annual Meeting. As a beneficial stockholder, you have the right to instruct that organization on how to vote the shares held in your account. If you requested a printed copy of the proxy materials by mail, you will receive a voting instruction form from your bank, broker, trustee or other nominee.

Stockholders of Record: If your shares are registered directly in your name with our transfer agent, American Stock Transfer & Trust Company, you are considered the stockholder of record with respect to those shares, and the proxy materials were made available directly to you by the company. If you requested a printed copy of the proxy materials by mail, you will receive a proxy card from the company.

2

Q:	How can I vote my shares in person at the Annual Meeting?

If you are a stockholder of record, you have the right to vote in person at the Annual Meeting. If you choose to do so, you can vote using the ballot that will be provided at the Annual Meeting, or, if you received a printed copy of the proxy materials by mail, you can complete, sign and date the proxy card enclosed with the proxy materials you received and submit it at the Annual Meeting. If you are a beneficial stockholder, you may not vote your shares in person at the Annual Meeting unless you obtain a “legal proxy” from the bank, broker, trustee or other nominee that holds your shares, giving you the right to vote the shares at the Annual Meeting. Even if you plan to attend the Annual Meeting, we recommend that you submit your proxy or voting instructions in advance of the meeting as described below so that your vote will be counted if you later decide not to attend the Annual Meeting.

Q:	How can I vote my shares without attending the Annual Meeting?

Whether you are a stockholder of record or a beneficial stockholder, you may direct how your shares are voted without attending the Annual Meeting. If you are a stockholder of record, you may submit a proxy to authorize how your shares are voted at the Annual Meeting. You can submit a proxy over the Internet by following the instructions provided in the Notice, or, if you received a printed copy of the proxy materials, you can also submit a proxy by mail or telephone pursuant to the instructions provided in the proxy card enclosed with the proxy materials. If you are a beneficial stockholder, you may submit your voting instructions over the Internet by following the instructions provided in the Notice, or, if you received a printed copy of the proxy materials, you can also submit voting instructions by telephone or mail by following the instructions provided in the voting instruction form sent by your bank, broker, trustee or other nominee.

Submitting your proxy or voting instructions via the Internet, by telephone or by mail will not affect your right to vote in person should you decide to attend the Annual Meeting, although beneficial stockholders must obtain a “legal proxy” from the bank, broker, trustee or nominee that holds their shares giving them the right to vote the shares in person at the Annual Meeting.

Q:	How do I vote my shares held in the Western Digital Corporation 401(k) Plan (the “401(k) Plan”)? What happens if I do not vote my 401(k) Plan shares?

If you are one of our employees or former employees who participates in the Western Digital Common Stock Fund under the 401(k) Plan, you will receive a request for voting instructions with respect to all of the shares allocated to your plan account. You are entitled to direct T. Rowe Price Company, the plan trustee, how to vote your plan shares. If T. Rowe Price does not receive voting instructions for shares in your plan account, your shares will be voted by T. Rowe Price in the same proportion as other shares in the Western Digital Common Stock Fund are affirmatively voted by plan participants.

Q:	What is the deadline for voting my shares?

If you are a stockholder of record, your proxy must be received by telephone, the Internet or mail by 11:59 p.m. Eastern time on November 3, 2016 in order for your shares to be voted at the Annual Meeting. If you are a beneficial stockholder, please follow the voting instructions provided by the bank, broker, trustee or nominee who holds your shares. If you hold shares in the 401(k) Plan, to allow sufficient time for voting by the plan trustee, your voting instructions must be received by telephone, the Internet or mail by 11:59 p.m. Eastern time on November 1, 2016.

Q:	Can I change or revoke my proxy or voting instructions?

You have the power to revoke your proxy or voting instructions before your shares are voted at the Annual Meeting. If you are a stockholder of record, you may revoke your proxy by submitting a written notice of revocation to our Secretary or, to change how your shares will be voted at the Annual Meeting, by mailing a duly executed written proxy bearing a date that is later than the date of your original proxy or by submitting a later dated proxy via the Internet or by telephone. A previously submitted proxy will not be voted if the stockholder of record who executed it is present at the Annual Meeting and votes the shares represented by

3

the proxy in person at the Annual Meeting. For shares you hold beneficially in street name, you may change your vote by submitting new voting instructions to your bank, broker, trustee or nominee, or, if you have obtained a legal proxy from your bank, broker, trustee or nominee giving you the right to vote your shares, by attending the Annual Meeting and voting in person. Please note that attendance at the Annual Meeting will not by itself constitute revocation of a proxy. Any change to your proxy or voting instructions that is provided by telephone, the Internet or mail must be received by 11:59 p.m. Eastern time on November 3, 2016, unless you are voting shares held in our 401(k) Plan, in which case the deadline is 11:59 p.m. Eastern time on November 1, 2016.

Q:	How will my shares be voted if I do not provide specific voting instructions in the proxy or voting instruction form I submit?

If you submit a signed proxy or voting instruction form but do not indicate your specific voting instructions on one or more of the proposals listed above in the notice of the meeting, your shares will be voted as recommended by our Board of Directors on those proposals and as the proxyholders may determine in their discretion with respect to any other matters properly presented for a vote at the Annual Meeting.

Q:	How many shares must be present or represented to conduct business at the Annual Meeting?

The holders of a majority of our shares of common stock outstanding on the record date and entitled to vote at the Annual Meeting, present in person or represented by proxy, will constitute a quorum for the transaction of business at the Annual Meeting and any adjournments or postponements thereof. If you submit a proxy or voting instructions, your shares will be counted for purposes of determining the presence or absence of a quorum, even if you abstain from voting your shares. If a broker indicates on a proxy that it lacks discretionary authority to vote your shares on a particular matter, commonly referred to as “broker non-votes,” those shares will also be counted for purposes of determining the presence of a quorum at the Annual Meeting. If a quorum is not present, the Annual Meeting will be adjourned until a quorum is obtained.

Q:	What happens if additional matters are presented at the Annual Meeting?

The deadline under our By-laws for stockholders to notify us of any proposals or director nominations to be presented at the Annual Meeting has passed. Our Board of Directors does not know of any other matters to be presented for action at the Annual Meeting. Should any other matters come before the Annual Meeting or any adjournments or postponements thereof, the proxyholders will have discretionary authority to vote all proxies received with respect to such matters in accordance with their judgment.

Q:	What vote is required to approve each of the proposals?

Each share of our common stock outstanding at the close of business on the record date is entitled to one vote on each of the nine director nominees and one vote on each other matter that may be presented for consideration and action by the stockholders at the Annual Meeting.

For purposes of Proposal 1 (election of directors), you may vote FOR, AGAINST or ABSTAIN with respect to each director nominee. Each director nominee receiving the affirmative approval of a majority of the votes cast with respect to his or her election (that is, the number of shares voted “for” the nominee exceeds the number of votes cast “against” that nominee) will be elected as a director.

For purposes of Proposal 2 (advisory vote on executive compensation) and Proposal 3 (ratification of the appointment of KPMG LLP as our independent registered public accounting firm), you may vote FOR, AGAINST or ABSTAIN. Each of these proposals requires the affirmative approval of a majority of the shares present in person or represented by proxy and entitled to vote on the proposal at the Annual Meeting.

Please be aware that Proposals 2 and 3 are advisory only and are not binding on the company. Our Board of Directors will consider the outcome of the vote on each of these proposals in considering what action, if any, should be taken in response to the advisory vote by stockholders.

4

Q:	What effect do abstentions and broker non-votes have on the proposals?

For Proposal 1 (election of directors), shares voting “abstain” will be entirely excluded from the vote and will not be counted in determining the outcome of a director nominee’s election. For Proposal 2 (advisory vote on executive compensation) and Proposal 3 (ratification of the appointment of KPMG LLP as our independent registered public accounting firm), we treat abstentions as shares present or represented and entitled to vote on that proposal, so abstaining has the same effect as a vote “against” the proposal.

If you are a beneficial stockholder that holds your shares through a brokerage account and you do not submit voting instructions to your broker, your broker may generally vote your shares in its discretion on routine matters. However, a broker cannot vote shares held for a beneficial stockholder on non-routine matters, unless the broker receives voting instructions from the beneficial stockholder. Proposal 1 (election of directors) and Proposal 2 (advisory vote on executive compensation) are each considered a non-routine matter. However, Proposal 3 (ratification of KPMG LLP as our independent registered public accounting firm) is considered routine and may be voted upon by your broker if you do not submit voting instructions.

Consequently, if you hold your shares through a brokerage account and do not submit voting instructions to your broker, your broker may exercise its discretion to vote your shares on Proposal 3, but will not be permitted to vote your shares on any of the other proposals at the Annual Meeting. If your broker exercises this discretion, your shares will be counted as present for determining the presence of a quorum at the Annual Meeting and will be voted on Proposal 3 in the manner directed by your broker, but your shares will constitute broker non-votes on each of the other proposals at the Annual Meeting and will not be counted for purposes of determining the outcome of each such proposal.

Q:	Can I attend the Annual Meeting? What do I need for admission?

You are entitled to attend the Annual Meeting if you were a stockholder of record or a beneficial stockholder as of the close of business on September 8, 2016, the record date, or you hold a valid legal proxy for the Annual Meeting. You should be prepared to present photo identification for admission.

Q:	Who will bear the costs of solicitation?

The accompanying proxy is being solicited on behalf of our Board of Directors. The cost of preparing, assembling and mailing the Notice of Annual Meeting of Stockholders, the Notice of Internet Availability of Proxy Materials, this Proxy Statement and form of proxy and the Annual Report, the cost of making such materials available on the Internet and the cost of soliciting proxies will be paid by us. In addition to use of the mails, we may solicit proxies in person or by telephone, facsimile or other means of communication by certain of our directors, officers, and regular employees who will not receive any additional compensation for such solicitation. We have also engaged Morrow Sodali Global LLC to assist us in connection with the solicitation of proxies for the Annual Meeting for a fee that we do not expect to exceed $15,000 plus a reasonable amount to cover expenses. We have agreed to indemnify Morrow Sodali Global LLC against certain liabilities arising out of or in connection with this engagement. We will also reimburse brokers or other persons holding our common stock in their names or the names of their nominees for the expenses of forwarding soliciting material to their principals.

Q:	Where can I find the voting results of the Annual Meeting?

We intend to announce preliminary voting results at the Annual Meeting and disclose final results in a Current Report on Form 8-K filed with the SEC no later than four business days following the date of the Annual Meeting.

Q:	May I propose actions for consideration at next year’s annual meeting or nominate individuals to serve as directors?

Yes. The following requirements apply to stockholder proposals and director nominations for the 2017 annual meeting of stockholders.

5

Proposals for Inclusion in Proxy Materials. For your proposal to be considered for inclusion in the proxy statement and form of proxy for our 2017 annual meeting of stockholders, your written proposal must be received by our Secretary at our principal executive offices no later than May 25, 2017 and must comply with Rule 14a-8 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), regarding the inclusion of stockholder proposals in company-sponsored proxy materials. If we change the date of the 2017 annual meeting of stockholders by more than 30 days from the date of this year’s Annual Meeting, your written proposal must be received by our Secretary at our principal executive offices a reasonable time before we begin to print and mail our proxy materials for our 2017 annual meeting of stockholders.

Nomination of Director Candidates and Proposals Not Intended for Inclusion in Proxy Materials. If you intend to nominate an individual for election to our Board of Directors at our 2017 annual meeting of stockholders or wish to present a proposal at the 2017 annual meeting of stockholders but do not intend for such proposal to be included in the proxy statement for such meeting, our By-laws require that, among other things, stockholders give written notice of the nomination or proposal to our Secretary at our principal executive offices no earlier than the close of business on July 7, 2017 (the 120th day prior to the first anniversary of the Annual Meeting) and no later than the close of business on August 6, 2017 (the 90th day prior to the first anniversary of the Annual Meeting). Notwithstanding the foregoing, in the event that we change the date of the 2017 annual meeting of stockholders to a date that is more than 30 days before or more than 70 days after the anniversary of the Annual Meeting, written notice by a stockholder must be given no earlier than the close of business 120 days prior to the date of the 2017 annual meeting of stockholders and no later than the close of business on the later of 90 days prior to the date of the 2017 annual meeting of stockholders or the tenth day following the day on which public announcement of the 2017 annual meeting of stockholders is made. Stockholder proposals not intended to be included in the proxy statement or nominations for director candidates that do not meet the notice requirements set forth above and further described in Section 2.11 of our By-laws will not be acted upon at the 2017 annual meeting of stockholders.

Q:	I share an address with another stockholder, and we received only one printed copy of the proxy materials. How may I obtain an additional copy of the proxy materials?

We have adopted a procedure called “householding,” which the SEC has approved. Under this procedure, stockholders of record who have the same address and last name and did not receive a Notice or otherwise receive their proxy materials electronically will receive only one copy of our proxy materials unless we receive contrary instructions from one or more of such stockholders. Upon oral or written request, we will deliver promptly a separate copy of the proxy materials to a stockholder at a shared address to which a single copy of proxy materials was delivered. If you are a stockholder of record at a shared address to which we delivered a single copy of the proxy materials and you desire to receive a separate copy of the proxy materials for the Annual Meeting or for our future meetings, or if you are a stockholder at a shared address to which we delivered multiple copies of the proxy materials and you desire to receive one copy in the future, please submit your request to the Householding Department of Broadridge Financial Solutions, Inc. at 51 Mercedes Way, Edgewood, New York 11717, or at 1-866-540-7095. If you are a beneficial stockholder, please contact your bank, broker, trustee or other nominee directly if you have questions, require additional copies of the proxy materials, wish to receive multiple reports by revoking your consent to householding or wish to request single copies of the proxy materials in the future.

6

SECURITY OWNERSHIP BY PRINCIPAL STOCKHOLDERS AND MANAGEMENT

The following table sets forth certain information regarding the beneficial ownership of our common stock, as of August 11, 2016, by (1) each person known by us to own beneficially more than 5% of our outstanding common stock, (2) each director and each nominee for election as a member of our Board of Directors, (3) each of the named executive officers named in the “Fiscal Years 2014 — 2016 Summary Compensation Table” herein and (4) all current directors and executive officers as a group. This table is based on information supplied to us by our executive officers, directors and principal stockholders or included in a Schedule 13G or Schedule 13D filed with the SEC.

Beneficial Owner	Amount and Nature of Beneficial Ownership(9)	Percent of Class(10)
Greater than 5% Stockholders:
BlackRock Inc.(1)	20,818,567	9.0%
55 East 52nd Street, New York, NY 10055
The Vanguard Group(2)	15,839,359	6.8%
100 Vanguard Blvd., Malvern, PA 19355
FMR LLC(3)	13,152,898	5.7%
245 Summer Street, Boston, MA 02210
Directors:
Martin I. Cole	2,100	*
Kathleen A. Cote(4)	45,033	*
Henry T. DeNero(4)	64,889	*
Michael D. Lambert(4)	23,392	*
Len J. Lauer	61,302	*
Matthew E. Massengill(4)	10,550	*
Sanjay Mehrotra(4)(5)	406,019	*
Paula A. Price	3,288	*
Named Executive Officers:
Stephen D. Milligan(6)(7)	262,218	*
Michael D. Cordano(7)	124,946	*
Olivier C. Leonetti(7)	27,561	*
Mark P. Long(7)	81,930	*
James J. Murphy(7)	111,354	*
Michael C. Ray(7)	39,298	*
All Directors and Current Executive Officers as a group (15 persons)(8)	1,314,596	*

*	Represents less than 1% of the outstanding shares of our common stock.

(1)	Beneficial and percentage ownership information is based on information contained in a Schedule 13G/A filed with the SEC on January 27, 2016, by BlackRock Inc. (“BlackRock”). According to the schedule, as of December 31, 2015, BlackRock has sole voting power with respect to 17,324,035 shares, shared voting power with respect to 4,212 shares, sole dispositive power with respect to 20,814,355 shares and shared dispositive power with respect to 4,212 shares.

(2)	Beneficial and percentage ownership information is based on information contained in a Schedule 13G/A filed with the SEC on February 11, 2016, by The Vanguard Group (“Vanguard”). According to the schedule, as of December 31, 2015, Vanguard has sole voting power with respect to 429,651 shares, shared voting power with respect to 22,200 shares, sole dispositive power with respect to 15,386,214 shares and shared dispositive power with respect to 453,145 shares. Vanguard Fiduciary Trust Company, a wholly owned subsidiary of The Vanguard Group, Inc., is the beneficial owner of 358,245 shares as a result of its serving as investment manager of collective trust accounts. Vanguard Investments Australia, Ltd., a wholly owned subsidiary of The Vanguard Group, Inc., is the beneficial owner of 166,306 shares as a result of its serving as investment manager of Australian investment offerings.

(3)	Beneficial and percentage ownership information is based on information contained in a Schedule 13G filed with the SEC on February 12, 2016, by FMR LLC (“FMR”). According to the schedule, as of December 31, 2015, FMR has sole voting power with respect to 456,534 shares, shared voting power with respect to zero shares, sole dispositive power with respect to 13,152,898 shares and shared dispositive power with respect to zero shares.

(4)	Includes shares of our common stock that may be acquired as of or within 60 days after August 11, 2016 through the exercise of stock options as follows: Ms. Cote (8,530), Mr. DeNero (7,024), Mr. Lambert (12,605), Mr. Massengill (2,164) and Mr. Mehrotra (379,350). Also includes shares representing deferred stock units credited to accounts in our Deferred Compensation Plan as of August 11, 2016 as follows: Ms. Cote (29,188) and Mr. DeNero (50,858). Deferred stock units are payable in an equivalent number of shares of common stock in connection with the retirement or other separation from service of the director, or earlier in connection with the director’s deferral election.

(5)	Includes (i) 19,192 shares held by a grantor retained annuity trust in which Mr. Mehrotra has voting and/ or investment power, and (ii) 7,477 shares held in a family trust account in which Mr. Mehrotra has voting and/or investment power.

(6)	Mr. Milligan is also a member of our Board of Directors. Includes 22,567 shares held in a family trust account in which Mr. Milligan has voting and/or investment power.

(7)	Includes shares of our common stock that may be acquired as of or within 60 days after August 11, 2016 through the exercise of stock options as follows: Mr. Milligan (137,244), Mr. Cordano (90,995), Mr. Leonetti (20,453), Mr. Long (41,397), Mr. Murphy (84,601) and Mr. Ray (30,703). Includes shares of our common stock that may be acquired within 60 days after August 11, 2016 through the vesting of restricted stock unit, or RSU, awards as follows: Mr. Milligan (40,980), Mr. Cordano (28,362), Mr. Leonetti (1,857), Mr. Long (19,347), Mr. Murphy (22,174) and Mr. Ray (6,399).

(8)	Includes 847,711 shares of our common stock that may be acquired as of or within 60 days after August 11, 2016 through the exercise of stock options by our directors and our current executive officers. Includes 110,333 shares of our common stock that may be acquired within 60 days after August 11, 2016 through the vesting of RSU awards by our directors and our current executive officers. Also includes 80,046 shares of our common stock representing deferred stock units as described in footnote 4 above.

(9)	We determine beneficial ownership in accordance with the rules of the SEC. We deem shares subject to options that are exercisable as of or within 60 days after August 11, 2016, as well as shares subject to RSU awards scheduled to vest within 60 days after August 11, 2016, as outstanding for purposes of computing the share amount and the percentage ownership of the person holding such awards, but we do not deem them outstanding for purposes of computing the percentage ownership of any other person. We also deem shares representing deferred stock units credited to accounts in our Deferred Compensation Plan as of August 11, 2016 as outstanding for purposes of computing the share amount and the percentage ownership of the person to whose account those units are credited, but we do not deem them outstanding for purposes of computing the percentage ownership of any other person.

(10)	Except as otherwise noted below, we determine applicable percentage ownership based on 284,264,636 shares of our common stock outstanding as of August 11, 2016. To our knowledge, except as otherwise indicated in the footnotes to this table and subject to applicable community property laws, each stockholder named in the table has sole voting and investment power with respect to the shares set forth opposite such stockholder’s name.

PROPOSAL 1

ELECTION OF DIRECTORS

Our Board of Directors currently consists of nine directors. Each director serves a one-year term expiring at the Annual Meeting. Upon the recommendation of the Governance Committee, our Board of Directors has nominated each of the nine directors listed below for election to our Board of Directors to serve until the next annual meeting of stockholders and until their respective successors are elected and qualified.

Nominees for Election

Our nominees for election to our Board of Directors at the Annual Meeting include eight independent directors, as defined by the applicable listing standards of The NASDAQ Stock Market LLC (the “NASDAQ Stock Market”), and one current member of our senior management. Each of the nominees is currently a member of our Board of Directors and, except for Mr. Mehrotra, was elected to our Board of Directors by our stockholders at the 2015 annual meeting of stockholders held in November 2015. Mr. Mehrotra was appointed to our Board of Directors in accordance with the terms of our merger agreement with SanDisk. Each of the nominees has consented to be named in this Proxy Statement and to serve as a director if elected.

In the event that, before the Annual Meeting, any of the nominees for director should become unable or unwilling for good cause to serve if elected, the persons named as proxies may vote for a substitute nominee designated by our existing Board of Directors to fill the vacancy or for the balance of the nominees, leaving a vacancy, unless our Board of Directors chooses to reduce the number of directors serving on our Board of Directors. Our Board of Directors has no reason to believe that any of its director nominees for election at the Annual Meeting will be unwilling or unable to serve if elected as a director.

In recommending director nominees for selection to our Board of Directors, the Governance Committee considers a number of factors, which are described in more detail in the Corporate Governance section below under “Committees—Governance Committee—Director Candidates.” In considering these factors, the Governance Committee and our Board of Directors consider the fit of each individual’s experience, qualifications, attributes and skills with those of our other directors, to build a board of directors that, as a whole, is effective, collegial and acts in the best interest of the company and our stockholders.

The following biographical information for each of the nine nominees includes information about the director’s age, his or her principal occupations and employment during at least the last five years, the names of other publicly-held companies of which he or she currently serves as a director or has served as a director during the past five years, and the specific experience, qualifications, attributes or skills that led our Board of Directors to conclude that the individual should serve as a director. We value their service to the company and their business experience and acumen.

Martin I. Cole, 60, has been a director since December 2014. From March 2012 until he retired in August 2014, Mr. Cole served as the chief executive of Accenture plc’s technology group, with responsibility for the full range of Accenture’s technology consulting and outsourcing solutions and delivery capabilities, including its global delivery network. Prior to that, Mr. Cole served as the chief executive of Accenture’s communications, media and technology operating group from September 2006 to March 2012, the chief executive of its government operating group from September 2004 to August 2006, and the managing partner of its outsourcing and infrastructure delivery group from September 2002 to August 2004. Prior to that, Mr. Cole served Accenture in a variety of capacities since 1980. Mr. Cole currently serves as a director of The Western Union Company.

Mr. Cole brings to our Board of Directors extensive senior executive leadership experience across a variety of operating groups and geographies. This demonstrates his ability to provide strategic advice and lead multiple teams across a variety of business sectors, and provides him with wide-ranging insights, including technology solutions, which are an important part of our business. His financial skills and prior experience as a chief executive officer qualify him as an audit committee financial expert under SEC rules. We believe these experiences, qualifications, attributes and skills qualify him to serve as a member of our Board of Directors.

Kathleen A. Cote, 67, has been a director since January 2001. She was the chief executive officer of Worldport Communications, Inc., a European provider of Internet managed services, from May 2001 to June 2003. From September 1998 until May 2001, she served as president of Seagrass Partners, a provider of expertise in business planning and strategic development for early stage companies. From November 1996 until January 1998, she served as president and chief executive officer of Computervision Corporation, an international supplier of product development and data management software. Ms. Cote currently serves as a director of VeriSign, Inc. and, within the last five years, served as a director of GT Advanced Technologies, Inc.

Ms. Cote is a seasoned business executive with numerous years of experience overseeing global companies focused on technology and operations, which is directly relevant to our business. She has served on numerous public company boards of directors, including on the audit and governance committees of those boards, providing our Board of Directors with valuable board-level experience. Her tenure on our Board of Directors also provides us with specific expertise and insight into our business. We believe these experiences, qualifications, attributes and skills qualify her to serve as a member of our Board of Directors.

Henry T. DeNero, 70, has been a director since June 2000. He was chairman and chief executive officer of Homespace, Inc., a provider of Internet real estate and home services, from January 1999 until substantially all of its assets were acquired by LendingTree, Inc. in August 2000. From July 1995 to January 1999, he was executive vice president for First Data Corporation, a provider of information and transaction processing services. Prior to 1995, he was vice chairman and chief financial officer of Dayton Hudson Corporation, a general merchandise retailer, and was previously a director of McKinsey & Company, a management consulting firm. Within the last five years, Mr. DeNero has served as a director of DataDirect Networks, Inc. and THQ, Inc.

Mr. DeNero has executive level experience in a broad range of industries, which demonstrates to our Board of Directors his ability to lead and provide strategic input on a wide range of issues. His extensive experience at McKinsey & Company, a respected consulting firm, provides our Board of Directors with valuable insights into corporate strategy and problem resolution. He has significant experience working in Japan and Europe in his positions with McKinsey & Company, which are two important geographic locations for our company. His financial skills and prior experience as a chief financial officer qualify him as an audit committee financial expert under SEC rules. We believe these experiences, qualifications, attributes and skills qualify him to serve as a member of our Board of Directors.

Michael D. Lambert, 69, has been a director since August 2002. From 1996 until he retired in May 2002, he served as senior vice president for the enterprise systems group of Dell Inc., a computer system company. During that period, he also participated as a member of a six-man operating committee at Dell, which reported to the office of the chairman. Mr. Lambert served as vice president, sales and marketing, for Compaq Computer Corporation, a global information technology company, from 1993 to 1996. Prior to that, he ran the large computer products division at NCR/AT&T Corporation as vice president and general manager. Mr. Lambert began his career with NCR Corporation, where he served for 16 years in product management, sales and software engineering capacities.

Mr. Lambert has extensive experience serving in numerous executive positions with several technology companies, which provides our Board of Directors with valuable executive-level insights. He has particular expertise in areas of sales, marketing and operations, especially in the enterprise systems business, which is an important part of our company. He also has direct experience managing merger and acquisition transactions gained through his positions at Dell and NCR/AT&T Corporation. We believe these experiences, qualifications, attributes and skills qualify him to serve as a member of our Board of Directors.

Len J. Lauer, 59, has been a director since August 2010 and is our current Lead Independent Director. He is the chairman and chief executive officer of Memjet, a color printing technology company. Prior to joining Memjet in January 2010, Mr. Lauer was executive vice president and chief operating officer of Qualcomm, Inc., a developer and manufacturer of digital telecommunications products and services, from August 2008 through December 2009, and he was executive vice president and group president from December 2006 through July 2008. Prior to joining Qualcomm, Inc., Mr. Lauer was chief operating officer of Sprint Nextel Corp., a global communications company, from August 2005 to December 2006, and he was president and chief operating officer of Sprint Corp. from September 2003 until the Sprint-Nextel merger in August 2005. Prior to that, he was president-Sprint PCS from October 2002 until October 2004, and was president-long distance (formerly the global markets group) from September 2000 until October 2002. Mr. Lauer also served in several executive positions at Bell Atlantic Corp. from 1992 to 1998 and spent the first 13 years of his business career at IBM in various sales and marketing positions. Within the last five years, Mr. Lauer served as a director of H&R Block, Inc.

Mr. Lauer brings to our Board of Directors significant senior executive leadership experience from large, multi-national public technology companies, which provides a valuable perspective to our Board of Directors. Mr. Lauer’s experience provides our Board of Directors with insight into the role of technology solutions for the consumer products market, which is an important part of our business. He has also served on other public company boards and board committees, providing our Board of Directors with important board-level experience. We believe these experiences, qualifications, attributes and skills qualify him to serve as a member of our Board of Directors.

Matthew E. Massengill, 55, has been a director since January 2000 and is our current Chairman of the Board. He joined us in 1985 and served in various executive capacities with us until January 2007. From October 1999 until January 2000, he served as Chief Operating Officer, from January 2000 until January 2002, he served as President, and from January 2000 until October 2005, he served as Chief Executive Officer. Mr. Massengill previously also served as Chairman of our Board of Directors from November 2001 until March 2007. He currently serves as a director of Microsemi Corporation and, within the last five years, served as a director of GT Advanced Technologies, Inc.

Mr. Massengill’s 30 years of service to Western Digital, including 16 years as either an executive or Board member, provide our Board of Directors with extensive and significant experience directly relevant to our business. As our former Chief Executive Officer, he has a deep understanding of our operations, provides valuable knowledge to our Board of Directors on the issues we face to achieve our strategic objectives and has extensive international experience. His service on numerous other public company boards of directors also provides our Board of Directors with important board-level perspective. We believe these experiences, qualifications, attributes and skills qualify him to serve as a member of our Board of Directors.

Sanjay Mehrotra, 58, has been a director since May 2016 and was appointed to our Board of Directors pursuant to the terms of the merger agreement we entered into to acquire SanDisk. He co-founded SanDisk in 1988 and served as SanDisk’s president and chief executive officer from January 2011 to May 2016. Prior to that, Mr. Mehrotra also served as SanDisk’s president and chief operating officer, executive vice president, vice president of engineering, vice president of product development and director of memory design and project engineering. Prior to that, Mr. Mehrotra held engineering and management positions at Integrated Device Technology, Inc., SEEQ Technology, Inc., Intel Corporation and Atmel Corporation. Mr. Mehrotra currently serves as a director of Cavium, Inc.

Mr. Mehrotra has extensive experience in the volatile semiconductor memory industry, which provides our Board with valuable insights and technological expertise on an important part of our business. As the former chief executive officer of SanDisk, Mr. Mehrotra brings to the Board of Directors a deep understanding of SanDisk’s business and operations, and has the ability to provide strategic input on the integration of SanDisk into our company. We believe these experiences, qualifications, attributes and skills qualify him to serve as a member of our Board of Directors.

Stephen D. Milligan, 53, has been a director since January 2013. He re-joined us in March 2012 and was appointed Chief Executive Officer in January 2013. He served as our President from March 2012 to October 2015. Prior to that, he served as HGST’s president from March 2009 to December 2009 and as its president and chief executive officer from December 2009 until our acquisition of HGST in March 2012. From September 2007 to October 2009, Mr. Milligan served as HGST’s chief financial officer. From January 2004 to September 2007, Mr. Milligan served as Western Digital’s Chief Financial Officer and from September 2002 to January 2004, Mr. Milligan served as Western Digital’s Senior Vice President, Finance. From April 1997 to September

2002, Mr. Milligan held various financial and accounting roles of increasing responsibility at Dell Inc. Prior to joining Dell, Mr. Milligan was employed at Price Waterhouse for 12 years. Mr. Milligan currently serves as a director of Ross Stores, Inc.

Mr. Milligan’s experience in our industry, including more than four years in senior management positions at HGST, such as its president and chief executive officer, contributes indispensable knowledge and expertise to our Board of Directors. He has served Western Digital and HGST in numerous executive capacities, providing our Board of Directors with valuable operations, manufacturing and finance experience. We believe these experiences, qualifications, attributes and skills qualify him to serve as a member of our Board of Directors.

Paula A. Price, 54, has been a director since July 2014. Ms. Price has served as a senior lecturer for Harvard Business School in the Accounting and Management Unit since July 2014. From May 2009 until January 2014, she was executive vice president and chief financial officer at Ahold USA, a retailer that operates more than 700 supermarkets and an online grocery delivery service, where she was responsible for finance and accounting, strategic planning, real estate and information technology. From July 2006 until August 2008, Ms. Price was the senior vice president, controller and chief accounting officer at CVS Caremark. From August 2002 until September 2005, Ms. Price was the senior vice president and chief financial officer for the institutional trust services division of JPMorgan Chase. Prior to that, she held several other senior management positions in the U.S. and the U.K. in the financial services and consumer products industries at Prudential Insurance Co. of America, Diageo and Kraft Foods. Ms. Price is a certified public accountant. Ms. Price currently serves as a director of Dollar General Corporation and Accenture plc.

Ms. Price’s numerous years of experience as a certified public accountant, former chief financial officer and former chief accounting officer provide our Board of Directors with valuable experience and insight into accounting and finance matters, and that experience qualifies her as an audit committee financial expert under SEC rules. She also brings expertise and knowledge of the complexities of growing and managing a global business. She has extensive experience overseeing and integrating merger and acquisition transactions at the executive level, which is experience highly valued by our Board of Directors. We believe these experiences, qualifications, attributes and skills qualify her to serve as a member of our Board of Directors.

Vote Required and Recommendation of our Board of Directors

Under our By-laws, in an uncontested election, each director nominee will be elected as a director if the nominee receives the affirmative vote of a majority of the votes cast with respect to his or her election (in other words, the number of shares voted “for” a director must exceed the number of votes cast “against” that director). In a contested election where the number of nominees exceeds the number of directors to be elected as of ten days before the proxy statement is mailed to stockholders, a plurality voting standard will apply and the nominees receiving the greatest number of votes at the Annual Meeting, up to the number of directors to be elected, will be elected as directors. In the case of an uncontested election, if a nominee who is serving as a director is not elected at the Annual Meeting by the requisite majority of votes cast, under Delaware law, the director would continue to serve on our Board of Directors as a “holdover director.” However, under our By-laws, any incumbent director who fails to be elected must offer to tender his or her resignation to our Board of Directors. If the director conditions his or her resignation on acceptance by our Board of Directors, the Governance Committee will then make a recommendation to our Board of Directors on whether to accept or reject the resignation or whether other action should be taken. Our Board of Directors will act on the Governance Committee’s recommendation and publicly disclose its decision and the rationale behind it within 90 days from the date the election results are certified. The director who tenders his or her resignation will not participate in our Board’s or the Governance Committee’s decision. A nominee who was not already serving as a director and is not elected at the Annual Meeting by a majority of the votes cast with respect to such director’s election will not be elected to our Board of Directors.

OUR BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” ELECTION TO OUR BOARD OF DIRECTORS OF EACH OF THE ABOVE NOMINEES FOR DIRECTOR.

CORPORATE GOVERNANCE

Corporate Governance Guidelines and Code of Business Ethics

Our Board of Directors has adopted Corporate Governance Guidelines, which provide the framework for the governance of our company and represent our Board of Director’s current views with respect to selected corporate governance issues considered to be of significance to stockholders, including:

•	the role and responsibilities of the Lead Independent Director;

•	director nomination procedures and qualifications;

•	director independence;

•	director orientation and continuing education;

•	annual performance evaluations of the Board and committees; and

•	succession planning and management development.

Our Board of Directors has also adopted a Code of Business Ethics that applies to all of our directors, employees and officers, including our Chief Executive Officer, Chief Financial Officer (our principal financial and accounting officer), President and Controller. The current versions of the Corporate Governance Guidelines and the Code of Business Ethics are available on our website under the Investor Relations section at investor.wdc.com. To the extent required by applicable rules adopted by the SEC or the NASDAQ Stock Market, we intend to promptly disclose future amendments to certain provisions of the Code of Business Ethics, or waivers of such provisions granted to executive officers and directors, on our website under the Investor Relations section at investor.wdc.com.

Director Independence

Our Board of Directors has reviewed and discussed information provided by the directors and our company with regard to each director’s business and personal activities, as well as those of the director’s immediate family members, as they may relate to Western Digital or its management. The purpose of this review is to determine whether there are any transactions or relationships that would be inconsistent with a determination that a director is independent under the listing standards of the NASDAQ Stock Market. Based on its review, our Board of Directors has affirmatively determined that, except for serving as a member of our Board of Directors, none of Messrs. Cole, DeNero, Lambert, Lauer, Massengill or Mehrotra or Mses. Cote or Price has any relationship that, in the opinion of our Board of Directors, would interfere with the director’s exercise of independent judgment in carrying out his or her responsibilities as a director, and that each of such directors qualifies as “independent” as defined by the listing standards of the NASDAQ Stock Market. Our Board of Directors previously determined that, except for serving as a member of our Board of Directors, Mr. Pardun, during his service on our Board of Directors until immediately prior to the 2015 annual meeting of stockholders, did not have any relationship that, in the opinion of our Board of Directors, would interfere with his exercise of independent judgment in carrying out the responsibilities of a director, and that he qualified as “independent” as defined by the listing standards of the NASDAQ Stock Market. Mr. Milligan is a current full-time, executive-level employee of Western Digital and, therefore, is not “independent” as defined by the listing standards of the NASDAQ Stock Market.

Board Leadership Structure

Our Board of Directors does not have a policy with respect to whether the role of the Chairman and the Chief Executive Officer should be separate and, if it is to be separate, whether the Chairman should be selected from the non-employee directors or be an employee. We currently separate the roles of Chief Executive Officer and Chairman, with Mr. Massengill currently serving as Chairman of the Board. Our Board of Directors believes this is the appropriate leadership for our company at this time because it permits Mr. Milligan, as our

Chief Executive Officer, to focus on setting the strategic direction of the company and the day-to-day leadership and performance of the company, while permitting the Chairman to focus on providing guidance to the Chief Executive Officer and setting the agenda for Board meetings. Our Board of Directors also believes that the separation of the Chief Executive Officer and Chairman roles assists our Board of Directors in providing robust discussion and evaluation of strategic goals and objectives.

Our Corporate Governance Guidelines provide that our Board of Directors will appoint a Lead Independent Director if the Chairman of our Board of Directors is not an independent director under the NASDAQ Stock Market listing standards or if our Board of Directors otherwise deems it appropriate. Although our Board of Directors has determined that Mr. Massengill is independent under the NASDAQ Stock Market listing standards, because he is a former Chairman, President and Chief Executive Officer of our company, our Board of Directors determined it was appropriate to appoint Mr. Lauer as our Lead Independent Director. The duties of the Lead Independent Director include:

•	acting as a liaison between our independent directors and management;

•	assisting the Chairman in establishing the agenda for meetings of our Board of Directors;

•	coordinating the agenda for, and chairing, the executive sessions of our independent directors, and

•	performing such other duties as may be specified by our Board of Directors from time to time.

Our Board of Directors acknowledges that no single leadership model is right for all companies at all times. As such, our Board of Directors periodically reviews its leadership structure and may, depending on the circumstances, choose a different leadership structure in the future.

Risk Oversight and Compensation Risk Assessment

Board’s Role in Risk Oversight. Our Board of Directors’ role in risk oversight involves both our full Board of Directors and its committees. The Audit Committee, whose charter requires it to review and discuss the company’s policies with respect to risk assessment and risk management, has primary responsibility for oversight of our enterprise risk management (“ERM”) program on behalf of our Board of Directors. Our chief audit executive, who reports independently to the Audit Committee, facilitates the ERM process as part of our strategic planning process. As part of the ERM process, each of our major business unit and functional area heads, with the assistance of their staff, meet on a quarterly basis with representatives from our internal audit department to identify risks that could affect achievement of our business goals and strategy. After input from these individuals is received, our internal audit function summarizes the results of these meetings and creates a consolidated risk profile and provides the summary to our Chief Executive Officer, President and Chief Operating Officer, and Chief Financial Officer for final review. Once the analysis is finalized, it is reviewed and discussed by the Audit Committee. Senior management then makes the analysis available to our Board of Directors on a quarterly basis. The final analysis, including any input from the Audit Committee and full Board, is then reviewed and used by our internal audit function in its internal audit planning. In addition to the formal ERM program, each of the other Board committees is charged with identifying potential risks to the company during the course of their respective committee work. If a committee identifies a potential risk during the course of its work, the potential risk is to be raised to the Audit Committee and full Board for inclusion in the ERM program discussed above. Finally, our Board of Directors as a whole is updated throughout the year on specific risks and mitigating controls in the course of its review of our strategy and business plan and through reports to our Board of Directors by its respective committees and senior members of management.

Our Board of Directors believes that the processes it has established for overseeing risk would be effective under a variety of leadership frameworks and therefore do not materially affect its choice of leadership structure as described under “Board Leadership Structure” above.

Compensation Risk Assessment. Consistent with SEC disclosure requirements, in August 2016, we reviewed our compensation policies and practices to determine whether they encourage excessive risk taking. Although all compensation programs worldwide were reviewed, the focus was on the programs with variability of payout. Based on this comprehensive review, we concluded that our compensation programs do not create risks that are reasonably likely to have a material adverse effect on the company for the following reasons:

•	We believe our compensation programs appropriately balance short- and long-term incentives;

•	Our long-term incentive grants for senior management are allocated between stock options, RSUs and performance stock unit, or PSU, awards, which provide a balance of incentives;

•	Our long-term incentive awards generally are granted on an annual basis with long-term, overlapping vesting periods to motivate eligible recipients to focus on sustained stock price appreciation;

•	Cash and equity incentive plans contain a cap on the maximum payout;

•	The Compensation Committee generally retains authority to reduce the incentive plan payouts in its discretion;

•	In determining whether to exercise its authority to reduce cash incentive plan payouts, the Compensation Committee may consider qualitative factors beyond the quantitative financial metrics, including compliance and ethical behaviors;

•	Our long-term incentive awards are not reliant on just one performance measure and generally include a mix of sales and profitability targets to mitigate the risk of employees focusing exclusively on short-term top-line growth at the expense of sustained profitability;

•	Our Chief Executive Officer’s significant equity holdings help protect against short-term risk taking at the expense of long-term growth and stability;

•	Our executive stock ownership guidelines require that all of our senior executives hold a significant amount of our equity to further align their interests with stockholders over the long term, and all of our senior executives are in compliance with the guidelines;

•	We have a compensation recovery (clawback) policy applicable in the event an officer’s misconduct leads to an accounting restatement;

•	The Compensation Committee has retained an independent compensation consultant to provide objective advice and counsel to the Compensation Committee on matters related to the compensation of executive officers and directors, including best practices and governance issues;

•	The Compensation Committee annually reviews competitive benchmarking data in setting the pay mix targets and long-term incentive vehicles used to compensate executives; and

•	We do not permit hedging or short-sale transactions by executive officers or directors.

Committees

Our Board of Directors has standing Executive, Audit, Compensation and Governance Committees. The Governance Committee, among other things, performs functions similar to a nominating committee. The following table identifies the current members of each standing committee, its functions and the number of meetings held during fiscal 2016.

(1)   Mr. Massengill serves as Chairman of our Board of Directors and Mr. Lauer serves as our Lead Independent Director.

Executive Committee

The Executive Committee operates pursuant to a written charter that is available on our website under the Investor Relations section at investor.wdc.com. As described in further detail in the written charter of the Executive Committee, between meetings of our Board of Directors, the Executive Committee may exercise all of the powers of our Board of Directors (except those powers expressly reserved to our Board of Directors or to another committee by applicable law or the rules and regulations of the SEC or the NASDAQ Stock Market) in the management and direction of the business and conduct of the affairs of the company, subject to any specific directions given by our Board of Directors.

Audit Committee

Our Board of Directors has affirmatively determined that all members of the Audit Committee are independent as defined under the listing standards of the NASDAQ Stock Market and applicable rules of the SEC and all members are “audit committee financial experts” as defined by rules of the SEC.

The Audit Committee operates pursuant to a written charter that is available on our website under the Investor Relations section at investor.wdc.com. As described in further detail in the written charter of the Audit Committee, the key responsibilities of the Audit Committee include, among other functions: (1) sole responsibility for the appointment, compensation, retention, oversight, independence and annual evaluation of our independent accountants; (2) pre-approval of all auditing services and permissible non-auditing services to be performed by the independent accountants; (3) review and discussion with management and the independent accountants of our annual and quarterly financial statements prior to their filing or public distribution; (4) periodic review of the adequacy of our accounting and financial personnel resources; (5) periodic review and discussion of our internal control over financial reporting and review and discussion with our principal internal auditor of the scope and results of our internal audit program; (6) review and discussion of our policies with respect to risk assessment and risk management; and (7) oversight of our ethics and compliance program, including review of material legal proceedings, conflicts of interest and related-party transactions.

Compensation Committee

Committee Composition and Responsibilities. Our Board of Directors has affirmatively determined that all members of the Compensation Committee are independent as defined under the listing standards of the NASDAQ Stock Market. In making its independence determination for each member of the Compensation Committee, our Board of Directors also considered whether the director has a relationship with the company that is material to the director’s ability to be independent from management in connection with the duties of a compensation committee member.

The Compensation Committee operates pursuant to a written charter that is available on our website under the Investor Relations section at investor.wdc.com. As described in further detail in the written charter of the Compensation Committee, the Compensation Committee assists our Board of Directors in defining our executive compensation policy and in carrying out various responsibilities relating to the compensation of our executive officers and directors, including: (1) evaluating and approving compensation for the Chief Executive Officer and for all other executive officers; (2) reviewing and making recommendations to our Board of Directors regarding non-employee director compensation; (3) overseeing the development and administration of our incentive and equity-based compensation plans, including the short-term incentive program under the Incentive Compensation Plan, the 2004 Performance Incentive Plan, the Deferred Compensation Plan and the 2005 Employee Stock Purchase Plan; (4) reviewing and making recommendations to our Board of Directors regarding changes to our benefit plans that require the approval of our Board of Directors; and (5) periodically reviewing and approving any compensation recovery (clawback) policy or stock ownership guidelines applicable to our executive officers. The Compensation Committee is also responsible for reviewing and discussing with our management the “Compensation Discussion and Analysis” section included in this Proxy Statement, for determining whether to recommend to our Board of Directors that it be included in this Proxy Statement, and for preparing the Report of the Compensation Committee that sets forth the Compensation

Committee’s determination regarding the “Compensation Discussion and Analysis” section. The Compensation Committee charter authorizes the Compensation Committee to delegate any of its responsibilities to a subcommittee but the subcommittee must be comprised only of one or more members of the Compensation Committee. Under our equity award guidelines, however, the Compensation Committee may not delegate its authority to grant equity awards to any other committee, subcommittee or individual. The Compensation Committee has no current intention to delegate any of its other responsibilities to a subcommittee.

Role of Executive Officers in Administration of Compensation Program. While the Compensation Committee is responsible for approving all elements of compensation for our executive officers, certain of our executive officers and other employees assist the Compensation Committee in the administration of our executive compensation program, as explained in more detail in the “Compensation Discussion and Analysis” section under the heading “Role of Executive Officers.” No executive participates in any deliberations or decisions regarding his or her own compensation.

Relationship with Compensation Committee Consultant. The Compensation Committee’s practice has been to retain compensation consultants to provide objective advice and counsel to the Compensation Committee on all matters related to the compensation of executive officers and directors. For fiscal 2016, the Compensation Committee retained Mercer (US) Inc. (“Mercer”), a wholly owned subsidiary of Marsh & McLennan Companies, Inc. (“MMC”), as its compensation consultant, with Mercer attending all in-person meetings of the Compensation Committee held during the year. Mercer’s fees for executive compensation consulting in fiscal 2016 were approximately $787,427. A summary of the executive compensation services provided by Mercer during fiscal 2016 is included in the “Compensation Discussion and Analysis” section under the heading “Role of the Compensation Consultant.”

During fiscal 2016, Mercer and certain MMC affiliates were retained by company management to provide other services. The aggregate fees paid for the other services in fiscal 2016, either directly by the company or via commissions from third-party insurers, were approximately $3,336,325. This total includes compensation and benefits consulting services related to both the HGST integration and SanDisk acquisition that took place during fiscal 2016. This amount also represents ongoing work conducted by MMC affiliates related to welfare plan consulting, insurance brokerage, and actuarial and plan administration services with respect to the company’s general health and welfare benefit plans and programs. These services were approved by company management in the ordinary course of business. Since these other services were in the ordinary course of business, the Compensation Committee did not specifically approve such services, although the Compensation Committee is aware of these other services. As described in more detail in the “Compensation Discussion and Analysis,” Mercer and its affiliates have established and followed safeguards between the executive compensation consultants engaged by the Compensation Committee and the other MMC service providers to the company, which are designed to help ensure that the Compensation Committee’s executive compensation consultants continue to fulfill their role in providing objective, unbiased advice. In August 2016, the Compensation Committee assessed the independence of Mercer in accordance with applicable rules of the SEC and NASDAQ Stock Market. Taking the foregoing safeguards into account, the Compensation Committee concluded that the engagement did not raise any conflicts of interest during fiscal 2016 and currently does not raise any conflicts of interest.

Additional information concerning the Compensation Committee’s processes and procedures for consideration and determination of non-employee director compensation is included below under “Director Compensation.”

Governance Committee

Committee Composition and Responsibilities. Our Board of Directors has affirmatively determined that all members of the Governance Committee are independent as defined under the listing standards of the NASDAQ Stock Market. The Governance Committee, which (among other things) performs functions similar to a nominating committee, operates pursuant to a written charter that is available on our website under the Investor Relations section at investor.wdc.com. As described in further detail in the written charter of the Governance Committee, the key responsibilities of the Governance Committee include: (1) developing and recommending to our Board of Directors a set of corporate governance principles; (2) evaluating and recommending to our Board of Directors the size and composition of our Board of Directors and the size, composition and functions of the committees of our Board of Directors; (3) developing and recommending to our Board of Directors a set of criteria for membership; (4) identifying, evaluating, attracting, and recommending director candidates for membership on our Board of Directors, including directors for election at the annual meeting of stockholders; (5) making recommendations to our Board of Directors on such matters as the retirement age, tenure and resignation of directors; (6) managing our Board of Directors performance review process and reviewing the results with our Board of Directors on an annual basis; (7) overseeing the evaluation of the Chief Executive Officer by the Compensation Committee; (8) developing and overseeing the Chief Executive Officer succession planning process; and (9) reviewing and making recommendations to our Board of Directors regarding proposals of stockholders that relate to corporate governance.

Board Succession. Our Board of Directors is focused on ensuring it has individuals with the right skills and experience to exercise independent judgment in overseeing our business. The Governance Committee regularly evaluates the size and composition of our Board of Directors, giving consideration to evolving skills, perspective and experience needed on our Board of Directors to perform its governance role and provide oversight as the challenges facing our company change over time. The Governance Committee and our Board of Directors regularly consider succession plans for the members of our Board of Directors and its committees and committee chairs. The Governance Committee’s ongoing process reflects both a deliberate search for specific skills and experiences, as needed, as well as appropriate additions when high-caliber individuals become available.

Director Candidates. The Governance Committee is responsible for recommending candidates for membership on our Board of Directors, including nominees for election or reelection to our Board of Directors at each annual meeting of stockholders. The Governance Committee is authorized to use any methods it deems appropriate for identifying candidates for Board of Directors membership, including considering recommendations from incumbent directors and stockholders. The Governance Committee is authorized to engage the services of an outside search firm to identify suitable potential director candidates.

Once a list of potential candidates is collected, the Governance Committee evaluates the candidates through committee discussions, the assistance of a third party search firm and/or candidate interviews to identify the candidate(s) most likely to advance the interests of our stockholders. While the Governance Committee has no specific minimum qualifications in evaluating a director candidate, our Corporate Governance Guidelines set forth critical factors to be considered in selecting director nominees, which include: the nominee’s personal and professional ethics, integrity and values; the nominee’s intelligence, judgment, foresight, skills, experience (including understanding of marketing, finance, our technology and other elements relevant to the success of a company such as ours) and achievements, all of which the Governance Committee views in the context of the overall composition of our Board of Directors; the absence of any conflict of interest (whether due to a business or personal relationship) or legal impediment to, or restriction on, the nominee serving as a director; having a majority of independent directors on our Board of Directors; and representation of the long-term interests of the stockholders as a whole and a diversity of backgrounds and expertise which are most needed and beneficial to our Board of Directors and to Western Digital. While our Corporate Governance Guidelines do not prescribe specific diversity standards, the Governance Committee considers diversity in the context of our Board of Directors as a whole and takes into account the personal characteristics, experience and skills of current and prospective directors to ensure that a broad range of perspectives are represented on our Board of Directors. The Governance Committee and the entire Board of Directors conducts a review of the composition of our Board of Directors in light of the factors described above at least annually.

Stockholder Recommendations. A stockholder may recommend a director candidate to the Governance Committee by delivering a written notice to our Secretary at our principal executive offices and including the following in the notice: (1) the name and address of the stockholder as they appear on our books or other proof of share ownership; (2) the class and number of shares of our common stock beneficially owned by the stockholder as of the date the stockholder gives written notice; (3) a description of all arrangements or understandings between the stockholder and the director candidate and any other person(s) pursuant to which the recommendation or nomination is to be made by the stockholder; (4) the name, age, business address and residence address of the director candidate and a description of the director candidate’s business experience for at least the previous five years; (5) the principal occupation or employment of the director candidate; (6) the class and number of shares of our common stock beneficially owned by the director candidate; (7) the consent of the director candidate to serve as a member of our Board of Directors if elected; and (8) any other information required to be disclosed with respect to such director candidate in solicitations for proxies for the election of directors pursuant to applicable rules of the SEC. The Governance Committee may require additional information as it deems reasonably required to determine the eligibility of the director candidate to serve as a member of our Board of Directors.

The Governance Committee will evaluate director candidates recommended by stockholders for election to our Board of Directors in the same manner and using the same criteria as used for any other director candidate. If the Governance Committee determines that a stockholder-recommended candidate is suitable for membership on our Board of Directors, it will include the candidate in the pool of candidates to be considered for nomination upon the occurrence of the next vacancy on our Board of Directors or in connection with the next annual meeting of stockholders. Stockholders recommending candidates for consideration by our Board of Directors in connection with the next annual meeting of stockholders should submit their written recommendation no later than June 1 of the year of that meeting.

Stockholders who wish to nominate a person for election as a director in connection with an annual meeting of stockholders (as opposed to making a recommendation to the Governance Committee as described above) must deliver written notice to our Secretary in the manner described in Section 2.11 of our By-laws and within the time periods set forth under the section “Questions and Answers About the Proxy Materials and the Annual Meeting” above in response to the question, “May I propose actions for consideration at next year’s annual meeting or nominate individuals to serve as directors?”

Meetings and Attendance

During fiscal 2016, there were ten meetings of our Board of Directors, fifteen meetings of the Audit Committee, thirteen meetings of the Compensation Committee, four meetings of the Governance Committee and two meetings of the Executive Committee. Each of the directors attended 75% or more of the aggregate number of meetings of our Board of Directors and the committees of our Board of Directors on which he or she served during the period that he or she served in fiscal 2016.

Our Board of Directors strongly encourages each director to attend our annual meeting of stockholders. Seven of our directors standing for election at last year’s annual meeting of stockholders were in attendance.

Communicating with Directors

Our Board of Directors provides a process for stockholders to send communications to our Board of Directors or to individual directors or groups of directors. In addition, interested parties may communicate with our Chairman of the Board or Lead Independent Director (who presides over executive sessions of our independent directors) or with our independent directors as a group. Our Board of Directors recommends that stockholders and other interested parties initiate any communications with our Board of Directors (or individual directors or groups of directors) in writing. These communications should be sent by mail to the company’s Secretary at Western Digital Corporation, 3355 Michelson Drive, Suite 100, Irvine, California 92612. This centralized process will assist our Board of Directors in reviewing and responding to stockholder and interested party communications in an appropriate manner. The name of any specific intended Board of Directors recipient or recipients should be clearly noted in the communication (including whether the communication is intended only for our non-executive Chairman of the Board or for the non-management directors as a group). Our Board of Directors has instructed the Secretary to forward such correspondence only to the intended recipients; however, our Board of Directors has also instructed the Secretary, prior to forwarding any correspondence, to review such correspondence and not to forward any items deemed to be of a purely commercial or frivolous nature (such as spam) or otherwise obviously inappropriate for the intended recipient’s consideration. In such cases, the Secretary may forward some of the correspondence elsewhere within Western Digital for review and possible response.

DIRECTOR COMPENSATION

Executive Summary

We believe that it is important to attract and retain exceptional and experienced directors who understand our business, and to offer compensation opportunities that further align the interests of those directors with the interests of our stockholders. To that end, we established a compensation program for fiscal 2016 for our non-employee directors that consisted of a combination of:

•	annual and committee retainer fees; and

•	equity incentive awards in the form of RSUs.

We also permit directors to participate in our Deferred Compensation Plan. Any director who is employed by us is not entitled to additional compensation under our director compensation program for serving as a director.

Our Compensation Committee reviews our non-employee director compensation on at least a biannual basis and periodically reviews trends concerning director compensation. As part of this review, the Compensation Committee’s compensation consultant, Mercer, reviews and evaluates the competitiveness of our director compensation program in light of general director compensation trends and director compensation programs of the peer group companies we use to evaluate our executive compensation program, which are listed in the “Compensation Discussion and Analysis” section below. After receiving input from its compensation consultant, the Compensation Committee makes recommendations to the full Board of Directors regarding any changes in our non-employee director compensation program that the Compensation Committee determines are advisable. After reviewing this input, our Board of Directors determined it was appropriate not to make any compensation changes to our director compensation program for fiscal 2016.

Our director compensation program for fiscal 2016 is described in more detail in the tables and narrative that follow.

Director Compensation Table for Fiscal 2016

The table below summarizes the compensation for fiscal 2016 for each of our directors who is not our employee (referred to in this Proxy Statement as “non-employee directors”). Mr. Milligan was one of our named executive officers for fiscal 2016 and information regarding his compensation for fiscal 2016 is presented below in the “Fiscal Years 2014 — 2016 Summary Compensation Table” and the related explanatory tables. As our employee, Mr. Milligan did not receive any additional compensation for his services as a director during fiscal 2016.

	Fees Earned or Paid in Cash ($)(3)	Stock Awards ($)(4)	Option Awards ($)(5)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
Martin I. Cole	97,500	224,981	—	—	—	—	322,481
Kathleen A. Cote	95,000	224,981	—	—	—	—	319,981
Henry T. DeNero	115,000	224,981	—	—	—	—	339,981
Michael D. Lambert	110,000	224,981	—	—	—	—	334,981
Len J. Lauer	127,500	224,981	—	—	—	—	352,481
Matthew E. Massengill	175,000	274,954	—	—	—	—	449,954
Sanjay Mehrotra(1)	38,836	61,776	—	—	—	—	100,612
Thomas E. Pardun(2)	—	—	—	—	—	—	—
Paula A. Price	90,000	224,981	—	—	—	—	314,981

(1)	In connection with Mr. Mehrotra’s appointment to our Board of Directors on May 12, 2016, he received prorated cash fees in the amount of $38,836 and a prorated grant of 1,699 RSUs pursuant to our Non-Employee Director Restricted Stock Unit Grant Program. The grant date fair value of this RSU award was $61,776.

(2)	Mr. Pardun did not stand for reelection at the 2015 annual meeting of stockholders.

(3)	For a description of the fees earned by the non-employee directors during fiscal 2016, see the disclosure under “Fiscal 2016 Director Compensation Program” below.

(4)	The amounts shown reflect the aggregate grant date fair value of equity awards granted in fiscal 2016 computed in accordance with ASC 718. These amounts were calculated using the closing stock price of a share of our common stock on the date of grant (as determined for accounting purposes), multiplied by the number of units granted to each director. On November 4, 2015, each non-employee director at the time was automatically granted an award of 3,282 RSUs (4,011 RSUs for our Chairman of the Board) under our Non-Employee Director Restricted Stock Unit Grant Program. The grant date fair value of each of these awards, computed as noted above, was $224,981 ($274,954 for our Chairman of the Board). Our Non-Employee Director Restricted Stock Unit Grant Program is more fully described below under “Non-Employee Director Equity Awards.”

In addition, the following table presents the aggregate number of shares of our common stock covered by stock awards held by each of our non-employee directors on July 1, 2016:

Name	Aggregate Number of Unvested Restricted Stock Units	Aggregate Number of Deferred Stock Units(a)
Martin I. Cole	3,390	—
Kathleen A. Cote	3,390	29,188
Henry T. DeNero	3,390	50,858
Michael D. Lambert	3,390	—
Len J. Lauer	3,390	—
Matthew E. Massengill	4,143	—
Sanjay Mehrotra	1,715	—
Thomas E. Pardun	—	12,340
Paula A. Price	3,390	—

(a)	This amount consists of stock units (and corresponding dividend equivalents) that the director has elected to defer under our Deferred Compensation Plan pursuant to (i) our Non-Employee Directors Stock-for-Fees Plan in lieu of all or a portion of annual retainer or meeting fees earned by the director during the year of the election, and/or (ii) our Non-Employee Director Restricted Stock Unit Grant Program under our 2004 Performance Incentive Plan. The deferred stock units are fully vested and payable in an equivalent number of shares of our common stock on the payment date specified in accordance with the non-employee director’s deferral election. For a description of the Non-Employee Director Restricted Stock Unit Grant Program and the Deferred Compensation Plan, see “Fiscal 2016 Director Compensation Program” below. The Non-Employee Directors Stock-for-Fees Plan expired on December 31, 2012, and no new awards are permitted under that plan.

(5)	We terminated our Non-Employee Director Option Grant Program in fiscal 2013. Accordingly, no stock options were granted to non-employee directors in fiscal 2016. The following table presents the aggregate number of shares of our common stock covered by stock options granted in prior years and held by each of our non-employee directors on July 1, 2016:

	Aggregate Number of Securities Underlying Stock Options
Name	Vested and Exercisable (#)	Unvested (#)	Total (#)
Martin I. Cole	—	—	—
Kathleen A. Cote	8,530	—	8,530
Henry T. DeNero	7,024	—	7,024
Michael D. Lambert	12,605	—	12,605
Len J. Lauer	—	—	—
Matthew E. Massengill	2,164	—	2,164
Sanjay Mehrotra(a)	379,350	—	379,350
Thomas E. Pardun	14,048	—	14,048
Paula A. Price	—	—	—

(a)	Represents stock options granted to Mr. Mehrotra by SanDisk prior to the acquisition of SanDisk that were converted into stock options to acquire shares of our common stock pursuant to the terms of the merger agreement with SanDisk.

Fiscal 2016 Director Compensation Program

The following section describes the elements and other features of our director compensation program for fiscal 2016 for non-employee directors.

Non-Employee Director Fees

Annual Retainer and Committee Retainer Fees. The director retainer fees are payable based on Board of Directors and committee service from annual meeting to annual meeting and are paid in a lump sum immediately following the annual meeting marking the start of the year. Directors who are appointed to our Board of Directors during the year are paid a pro-rata amount of the annual director retainer fees based on service to be rendered for the remaining part of the year after appointment.

The following table sets forth the schedule of the annual retainer and committee membership fees for non-employee directors for fiscal 2016.

Type of Fee	Current Annual Fee
Annual Retainer	$75,000
Additional Lead Independent Director Retainer	$20,000
Additional Non-Executive Chairman of the Board Retainer	$100,000
Additional Committee Retainers
• Audit Committee	$15,000
• Compensation Committee	$12,500
• Governance Committee	$7,500
Additional Committee Chairman Retainers
• Audit Committee	$25,000
• Compensation Committee	$22,500
• Governance Committee	$12,500

If our Chairman of the Board is not one of our employees, the Chairman is entitled to the additional Non-Executive Chairman of the Board Retainer referred to above.

Non-employee directors do not receive a separate fee for each Board of Directors or committee meeting they attend. However, we reimburse our non-employee directors for reasonable out-of-pocket expenses incurred to attend each Board of Directors or committee meeting.

Non-Employee Director Equity Awards

Non-Employee Director Restricted Stock Unit Grant Program. Our Board of Directors has adopted a Non-Employee Director Restricted Stock Unit Grant Program under our 2004 Performance Incentive Plan. For fiscal 2016, the Non-Employee Director Restricted Stock Unit Grant Program provided that each of our non-employee directors automatically receive, immediately following each annual meeting of stockholders if he or she has been reelected as a director at that annual meeting, an award of RSUs equal in value to $225,000 (or, in the case of our non-employee director serving as Chairman of the Board, $275,000), based on the closing market value of an equivalent number of shares of our common stock on the grant date, rounded down to the nearest whole share. We award non-employee directors who are newly elected or appointed to our Board of Directors after the date of the annual meeting for a given year a prorated award of RSUs for that year. We also award members of our Board of Directors a prorated award of RSUs upon or as soon as practical after first becoming a non-employee director by virtue of retiring or otherwise ceasing to be employed by us after the annual meeting for a given year. The number of RSUs subject to this prorated award is equal to the following, rounded down to the nearest whole share: (i) the number of units subject to the immediately preceding annual unit award, divided by (ii) 365, multiplied by (iii) the number of days from the date such individual first becomes a non-employee director until the anticipated date for the immediately following annual meeting of stockholders. Each award of RSUs represents the right to receive an equivalent number of shares of our common stock on the applicable vesting date.

The RSUs granted in fiscal 2016 vest 100% upon the earlier of (i) the first anniversary of the grant date, or (ii) immediately prior to the first annual meeting of stockholders held after the grant date. If dividends are paid prior to the vesting and payment of any RSUs granted to our non-employee directors, the director is credited with additional RSUs as dividend equivalents that are subject to the same vesting requirements as the underlying RSUs.

Director Stock Ownership Guidelines. Under our director stock ownership guidelines, directors are prohibited from selling any shares of our common stock (other than in a same-day sale in connection with an option exercise to pay the exercise price of the option or to satisfy any applicable tax withholding obligations) unless they own “qualifying shares” with a market value of at least $375,000. Common stock, RSUs, deferred stock units and common stock beneficially owned by the director by virtue of being held in a trust, by a spouse or by the director’s minor children are considered qualifying shares for purposes of the stock ownership requirement. Shares the director has a right to acquire through the exercise of stock options (whether or not vested) are not counted towards the stock ownership requirement.

Deferred Compensation Plan for Non-Employee Directors

For each calendar year, we permit each non-employee director to defer payment of between a minimum of $2,000 and a maximum of 80% of any cash compensation to be paid to the director during the following calendar year in accordance with our Deferred Compensation Plan. We also permit non-employee directors to defer payment of any RSUs awarded under our Non-Employee Director Restricted Stock Unit Grant Program beyond the vesting date of the award. Restricted stock units and other amounts deferred in cash by a director are generally credited and payable in the same manner as amounts deferred by our executive officers and other participants in our Deferred Compensation Plan as further described below under the “Fiscal 2016 Non- Qualified Deferred Compensation Table.”

Subsequent Events

In August 2016, our Board of Directors approved the following changes in our non-employee director compensation program for fiscal 2017:

•	The additional annual retainer paid to our Lead Independent Director was increased from $20,000 to $30,000; and

•	The additional annual retainer for each Governance Committee member was increased from $7,500 to $10,000.

EXECUTIVE OFFICERS

Listed below are all of our executive officers, followed by a brief account of their business experience during the past five years. Executive officers are normally appointed annually by the Board of Directors at a meeting of the directors immediately following the annual meeting of stockholders. There are no family relationships among these officers nor any arrangements or understandings between any officer and any other person pursuant to which an officer was selected.

Name	Age	Position
Stephen D. Milligan	53	Chief Executive Officer
Michael D. Cordano	52	President and Chief Operating Officer
Mark P. Long	49	Executive Vice President, Chief Financial Officer and Chief Strategy Officer
Michael C. Ray	49	Executive Vice President, Chief Legal Officer and Secretary
Steven G. Campbell	61	Executive Vice President and Chief Technology Officer
Jacqueline M. DeMaria	54	Executive Vice President and Chief Human Resources Officer

Mr. Milligan was appointed Chief Executive Officer in January 2013. Biographical information regarding Mr. Milligan is set forth under “Proposal 1: Election of Directors” above.

Mr. Cordano joined us in March 2012 in connection with our acquisition of HGST. Mr. Cordano was appointed President and Chief Operating Officer in October 2015, having previously served as President of our HGST subsidiary from July 2012 to October 2015. Prior to that, Mr. Cordano served as HGST’s executive vice president, sales & marketing, and president, branded business, from April 2009 to March 2012. From February 2005 to April 2009, Mr. Cordano served as chief executive officer and co-founder of Fabrik, Inc., which was acquired by HGST in April 2009. From 1994 to February 2005, Mr. Cordano served in various roles of increasing responsibility at Maxtor Corporation, including as the executive vice president of worldwide sales and marketing from April 2001 until February 2005, where he formed and managed the branded products business unit.

Mr. Long was appointed as our Executive Vice President, Chief Financial Officer and Chief Strategy Officer on September 1, 2016, having previously served as our Executive Vice President, Finance and Chief Strategy Officer since July 2016. Prior to that, Mr. Long served as Executive Vice President and Chief Strategy Officer from August 2015 to July 2016, and as Executive Vice President, Strategy & Corporate Development from February 2013 to August 2015. From March 2012 to February 2013, he served in various consulting capacities for Western Digital. Prior to that, from July 2010 to March 2012, he served as senior vice president, strategy and corporate development at HGST, which was acquired by us in March 2012. From August 2005 to July 2010, he served as managing director of VisionPoint Capital, where he provided merger and acquisition and corporate finance services to a range of technology companies, including Fabrik, Inc., which was acquired by HGST in April 2009. Mr. Long previously served as a senior executive with both public and private venture- backed technology companies and was an investment banker with Credit Suisse First Boston and Deutsche Bank Securities. Among his duties as our Executive Vice President, Chief Financial Officer and Chief Strategy Officer, Mr. Long also leads Western Digital Capital, our wholly owned strategic investment fund.

Mr. Ray was appointed as our Executive Vice President, Chief Legal Officer and Secretary in November 2015, having previously served as Senior Vice President, General Counsel and Secretary from April 2011 to November 2015. From October 2010 to April 2011, Mr. Ray served as our Vice President, General Counsel and Secretary. From September 2000 to October 2010, Mr. Ray served in a number of positions in our legal department, ranging from Senior Counsel to Vice President, Legal Services. From September 1998 to September 2000, Mr. Ray served as corporate counsel for Wynn’s International, Inc. Prior to that, he served as a judicial clerk to the U.S. District Court, Central District of California and practiced law at O’Melveny & Myers LLP.

Mr. Campbell re-joined us in March 2012 in connection with our acquisition of HGST. Mr. Campbell was appointed as our Executive Vice President and Chief Technology Officer in November 2015. Mr. Campbell previously served as Chief Technology Officer of HGST, from March 2012 to November 2015, and as chief technology officer of HGST from January 2009 until our acquisition of HGST in March 2012. From July 2002 to September 2008, Mr. Campbell served as chief executive officer of Magnecomp International (later re-named as Innotek Limited). Prior to that, from October 2000 to May 2002, Mr. Campbell served as senior vice president for DataPlay. Mr. Campbell previously served in a variety of capacities with Hewlett Packard, Quantum Corporation and Western Digital, including as General Manager of Desktop Solutions, Senior Vice President of Engineering, Vice President of New Product Introduction and Chief Quality Officer of Western Digital.

Ms. DeMaria was appointed as our Executive Vice President and Chief Human Resources Officer in November 2015. She previously served as our Senior Vice President, Global Human Resources from November 2009 to November 2015, and as our Vice President, Human Resources from July 2005 to November 2009. Prior to that, Ms. DeMaria served as senior vice president, human resources, at Earth Tech from April 2004 to July 2005, chief people officer at Overture from January 2001 to April 2003, and vice president, human resources, at Mitsubishi Motors North America from October 1997 to December 2000. Before joining Mitsubishi, Ms. DeMaria held various senior human resources roles with Southern California Edison.

COMPENSATION DISCUSSION AND ANALYSIS

Compensation Discussion and Analysis Table of Contents

Our Named Executive Officers	27
Executive Summary	28
Our Executive Compensation Philosophy and Objectives	32
Analysis of Direct Compensation Allocation	32
Determination of Executive Compensation	33
Role of the Compensation Committee	33
Role of Executive Officers	33
Role of the Compensation Consultant	34
Comparative Market Data	35
Elements of Our Executive Compensation Program	36
Base Salary	38
STI Compensation	38
LTI Compensation	39
Executive Officer Compensation for Fiscal 2016	41
Base Salary	41
STI Compensation	42
LTI Compensation	45
Executive Departures	54
Other Features of our Executive Compensation Program	55
Perquisites; Relocation Expenses	55
Post-Employment Compensation	55
Other Executive Compensation Program Policies	57
Employment Agreement	57
Compensation Recovery Policy	57
Equity Grant and Ownership Guidelines and Policies	57
Internal Revenue Code Section 162(m)	58
Subsequent Events	58
Appointment of Mr. Long as Chief Financial Officer	58
Base Salary Level Adjustments	58
LTI Awards	59

Our Named Executive Officers

When we refer to our “named executive officers,” “executives” or “executive officers” in this section, we mean:

Stephen D. Milligan	Chief Executive Officer
Michael D. Cordano	President and Chief Operating Officer
Olivier C. Leonetti	Former Chief Financial Officer, who left the role effective as of September 1, 2016
Mark P. Long	Executive Vice President, Chief Financial Officer and Chief Strategy Officer, effective as of September 1, 2016, having previously served as our Executive Vice President, Finance and Chief Strategy Officer
James J. Murphy	Executive Vice President, who will depart from the company effective as of March 25, 2017, as further described herein
Michael C. Ray	Executive Vice President, Chief Legal Officer and Secretary

Under SEC rules, the individuals listed above are our named executive officers for fiscal 2016 and are listed below in the “Fiscal Years 2014 — 2016 Summary Compensation Table.”

Executive Summary

Business Highlights

We are a leading developer, manufacturer and provider of data storage devices and solutions that enable consumers, businesses, governments and other organizations to create, manage, experience and preserve digital content. Our broad portfolio of offerings addresses three categories: client devices, client solutions, and datacenter devices and solutions.

Managing our global business to provide long-term value for our stockholders requires a team of passionate, innovative, dedicated and experienced executives. Our overriding executive compensation philosophy is clear and consistent — we pay for performance. Our executives are accountable for the performance of the company and the operations they manage and are compensated primarily based on that performance. We believe that our executive compensation program contributes to a high-performance culture where executives are expected to deliver results that drive sustained profitable growth.

Fiscal 2016 was a transformative year for our company. We took significant steps to transform into a leading data storage devices and solutions company with global scale and extensive product and technology assets.

•	SanDisk Acquisition: In May 2016, we completed the acquisition of SanDisk, a global leader in flash storage solutions. This transformative acquisition aligned with our long-term strategy to be a broad- based, innovative leader in the storage industry, and it more than doubled our addressable market. The combination enables us to vertically integrate into non-volatile memory storage technologies, or NAND, providing long-term access to solid state technology at lower cost. It will also enable us to blend technologies and create enhanced storage solutions.

•	Subsidiary Integration: In October 2015, we received a decision from MOFCOM enabling us to integrate substantial portions of our HGST and WD subsidiaries following a “hold separate” restriction in connection with our acquisition of HGST in March 2012. The decision allowed us to create the opportunity to achieve significant efficiencies and synergies, as well as the benefits of being a unified entity with extensive technology capability and deeper patent and product portfolios.

•	Joint Venture: In November 2015, we announced an agreement to form a joint venture with our strategic partner, Unis, to market and sell our current data center storage systems in China and to develop data center storage solutions for the Chinese market. The joint venture is intended to combine Unis’ knowledge of the faster growing Chinese market with our storage solutions portfolio.

We also achieved solid financial performance in fiscal 2016, amidst the opportunities and challenges presented by these transformative events and a rapidly changing PC market.

•	Revenue: Fiscal 2016 revenue was $13 billion.

•	Net Income: Fiscal 2016 net income was $242 million, or $1.00 per share.

•	Cash Flow: We generated $2 billion in cash from operations and returned an aggregate of $524 million to stockholders in the form of dividends and stock repurchases.

The Compensation Committee took into consideration the transformative events affecting our company in fiscal 2016, which significantly increased the scale and scope of the operations led by our named executive officers. These transformative events provided an important context for our Compensation Committee’s decisions regarding executive pay, including our ability to retain, incentivize and reward our named executive officers during this critical time. As a result, the Compensation Committee determined to make certain compensation adjustments and grant performance-based compensation awards directly tied to the transformative events affecting our company, as further described below.

Promotions

Our Board of Directors approved expanded roles and promotions for key named executive officers that showed exceptional leadership in creating and executing on our company’s transformation. These promotions were intended to position our leadership team to most effectively drive growth and long-term value creation:

•	Mr. Cordano: Promoted to our President and Chief Operating Officer (previously served as President, HGST subsidiary)

•	Mr. Long: Promoted to our Chief Financial Officer in addition to his role as Executive Vice President and Chief Strategy Officer

•	Mr. Ray: Promoted to Executive Vice President, Chief Legal Officer and Secretary (previously served as Senior Vice President, General Counsel and Secretary)

Our management team is focused on successfully executing its integration plan, and the Compensation Committee believes it is important to establish incentive opportunities that drive timely, focused action toward this goal, as described in the “Key Compensation Actions” below.

Key Compensation Actions

We believe that executive officer compensation for fiscal 2016 was consistent with the objectives of our compensation philosophy and with our performance and strategic goals, as described above. The key compensation actions taken by the Compensation Committee in fiscal 2016 are summarized below.

•	Base Salary Adjustments. The Compensation Committee approved modest increases in the base salary levels of Mr. Cordano, from $700,000 to $725,000, Mr. Long, from $475,000 to $500,000, and Mr. Ray, from $475,000 to $500,000, to bring each executive’s compensation closer in line with our pay positioning strategy described below. The base salary levels for our remaining named executive officers did not change in fiscal 2016.

•	Short-Term Incentive Bonus Target Levels. The Compensation Committee approved modest increases in the target bonus levels of Mr. Cordano, from 110% to 125% of base salary, Mr. Long, from 85% to 100% of base salary, and Mr. Ray, from 75% to 85% of base salary, to incentivize each executive in light of his increased responsibilities in connection with our company’s transformative events during fiscal 2016, as well as bring each executive’s compensation closer in line with our pay positioning strategy described below. The target bonus levels for our remaining named executive officers did not change in fiscal 2016. The target bonus level under our short-term incentive program (“STI”) under our Incentive Compensation Plan for each performance period (generally, a semi-annual period) is expressed as a percentage of the executive’s base salary for that performance period.

•	STI Bonus Payments. For Messrs. Milligan, Cordano, Leonetti, Long and Ray for both the first and second halves of fiscal 2016, and for Mr. Murphy for the second half of fiscal 2016 only, these STI opportunities were earned based on achievement against pre-established adjusted earnings per share goals. For Mr. Murphy, no STI bonus opportunity was established for the first quarter of fiscal 2016, and his STI bonus opportunity for the second quarter of fiscal 2016 was earned based on achievement of pre-established adjusted operating income and operating expense reduction goals for our WD subsidiary.

◦	First half of fiscal 2016: Payouts under the STI were approved at 85% of the target level for Messrs. Milligan, Cordano, Leonetti, Long and Ray, and 221% of the quarterly target level for Mr. Murphy for the second quarter of fiscal 2016 (if Mr. Murphy had been granted a semi- annual STI bonus opportunity, the payout percentage would have averaged to 110.5%).

◦	Second half of fiscal 2016: No payouts were approved under the STI for any of our named executive officers.

•	Long-Term Incentive Awards.

◦	Annual LTI Awards for Named Executive Officers other than Mr. Long. In August 2015, the Compensation Committee approved the grant of long-term incentive awards, which we also refer to as “LTI” awards, to our named executive officers in the form of stock options, RSUs and PSUs based on pre-established grant guidelines that are annually reviewed by the Compensation Committee. The Compensation Committee approved awards at approximately the midpoint of the pre-established grant guidelines for Messrs. Milligan, Cordano, Leonetti and Murphy. The Compensation Committee approved awards above the midpoint for Mr. Ray primarily as a result of the Compensation Committee’s assessment of his increased responsibilities in connection with our company’s transformative events, overall individual performance, expected contributions to the company and compensation relative to the composite market data and our pay positioning strategy.

◦	LTI Award for Mr. Long. In lieu of an annual LTI award, the Compensation Committee approved a PSU award for Mr. Long intended to cover a performance period spanning six fiscal years. This award directly related to the SanDisk acquisition and other strategic initiatives described below. As such, stockholders had the opportunity to review Mr. Long’s LTI award as part of the advisory vote on compensation in connection with the SanDisk acquisition. Over 90% of our stockholders supported the advisory vote on compensation at the special meeting of stockholders relating to the SanDisk acquisition. The crediting, vesting and payout of Mr. Long’s PSU award are described herein.

◦	LTI Guideline Adjustments. In August 2015, the Compensation Committee approved an increase in Mr. Leonetti’s LTI guideline midpoint, from 350% to 400% of base salary, based on our pay positioning strategy. In November 2015, the Compensation Committee also approved an increase in the LTI guideline midpoint for Mr. Cordano, from 500% to 600%of base salary, in connection with his promotion to President and Chief Operating Officer, and for Mr. Ray, from 225% to 350% of base salary, in connection with his promotion to Executive Vice President, Chief Legal Officer and Secretary. These changes were intended to incentivize each executive in light of his increased responsibilities in connection with our company’s transformative events during fiscal 2016 and bring each executive’s compensation closer in line with the market median for his position based on composite market data as well as our pay positioning strategy described below.

◦	Integration PSU Grants. As we faced the task of a significant integration relating to the HGST acquisition, as well as rapidly changing market conditions, the Compensation Committee determined it was critically important to specifically focus our key leaders on integration efforts. Accordingly, the Compensation Committee approved a one-time grant of PSUs to Messrs. Cordano, Leonetti, Long, Murphy and Ray under an integration PSU program (“Integration PSUs”). The Integration PSU program is designed to incentivize critical talent throughout the company who we consider to be essential to achieve cost synergy objectives relating to our integration activities over a twenty-seven month period. Integration PSUs are subject to achievement of pre-established cost synergy and employee engagement milestones during two measurement periods covering the period October 2015 through December 2017. The cost synergy milestones relate to operating expense and cost savings targets to be achieved during the measurement periods. If the pre-established performance goals are achieved, the Integration PSUs will vest ratably on the second and third anniversaries of the grant date.

◦	Promotion Grants. In connection with their promotions, Messrs. Cordano and Ray each received a grant of stock options and RSUs in November 2015 in accordance with our LTI guidelines for promotions.

•	PSU Payouts for Fiscal Years 2015-2016. In 2014, the Compensation Committee approved the grant of PSU awards to Messrs. Milligan and Leonetti with a performance period of fiscal 2015 and 2016. In July 2016, the Compensation Committee approved a payout under the two-year PSU awards granted to Messrs. Milligan and Leonetti at 92.7% of the target number of shares based on achievement against pre-established cumulative revenue and operating income goals over fiscal 2015 and 2016.

Effective Corporate Governance Reinforces our Executive Compensation Program

We believe that our executive compensation governance practices also help to drive performance and align with our stockholders’ long-term interests.

☑ What We Do

✓	Pay for performance by requiring that a substantial portion of our executives’ compensation be earned based on performance goals
✓	Use a mix of performance measures, cash bonus opportunities and equity award vehicles to balance short- and long-term incentives
✓	Cap maximum payout levels under performance-based and incentive awards
✓	Authorize the Compensation Committee to reduce payouts for performance-based and incentive awards in its discretion
✓	Review tally sheets when making compensation determinations
✓	Maintain executive share ownership guidelines
✓	Maintain a compensation recovery (clawback) policy applicable in the event an officer’s misconduct leads to an accounting restatement
✓	Provide limited and modest perquisites
✓	Require that stock option grants have exercise prices equal to the closing price of our stock on the date of grant of the award

☒  What We Don’t Do

✗	No tax gross-up payments in connection with severance or change in control pay
✗	No automatic vesting of equity awards on a change in control
✗	No repricing of stock options without stockholder approval (other than certain equitable adjustments permitted under our equity incentive plans)
✗	No hedging or short-sale transactions by executive officers or directors
✗	No dividends on awards that have not vested (or, with respect to performance-based awards, have not been earned)

Consideration of Say-on-Pay Advisory Vote and Stockholder Outreach Efforts

At our 2015 annual meeting of stockholders, more than 94% of the votes cast on the advisory Say-on-Pay proposal indicated approval of the fiscal 2015 compensation of our named executive officers. The Compensation Committee believes that the vote outcome is an indication that stockholders generally approve of the structure of our executive compensation program. In addition, during fiscal 2016, the company reached out to institutional stockholders in the context of the special meeting of stockholders relating to the SanDisk acquisition. Further, in fiscal 2017, our Chairman and Lead Independent Director participated, along with members of management, in our stockholder outreach program. In light of the 2015 advisory Say-on-Pay vote results, as well as direct feedback received from stockholders during the company’s stockholder outreach efforts, the Compensation Committee determined it was appropriate to structure our executive compensation program for fiscal 2016 in a manner generally similar to the program in place for fiscal 2015, with certain key changes described in this Compensation Discussion and Analysis aimed at the transformative events occurring in fiscal 2016 and our strategic plan. Stockholders will have an opportunity annually to cast an advisory vote in connection with named executive officer compensation.

Our Executive Compensation Philosophy and Objectives

Our compensation philosophy for our executive officers is based on the belief that the interests of our executives should be closely aligned with our long-term performance and return to our stockholders. To support this philosophy, a large portion of each executive officer’s compensation is placed “at risk” and linked to the accomplishment of specific financial or operational goals that we expect will lead to increased long-term value for our stockholders.

Our compensation policies and programs are designed to:

•	attract, develop, reward and retain highly qualified and talented individuals;

•	motivate executives to improve the overall performance and profitability of our company as well as the business group for which each executive is responsible, and reward executives when specific measurable results have been achieved;

•	encourage accountability by giving the Compensation Committee flexibility to take each executive’s individual contribution and performance into account in determining salaries and incentive awards;

•	tie incentive awards to financial and non-financial metrics that we believe drive the performance of the company over the long term to further reinforce the linkage between the interests of our stockholders and our executives; and

•	help ensure compensation levels are both externally competitive and internally equitable.

Analysis of Direct Compensation Allocation

The Compensation Committee does not use a specific formula for allocating total direct compensation between variable and fixed compensation, between annual and long-term compensation or between cash and non-cash compensation. However, the Compensation Committee believes that a substantial portion of total direct compensation should be at-risk compensation (with the percentage of the executive’s compensation that is at risk increasing as the executive’s responsibility increases). The Compensation Committee believes that this philosophy assists in achieving the compensation objectives of motivating executives to improve our overall performance over the long term, encouraging accountability and better linking the interests of our stockholders with those of our executives.

As illustrated in the charts below, approximately 90% of Mr. Milligan’s target total direct compensation for fiscal 2016, and approximately 85% (on average) of our other named executive officers’ target total direct compensation for fiscal 2016, was “at risk” in that it was variable and based on our stock price performance and achievement of other specified financial and strategic performance goals. We use “target total direct compensation” to mean the executive’s base salary for fiscal 2016, semi-annual incentive compensation target bonus opportunity for fiscal 2016 and LTI compensation grant at midpoint of fiscal 2016 grant guidelines, as discussed below.

Chief Executive Officer Pay Mix	Named Executive Officer Average Pay Mix

Determination of Executive Compensation

Role of the Compensation Committee

Our executive compensation program is administered by our Compensation Committee. The Compensation Committee is responsible for approving all elements of compensation for our executive officers. The Compensation Committee generally reviews the performance and compensation of our executive officers on an annual basis and at the time of hiring, promotion or other change in responsibilities. The Compensation Committee’s annual review typically occurs near the beginning of each fiscal year, with the review for fiscal 2016 compensation commencing in August 2015 and continuing during the Compensation Committee’s meeting in September 2015.

Except as otherwise noted in this Compensation Discussion and Analysis, the Compensation Committee’s executive compensation decisions are subjective and the result of the Compensation Committee’s business judgment. The Compensation Committee’s business judgment is informed by the experiences of the Compensation Committee members as well as input from Mercer, its independent compensation consultant. In addition, in setting the compensation for our executives, the Compensation Committee generally considers a variety of factors, with no one factor being determinative or carrying a specified weight. These factors include our target pay positioning strategy (described below), all elements of compensation, our compensation philosophy and objectives and a subjective evaluation of other relevant facts and circumstances, including the following:

•	the executive’s experience, performance and judgment;

•	survey and peer company market data prepared by the Compensation Committee’s independent compensation consultant, as explained in more detail below;

•	for executives other than the Chief Executive Officer, the Chief Executive Officer’s recommendations;

•	internal pay equity;

•	tally sheets;

•	succession planning and retention objectives;

•	past and expected future contributions of the executive; and

•	current company and general economic conditions.

Role of Executive Officers

While no executive participates in any discussions or decisions regarding his or her own compensation, certain of our executive officers and other employees assist the Compensation Committee in the administration of our executive compensation process. Our Chief Executive Officer works with our Chief Human Resources Officer in reviewing the performance of the other named executive officers and developing recommendations to the Compensation Committee regarding the base salaries, bonuses, equity awards and other incentive compensation to these executives for consideration by the Compensation Committee at its annual review. While the Compensation Committee considers these recommendations, the Compensation Committee is solely responsible for making the final decision regarding the compensation of our executive officers.

Our Chief Human Resources Officer or her designee also may provide internal and external compensation data to the Compensation Committee and Mercer. Our Chief Financial Officer or his designee may provide input to the Compensation Committee on the financial targets for our performance-based compensation programs and may present data regarding the impact of compensation programs on our financial statements. Our Chief Legal Officer or his designee generally assesses and advises the Compensation Committee regarding legal implications or considerations involving our compensation program.

The Compensation Committee alone is charged with approving the compensation of our Chief Executive Officer, although in determining the Chief Executive Officer’s compensation, the Compensation Committee confers with the Governance Committee, which evaluates the Chief Executive Officer’s performance. Our Chief Executive Officer does not participate in deliberations or decisions concerning his own compensation.

Role of the Compensation Consultant

The Compensation Committee’s practice has been to retain a compensation consultant to provide objective advice and counsel to the Compensation Committee on matters related to the compensation of our executive officers and our compensation programs generally. Mercer has been retained by the Compensation Committee as its compensation consultant. The Compensation Committee’s relationship with Mercer is reviewed annually and was continued in fiscal 2016. Mercer attended all in-person meetings of the Compensation Committee held during fiscal 2016. Mercer’s responsibilities for fiscal 2016 generally included:

•	providing recommendations regarding the composition of our peer group (described below);

•	gathering and analyzing publicly available data for the peer group;

•	analyzing pay survey data;

•	providing advice regarding executive compensation practices and trends, including proxy advisory firms’ evolving positions on executive pay;

•	reviewing and advising on director compensation;

•	reviewing and advising on the structure and design of, including the performance measures to be used in, bonus and incentive plans;

•	reviewing and advising on management recommendations regarding target bonus levels, actual bonuses paid and the design and size of equity awards for our executive officers;

•	reviewing and advising on management recommendations regarding the global equity program; and

•	advising on the Compensation Committee’s charter.

Mercer communicates regularly with management to gather information and review management proposals but is retained by and reports directly to the Compensation Committee. During fiscal 2016, certain affiliates of MMC, the parent company of Mercer, also provided welfare plan consulting, insurance brokerage, and actuarial and plan administration services to the company with respect to the company’s general employee benefit plans and programs, as explained in more detail in the section above entitled “Corporate Governance — Committees — Compensation Committee.” However, MMC and its affiliates committed to establish and follow safeguards between the executive compensation consultants engaged by the Compensation Committee and the other service providers to the company. Specifically, Mercer provided to the Compensation Committee an annual update on Mercer’s financial relationship with the company, as well as written assurances that, within the MMC organization, the Mercer consultants who perform executive compensation services for the Compensation Committee have a reporting relationship and compensation determined separately from MMC’s other lines of business and from its other work for the company. These safeguards were designed to help ensure that the Compensation Committee’s executive compensation consultants continued to fulfill their role in providing objective, unbiased advice. In addition, in August 2016, the Compensation Committee has assessed Mercer’s independence pursuant to applicable SEC and NASDAQ rules. Taking the foregoing safeguards into account, the Compensation Committee concluded that the engagement did not raise any conflicts of interest during fiscal 2016 and currently does not raise any conflicts of interest.

Comparative Market Data

To assist the Compensation Committee during its annual review of the competitiveness of compensation levels and the appropriate mix of compensation elements to our executive officers, Mercer uses comparative market data on compensation practices and programs and provides guidance on industry practices. The Compensation Committee, with guidance from Mercer and input from management, determines the composition of our peer group and reevaluates this group on an annual basis. In February 2015, the Compensation Committee determined that no changes would be made to our peer group for the fiscal 2016 annual compensation review. Accordingly, the peer group for fiscal 2016 was the same as used for these purposes for fiscal 2015 and consists of 14 U.S.-based technology companies with size (primarily based on revenue) and business characteristics that we believe are comparable to us and who compete with us for executive talent. Most of the companies included in our fiscal 2016 peer group are, like us, included in the Dow Jones US Technology, Hardware & Equipment Index, which the company has selected as the industry index for purposes of the stock performance graph appearing in our Annual Report for fiscal 2016. Below is a list of the companies in our peer group for fiscal 2016:

Fiscal 2016 Peer Group Companies

	Revenue(2)	Market Value(3)	Employees(4)
	($MM)	($MM)
Advanced Micro Devices, Inc.	$3,878	$5,883	9,139
Applied Materials Inc.	$9,896	$32,254	15,500
Broadcom Limited(1)	$8,484	$33,294	10,650
Cisco Systems, Inc.	$49,247	$158,269	71,833
EMC Corporation	$24,586	$56,729	72,000
Intel Corporation	$56,614	$169,688	107,300
Micron Technology Inc.	$12,782	$17,100	31,800
NetApp Inc.	$5,505	$9,720	12,030
Qualcomm Inc.	$22,826	$92,902	33,000
SanDisk Corporation(1)	$5,598	$15,460	8,790
Seagate Technology	$11,160	$10,074	45,500
TE Connectivity	$11,890	$22,657	72,000
Texas Instruments Incorporated	$12,899	$69,773	29,977
Xerox Corporation	$17,768	$9,981	143,600
75th Percentile	$21,562	$69,773	72,000
50th Percentile	$12,336	$22,657	31,800
25th Percentile	$8,837	$10,074	12,030
Western Digital Corporation	$12,994	$13,254	72,878

(1)	In February 2016, the Compensation Committee approved the following changes to our peer group for fiscal 2017: Broadcom was removed from the peer group due to its acquisition by Avago Technologies, and SanDisk was removed from the peer group due to the acquisition of SanDisk by our subsidiary, Western Digital Technologies, Inc. Four companies were added to the peer group for fiscal 2017 based on revenue and industry focus: Flextronics International, Corning Inc., NCR Corp., and Motorola Solutions Inc. The most recently reported trailing four quarter revenue as of the June 30, 2016 quarter for these four companies was $24.7 billion, $8.9 billion, $6.4 billion, and $5.7 billion, respectively, based on public data available through quarterly and annual reports filed by each company with the SEC.

(2)	Represents the most recent four quarters of revenue as of the June 30, 2016 quarter for which public data was available through quarterly and annual reports filed by each company with the SEC. For Broadcom Limited and SanDisk, represents revenue based on data that was publicly available as of the date each such company’s shares ceased to be publicly traded.

(3)	Market value as of June 30, 2016 based on publicly traded common stock prices. For Broadcom Limited and SanDisk, represents market value based on the common stock price as of the date each such company’s shares ceased to be publicly traded.

(4)	Number of employees as disclosed in the most recent Form 10-K filed with the SEC as of August 31, 2016.

The company’s revenue approximates the 62nd percentile of the peer group. Peer group compensation data is taken from each company’s most recent proxy statement and other SEC filings.

For fiscal 2016, market data was also collected from the Radford Executive Survey, an independent published survey.

The survey data was filtered for high-technology companies (where such data was not available, the survey was filtered for durable manufacturing companies or general industry), and adjusted to screen for companies with revenue levels comparable to ours. In reviewing this market data, the Compensation Committee did not focus on any particular company used in the survey (other than the peer companies noted above). For individuals who were executive officers at the time of the annual review, the survey data and the peer group data were averaged (with the survey and peer group data weighted equally) to create what we refer to in this section as “composite market data.” The composite market data, along with our target pay positioning strategy outlined below, provided the Compensation Committee a reference point, which was one of several factors (as described above) that it used to make subjective compensation decisions during its fiscal 2016 annual compensation review.

Elements of Our Executive Compensation Program

Our current executive compensation program consists of several elements. The following chart briefly summarizes the general characteristics of each element of direct compensation, the compensation objectives we believe the element helps us achieve and the Compensation Committee’s target pay positioning for such element based on the relevant composite market data. Actual pay for individual executive officers can and does vary from our target pay positioning based on circumstances the Compensation Committee considers appropriate, including, without limitation, to attract or retain critical talent and incentive and reward an executive’s expected future performance and contributions to the company. As outlined below, we position base pay conservatively against the market, but position short and long-term incentives based on achievement of what we believe are more aggressive goals. We also believe this emphasis on variable compensation is aligned with our focus on operating excellence, allowing our compensation expense to flex up or down more significantly depending on company performance. While actual pay positioning varies by executive from below median to above median, we believe that our broad positioning strategy is necessary to provide the Committee with the flexibility it needs to attract, retain and motivate a talented and seasoned executive team.

Element of Direct Compensation	Characteristics	Purpose	Target Pay Positioning
Base Salary	✓ Fixed component. ✓ Annually reviewed by Compensation Committee and adjusted, if and when appropriate.	✓ To attract, develop and retain highly-qualified executive talent and to maintain a stable management team. ✓ To compensate executives for sustained individual performance.	Generally targeted at the median based on composite market data.
STI Compensation	✓ Performance-based short-term cash bonus opportunity (typically semi-annual). ✓ Payable based on level of achievement of Compensation Committee-approved company performance goals.

✓    To motivate executives to drive overall performance and encourage accountability by rewarding achievement of specific performance goals.

✓    To provide focus on, and reward achievement of, near-term financial objectives.

✓    To attract, develop and retain highly-qualified executive talent.

Targeted at a level such that, when added to base salary, target total annual cash compensation is between the median and the 75th percentile based on composite market data.
LTI Compensation

✓    Includes a significant performance-based component.

✓    Generally granted annually in the form of a combination of stock options, RSUs and PSUs.

✓    Amounts actually realized under awards will vary based on stock price appreciation and, in the case of performance-vesting awards, performance relative to Compensation Committee-approved performance goals.

✓    To create direct alignment with stockholder interests.

✓    To provide focus on long-term value creation and multi-year financial objectives through achievement of specific performance goals.

✓    To allow executives to share in value creation.

✓    To attract, develop, reward and retain highly-qualified executive talent.

Targeted at a level such that, when added to target total annual cash compensation, target total direct compensation is between the median and the 75th percentile based on composite market data.

In addition to these elements of our direct compensation program, we also provide executives with relatively limited and modest perquisites and certain other indirect benefits, including participation in certain post-employment compensation arrangements. For a description of these other features of our compensation program, please refer to the section below entitled “Other Features of our Executive Compensation Program.”

The following sections describe each element of our direct compensation program in more detail.

Base Salary

Executive officers are paid a base salary that the Compensation Committee believes is competitive to attract highly-qualified executive talent and to maintain a stable management team. Base salaries are generally reviewed by the Compensation Committee as part of its annual compensation review and at the time of hiring, a promotion or other change in responsibilities. Base salary levels for our executive officers are determined by the Compensation Committee after considering our pay positioning strategy and a subjective evaluation of such factors as the competitive environment, our financial performance, the executive’s experience level and scope of responsibility, and the overall need and desire to retain the executive in light of current performance, expected future performance, future potential and the overall contribution of the executive. The Compensation Committee exercises its judgment based on all of these factors in making its decisions. No specific formula is applied to determine the weight of each criterion.

STI Compensation

Our STI formally links cash bonuses for executive officers and other participating employees to our semi-annual financial performance. We believe that the STI is a valuable component of our overall compensation program because it assists us in achieving our compensation objective of motivating our executives to achieve, in a consistent, regular manner, financial goals that help to drive our overall annual financial performance during the course of the fiscal year. The short-term focus of the STI provides balance to the long-term emphasis of our annual LTI program, although we believe that it is appropriate to keep a long-term focus and accordingly weight our annual LTI program more heavily than our STI program in each executive’s target total direct compensation opportunity. In addition, the six-month performance period under our STI program reinforces our focus on strong operational execution. In addition, setting goals on a six-month basis allows us to more aggressively recalibrate goals in the face of industry dynamics that unfold over the course of a year. In many instances, this can lead to more aggressive goal-setting than might otherwise be the case if goals are adjusted for industry dynamics over an annual period. The STI also encourages accountability by rewarding executives based both on the actual financial performance achieved as well as a subjective evaluation by the Compensation Committee of other discretionary factors such as individual and business group performance.

The Compensation Committee establishes target bonus opportunities under the STI for each executive officer that are expressed as a percentage of each executive’s base salary for the performance period, which is typically a semi-annual period. In establishing these target bonus opportunities, the Compensation Committee refers to our target pay positioning strategy for short-term incentives and its own subjective evaluation of the executive’s position and responsibility.

Shortly after the start of each performance period, the Compensation Committee establishes STI achievement levels of specific operating and/or financial performance goals that correspond to payout opportunities that range from 0% to 200% of the target bonus opportunity for executive officers for a semi-annual performance period. At the end of the applicable performance period, the Compensation Committee determines the STI achievement level for executive officers based upon our performance against the goals established for the period. The achievement rate ranges from a threshold of 80% to a maximum of 126% of achievement. If performance results in an achievement rate that is less than 80%, no bonus is payable under the STI with respect to that performance goal. The Compensation Committee may adjust the achievement rate percentage (subject to a cap of 200% for each semi-annual performance period) based upon the recommendation of the Chief Executive Officer (other than with respect to the Chief Executive Officer’s bonus) and/or a subjective evaluation of the company’s performance as well as changes in the business and industry that occur during the performance period and how well we and our executive officers were able to adapt to those changes. The STI achievement rate, as adjusted by the Compensation Committee, determines the overall funding level for bonus payments to our executives for the applicable performance period.

The STI achievement rate for each semi-annual performance period corresponds to the STI payout rate using the following leverage curve. The leverage curve is designed to reward higher achievement of performance, with a lower achievement rate resulting in a decline in the payout rate or no payout, while an achievement rate above target results in a larger increase in the payout rate, subject to the 200% cap on the payout rate for the semi-annual performance period. As described below, Mr. Murphy did not participate in the semi-annual STI bonus opportunity for the first half of fiscal 2016, and the Compensation Committee established a separate quarterly bonus opportunity for Mr. Murphy for the second quarter of fiscal 2016.

Actual bonus amounts to the executive officers for each performance period under the STI typically are calculated by multiplying the executive’s target semi-annual bonus opportunity by the STI payout rate percentage approved by the Compensation Committee based on achievement of the applicable performance metrics, subject to any individual adjustment approved by the Compensation Committee in its sole discretion based upon a subjective evaluation of the executive’s individual and business group performance.

LTI Compensation

A substantial portion of each named executive officer’s compensation is comprised of long-term equity-based incentive compensation. Regular annual LTI awards, with long-term financial performance goals and vesting schedules, help link the officer’s interests with the long-term interests of our stockholders.

Annual LTI Award Program.

Under our annual LTI program, a combination of stock options, RSUs and PSUs are generally granted on an annual basis to our executive officers. The Compensation Committee has established annual LTI grant guidelines for the grant date fair value (as determined for purposes of financial reporting) of the annual LTI awards granted to each of our executive officers in a particular fiscal year, which are based on the individual’s position level and our pay positioning strategy and are expressed as a percentage range of the individual’s annual base salary level. The annual LTI grant guidelines are reviewed and approved by the Compensation Committee during its annual compensation review after review of the composite market data and consultation with Mercer and management.

In fiscal 2016, the Compensation Committee approved increasing Mr. Leonetti’s annual LTI grant guideline midpoint from 350% to 400% of his base salary after reviewing composite market data for his position and to better align with our pay positioning strategy. In addition, the Compensation Committee approved increasing Mr. Cordano’s annual LTI guideline midpoint from 500% to 600% in connection with his promotion to President and Chief Operating Officer, and Mr. Ray’s annual LTI guideline midpoint from 225% to 350% in connection with his promotion to Executive Vice President, Chief Legal Officer and Secretary, both to better align with our pay positioning strategy and consistent with composite market data for each executive officer’s new role. These adjustments were also intended to incentivize each executive in light of his increased responsibilities in connection with our company’s transformative events during fiscal 2016.

The following table presents the fiscal 2016 annual LTI grant guidelines for our named executive officers with respect to the grants made in August 2015:

Position	Annual LTI Grant Guideline As % of Base Salary
Chief Executive Officer	600% - 1,000%
President and Chief Operating Officer(1)	400% - 600%
Chief Financial Officer	300% - 500%
Executive Vice Presidents	200% - 500%
Senior Vice Presidents(1)	100% - 350%

(1)	The annual LTI grants for Mr. Cordano and Mr. Ray were made in August 2015, prior to the increases in their respective annual LTI guideline midpoints in November 2015 in connection with their promotions, and therefore, the grants were based on their prior midpoints of 500% and 225%, respectively. The prior annual LTI grant guidelines are reflected in the foregoing table.

These LTI ranges provide a guideline for the Compensation Committee when determining the grant value of the awards to each executive under the annual LTI program. In determining the actual grants made to each executive, the Compensation Committee also considers our target pay positioning strategy, the recommendation of our Chief Executive Officer (other than for the Chief Executive Officer’s annual LTI award), the current compensation package and the value of unvested equity awards, as well as a subjective evaluation of the executive’s individual performance, current responsibilities, expected future contributions and value to the company. No specific formula is applied to determine the weight of each criterion.

Once the grant values for these executives are determined, the Compensation Committee determines the appropriate allocation of the grant value among our LTI award types. The following table explains in more detail the award types we used in fiscal 2016 and how they help accomplish our compensation objectives.

Element of Annual LTI Program	Characteristics	Vesting	Purpose
Stock Options	Granted with an exercise price equal to the closing price of our common stock on the NASDAQ Stock Market on the date of grant.	Generally vest in periodic installments over a four-year period, contingent upon continued employment.	Inherently performance-based by providing value only if our stock price increases over time after the grant of an award. Motivate executives to contribute to long-term growth and profitability of the company thereby creating value for stockholders. Serve as a retention incentive.

Element of Annual LTI Program	Characteristics	Vesting	Purpose
RSUs	Represent the right to receive shares at the time the award vests. Value of RSUs fluctuates as the value of our common stock increases or decreases.	Primarily vest over a 3-year period, contingent upon continued employment.	Help align executives’ interests with those of our stockholders. Serve as a retention incentive.
PSUs	Represent right to receive a number of shares that can vary from 0% to 200% or 300% of the target level based on achievement of certain performance milestones approved by the Compensation Committee, as further described below.	LTI PSUs vest over a two-year period. Mr. Long’s PSU award vests over a three-year period upon determination of the achievement of the performance goal. Integration PSUs vest over a three-year period.	Focus executives on the achievement of key financial operating and strategic objectives over a multi-year period. Help align executives’ interests with those of our stockholders. Serve as a retention incentive.

Additional LTI Awards.

In addition to our annual LTI award program, special LTI cash and/or equity awards outside of our annual LTI program may be granted from time to time to achieve specific objectives. For example, in fiscal 2016, the Compensation Committee granted Integration PSU awards to certain of our named executive officers, as further described below.

Executive Officer Compensation for Fiscal 2016

Base Salary

For fiscal 2016, the Compensation Committee reviewed the base salary levels for our executive officers during its annual review in August 2015 and again in November 2015 in connection with executive officer promotions. The Compensation Committee approved an increase in the base salary level of Mr. Cordano, from $700,000 to $725,000, Mr. Ray, from $475,000 to $500,000, and Mr. Long, from $475,000 to $500,000.

After a review of the relevant composite market data and in light of Mr. Cordano’s promotion to President and Chief Operating Officer and Mr. Ray’s promotion to Executive Vice President, Chief Legal Officer and Secretary, the Compensation Committee approved these modest increases to better align the executives’ base salaries with the market median for their new roles. The Compensation Committee also determined to increase Mr. Long’s base salary in light of his increased responsibilities relating to our strategic initiatives, including the acquisition of SanDisk. The Compensation Committee also believed that the existing base salary levels for Messrs. Milligan, Leonetti and Murphy continued to be appropriate, and as a result, did not change their base salary levels during fiscal 2016.

Each named executive officer’s base salary level for fiscal 2016 is reflected below:

Named Executive Officer	Base Salary Level	Change from Fiscal 2015
Mr. Milligan	$1,050,000	•
Mr. Cordano	$725,000	+ $25,000 (3.6%)
Mr. Leonetti	$500,000	•
Mr. Long	$500,000	+ $25,000 (5.3%)
Mr. Murphy	$625,000	•
Mr. Ray	$500,000	+ $25,000 (5.3%)

STI Compensation

Target Bonus Level Opportunities.

In its fiscal 2016 review for the named executive officers, the Compensation Committee approved an increase in the target bonus levels of Mr. Cordano, from 110% to 125% of base salary in connection with his promotion, Mr. Ray from 75% to 85% of base salary in connection with his promotion, and Mr. Long, from 85% to 100% of base salary in connection with his increased responsibilities relative to our strategic transactions. In each case, the increases were intended to incentivize each executive in light of his increased responsibilities in connection with our company’s transformative events during fiscal 2016 and bring each executive’s compensation closer in line with our pay positioning strategy. The Compensation Committee concluded that the target bonus levels for our remaining named executive officers were within a reasonable range of our stated pay positioning strategy and, as a result, no adjustments were made to the target bonus levels for our remaining named executive officers.

Each named executive officer’s annual target bonus opportunity for fiscal 2016 is reflected below:

Named Executive Officer	Annual Target Bonus Opportunity (as Percentage of Base Salary)	Change from Fiscal 2015
Mr. Milligan	150%	•
Mr. Cordano(1)	125%	+ 15%
Mr. Leonetti	100%	•
Mr. Long(1)	100%	+ 15%
Mr. Murphy	110%	•
Mr. Ray(1)	85%	+ 10%

(1)	The changes to the annual target bonus opportunities for Messrs. Cordano, Long and Ray became effective for the STI bonus opportunity for the second half of fiscal 2016.

STI Performance Goals.

For both the first and second halves of fiscal 2016, the Compensation Committee selected adjusted earnings per share as the financial measure for Messrs. Milligan, Cordano, Leonetti, Long and Ray under the STI because it believed that adjusted earnings per share is an appropriate holistic metric for corporate-level executives in order to measure the level of the company’s overall short-term performance. Following Mr. Cordano’s promotion to our President and Chief Operating Officer, the Compensation Committee determined that it would be appropriate to use a corporate-level adjusted earnings per share financial measure for Mr. Cordano for fiscal 2016, rather than the subsidiary-level financial measure previously selected for him in fiscal 2015, when he served as President of our HGST subsidiary.

For fiscal 2016, the Compensation Committee provided that adjusted earnings per share was calculated as earnings per share under generally accepted accounting principles (“GAAP”), adjusted to exclude certain material, non-recurring or unusual items that were unrelated to the day-to-day execution of our business, including accounting charges relating to certain acquisitions and the other items noted below, and that we believe are not indicative of the underlying performance of the business. The adjusted earnings per share measure is a financial measure that is not based on GAAP, which we use in preparing our financial statements. We believe that excluding certain items for purposes of the adjusted earnings per share measure used in our STI program provides a better understanding of the magnitude of the change in earnings between performance periods due to the underlying performance of the business. The footnotes to the STI achievement and payout tables that follow provide a reconciliation of the GAAP measure of earnings per share to the adjusted earnings per share measure used in determining the STI bonuses.

The Compensation Committee determined not to establish a bonus opportunity for Mr. Murphy for the first quarter of fiscal 2016 (when Mr. Murphy served as President of our WD subsidiary) due to the rapidly changing PC market, which made it difficult to the set appropriate financial metrics as bonus targets for the

WD subsidiary for that quarter. Instead, the Compensation Committee determined that Mr. Murphy’s entire bonus opportunity for the first half of fiscal 2016 would be established as a target bonus opportunity for the second quarter of fiscal 2016. The primary metric was subsidiary-level operating income, and a subsidiary-level operating expense reduction target was also established as a secondary metric, providing Mr. Murphy with an opportunity to achieve an additional quarterly bonus opportunity for exceptional performance. The Committee believed subsidiary operating income is an appropriate metric to measure short-term operating performance at the subsidiary level, while subsidiary operating expense reduction reflects the necessary cost-saving measures required to position the subsidiary for profitability in future quarters. For fiscal 2016, subsidiary operating income was calculated as subsidiary revenue less cost of goods sold and operating expenses and excludes the same items that we believe are not indicative of the underlying performance of the business as noted above. The operating expense reduction target excluded cost savings realized from not having an STI opportunity for the first quarter of fiscal 2016.

For the second half of fiscal 2016, the Compensation Committee determined it would be appropriate to move Mr. Murphy to the corporate-level adjusted earnings per share financial measure to align the WD subsidiary to a single company-wide financial measure following the MOFCOM decision.

STI Achievement and Payout – First Half of Fiscal 2016.

For the first half of fiscal 2016, the Compensation Committee noted that the company’s adjusted earnings per share for the first half of fiscal 2016 was $3.11, compared to the target of $3.30, resulting in an achievement rate of 94% and a payout rate of 85% for Messrs. Milligan, Cordano, Leonetti, Long and Ray after applying the leverage curve.

The Compensation Committee also noted that the WD subsidiary’s achievement rate under the STI of $219 million in operating income for the second quarter of fiscal 2016, or 112% of the quarterly target of $195 million, resulted in a payout rate of 142% after applying the leverage curve. The Compensation Committee also noted that the WD subsidiary’s achievement rate of $18 million in operating expense reductions, or 79% of the target of $22.8 million, resulted in a payout of 79% of the secondary bonus pool to WD subsidiary STI participants, including Mr. Murphy. The final payout rate for Mr. Murphy for the second quarter of fiscal 2016 was determined by multiplying each of the operating income payout rate and operating expense reduction payout rate by Mr. Murphy’s quarterly target bonus opportunity, resulting in a payout of 221% of Mr. Murphy’s quarterly bonus opportunity (if Mr. Murphy had been granted a semi-annual STI bonus opportunity, the payout percentage would have averaged to 110.5%).

The following table reflects the target goals under the STI for the first half of fiscal 2016, the achievement rates of the goals, the resulting bonus payout rates and the actual bonus payments to each named executive officer for the first half of fiscal 2016.

First Half of Fiscal 2016 STI Bonus Awards – Corporate Level
Name	Metric	Target Goal	Achievement(1)	Plan Achievement Rate	Bonus Payout Rate	Target STI Bonus %	Target Semi- Annual STI Bonus	Actual STI Bonus Amount
Stephen D. Milligan	Adj. EPS	$3.30	$3.11	94%	85%	150%	$787,500	$669,375
Michael D. Cordano	Adj. EPS	$3.30	$3.11	94%	85%	110%	$398,750	$338,938
Olivier C. Leonetti	Adj. EPS	$3.30	$3.11	94%	85%	100%	$250,000	$212,500
Mark P. Long	Adj. EPS	$3.30	$3.11	94%	85%	85%	$212,500	$180,625
Michael C. Ray	Adj. EPS	$3.30	$3.11	94%	85%	75%	$187,500	$159,375

(1)	Earnings per share under GAAP for the first half of fiscal 2016 was $2.28, which included a net $195 million in material or unusual charges that we believe are not indicative of the underlying performance of the business. These charges consisted of $49 million in charges related to the amortization of acquired intangible assets, $32 million in litigation charges, $120 million in expenses for restructuring or productivity initiatives and $27 million in charges related to acquisitions, partially offset by $5 million in other credits and $28 million in income tax adjustments. As such, the actual adjusted earnings per share for the first half of fiscal 2016 used in determining the STI bonuses was $3.11.

Second Quarter of Fiscal 2016 STI Bonus Award – WD Subsidiary
Name	Metrics	Target Goals	Achievement	Plan Achievement Rate	Bonus Payout Rate	Target STI Bonus %	Target Quarterly STI Bonus	Actual STI Bonus Amount
James J. Murphy(1)	WD Sub. Operating Income	$195 million	$219 million	112%	142%	110%	$171,875	$244,063
	Operation Expense Reduction	$22.8 million	$18 million(2)	79%	79%	110%	$171,875	$135,781
				Total:	221%		Total:	$379,844

(1)	The Compensation Committee did not establish a bonus opportunity for the Mr. Murphy for the first quarter of fiscal 2016.

(2)	Actual operating expense reduction excluded cost savings realized from not having an STI opportunity for the first quarter of fiscal 2016.

STI Achievement and Payout – Second Half of Fiscal 2016.

For the second half of fiscal 2016, the Compensation Committee established an adjusted earnings per share target of $3.38. This target excluded items and expenses related to SanDisk, which was acquired after the STI metrics were established for the second half of fiscal 2016. The company’s adjusted earnings per share for the second half of fiscal 2016 was $2.20 (excluding items and expenses relating to SanDisk), based on preliminary financial results provided to the Compensation Committee, compared to the target of $3.38, resulting in an achievement and payout rate of 0% for our named executive officers. As a result, our named executive officers did not receive any payout under the STI for the second half of fiscal 2016.

The following table reflects the target goals under the STI for the second half of fiscal 2016, the achievement rates of the goals, the resulting bonus payout rates and the actual bonus payments to each named executive officer for the second half of fiscal 2016.

Second Half of Fiscal 2016 STI Bonus Awards
Name	Metric	Target Goal	Achievement(1)	Plan Achievement Rate	Bonus Payout Rate	Target STI Bonus %	Target Semi- Annual STI Bonus	Actual STI Bonus Amount
Stephen D. Milligan	Adj. EPS	$3.38	$2.20	0%	0%	150%	$787,500	$0
Michael D. Cordano	Adj. EPS	$3.38	$2.20	0%	0%	125%	$453,125	$0
Olivier C. Leonetti	Adj. EPS	$3.38	$2.20	0%	0%	100%	$250,000	$0
Mark P. Long	Adj. EPS	$3.38	$2.20	0%	0%	100%	$250,000	$0
James J. Murphy	Adj. EPS	$3.38	$2.20	0%	0%	110%	$343,750	$0
Michael C. Ray	Adj. EPS	$3.38	$2.20	0%	0%	85%	$212,500	$0

(1)	Based on preliminary adjusted earnings per share of $2.20 as reported to the Compensation Committee. Earnings per share based on GAAP for the second half of fiscal 2016, excluding the results of SanDisk and the related costs of the acquisition, was $0.58, which included a net $357 million in material or unsusal charges that we believe are not indicative of the underlying performance of the business. These charges consisted of $40 million in charges related to the amortization of acquired intangible assets and $368 million in expenses for restructuring or productivity initiatives, partially offset by a $31 million in other credits and $20 million in income tax adjustments. As such, the actual adjusted earnings per share for the second half of fiscal 2016, excluding items and expenses relating to SanDisk, was $2.10, which also would have resulted in a 0% achievement rate and 0% payout rate under the STI for the second half of fiscal 2016.

LTI Compensation

Fiscal 2016 Annual LTI Awards.

After reviewing the annual LTI grant guidelines for each executive officer, our target pay positioning strategy, the recommendation of our Chief Executive Officer (other than with respect to the Chief Executive Officer’s LTI award), current compensation package, value of unvested equity awards and expected future contributions and value to the company, as well as a subjective evaluation of the executive’s responsibilities and individual performance, the Compensation Committee determined the annual LTI grant values for each executive officer and the allocation of those grant values among the LTI vehicles, as indicated in the table below. Mr. Long’s fiscal 2016 LTI grant is discussed separately below.

Name	Annual LTI Grant Guideline Range as % of Salary	Approximate Annual LTI Grant Value Approved(2)	Annual LTI Grant Value as % of Base Salary	Value Allocated to Stock Options	Value Allocated to RSUs	Value Allocated to PSUs(3)
Stephen D. Milligan	600% - 1,000%	$8.5 million	810%	25%	25%	50%
Michael D. Cordano(1)	400% - 600%	$3.7 million	529%	25%	50%	25%
Olivier C. Leonetti	300% - 500%	$2.0 million	400%	25%	25%	50%
James J. Murphy	400% - 600%	$3.3 million	532%	25%	50%	25%
Michael C. Ray(1)	100% - 350%	$1.4 million	300%	25%	50%	25%

(1)	The annual LTI grants were made in August 2015, prior to the increases in the annual LTI guideline midpoints of Mr. Cordano from 500% to 600% of base salary and Mr. Ray to from 225% to 350% of base salary, and therefore the grants were based on the prior midpoint values.

(2)	For Messrs. Milligan, Cordano, Leonetti and Murphy, the Compensation Committee set each executive’s LTI grant value at approximately the midpoint of each executive’s pre-established LTI grant guideline. As our Chief Legal Officer, Mr. Ray played a critical role in the negotiation and consummation of the SanDisk acquisition, as well as obtaining the decision from MOFCOM that enabled us to integrate substantial portions of our HGST and WD subsidiaries following a “hold separate” restriction in connection with our acquisition of HGST in March 2012. As such, the Compensation Committee approved Mr. Ray’s LTI grant value above the midpoint of his pre-established LTI grant guideline in light of his increased responsibilities during fiscal 2016, overall individual performance and expected contributions to the company, as well as his compensation relative to the composite market data for his position and our pay positioning strategy.

(3)	With respect to the cumulative revenue and operating income goals applicable to the PSU awards, the Compensation Committee believed that, at the time they were established, the targets corresponding to a 100% payout were challenging yet achievable based on expectations regarding market opportunities and contributions by our executives, and that the maximum revenue and operating income targets would be achievable only with extraordinary efforts and exceptional company results.

Annual LTI PSU Awards – Named Executive Officers Other than Mr. Long.

For our named executive officers (other than Mr. Long), the annual LTI grant consisted of a mix of stock options, RSU and PSU awards. The PSU awards vest based on the achievement of pre-established corporate- level cumulative revenue and operating income goals, discussed in more detail below. For Messrs. Milligan and Leonetti, the Compensation Committee determined it would be appropriate to weight the mix more heavily toward PSUs to align their focus with our long-term corporate financial objectives, given their roles and overall responsibilities as Chief Executive Officer and Chief Financial Officer, respectively. The Compensation Committee determined it would be appropriate to include PSUs in the award mix for Messrs. Cordano and Murphy (who served as our subsidiary presidents at the time of grant) and Mr. Ray but place less emphasis on PSUs in their award mix given the corporate-level goals applicable to the PSUs in light of each officer’s respective role and area of responsibility.

The actual number of shares that may become earned and payable under the annual LTI PSU awards granted to our named executive officers (other than Mr. Long) will generally range from 0% to 200% of the target number of units based on achievement of the specified cumulative revenue and operating income performance goals over a two-year period covering fiscal 2016 and 2017. The Compensation Committee determined that a two-year performance period for our annual LTI PSU awards is appropriate because it balances our focus on multi-year financial performance with the need to establish meaningful performance goals in the face of a rapidly changing industry. In addition, utilizing a two-year performance period allows us to set more aggressive goals than might otherwise be the case if goals are adjusted for industry uncertainties over a performance period exceeding two years.

The payout of the annual LTI PSUs will be capped at the target number of PSUs if our total stockholder return, or TSR, is below the 50th percentile of our peer group. If our TSR relative to our peer group is at or above the 50th percentile but below the 60th percentile, the annual LTI PSU payout will be capped at 150% percent. If our TSR relative to our peer group is at or above the 60th percentile, the annual LTI PSU payout will be determined based on the achievement of the financial metrics alone. The cumulative performance goals are generally subject to automatic upward or downward adjustment at the end of the performance period in the same proportion by which the total available market, or TAM, for hard drives during the period exceeds or falls short of the TAM forecasted by our Board of Directors at the time the goals are established. The TAM modifier is a pre-established modifier that is approved as part of the terms of the annual LTI PSU award at the time the performance goals are approved by the Compensation Committee. The Compensation Committee determined that a two-year performance period for our annual LTI PSU awards is appropriate because it balances our focus on multi-year financial performance with the need to establish meaningful performance goals in the face of a rapidly changing industry. In addition, utilizing a two-year performance period allows us to set more aggressive goals than might otherwise be the case if goals are adjusted for industry uncertainties over a performance period exceeding two years.

Payout under Fiscal 2015/2016 LTI PSU Awards to Messrs. Milligan and Leonetti.

In August and September 2014, the Compensation Committee approved the grant of PSU awards to Messrs. Milligan and Leonetti with a performance period comprised of fiscal 2015 and fiscal 2016. The PSU awards were granted with a pre-established cumulative revenue goal of $30.96 billion and cumulative operating income goal of $4.31 billion over fiscal 2015 and 2016, each goal with an equal weighting of 50%.

As described in our proxy statement for our 2015 annual meeting of stockholders, the fiscal 2015-2016 PSU award represents the right to receive a target number of shares of our common stock based on our cumulative revenue and operating income for the performance period against a pre-established milestone. Between 0% and 200% of the target number of units covered by this award could have been earned based on the level of achievement of the milestones. No amount could be paid in excess of 150% of target unless our total stockholder return over the performance period is equal to or greater than the 60th percentile of our peer group. The achievement level of each performance goal corresponds to a pre-established performance level for each goal, with a minimum performance level of 85% for each goal. A performance level that is less than 85% for any performance goal would result in 0% achievement for that goal.

The PSU award achievement rate corresponds to the payout rate using the following leverage curves:

The performance goals generally are subject to automatic upward or downward adjustment at the end of the performance period in the same proportion by which the TAM for hard drives during the period exceeds or falls short of the TAM forecast included in the two-year plan approved by our Board of Directors at the time the goals are established. The actual TAM for hard drives for the performance period was less than the TAM forecasted when the PSU award goals were established by a difference of 15.7%. Accordingly, in fiscal 2016, the revenue and operating income goals were linearly adjusted by applying the TAM modifier, causing the target cumulative revenue goal to be adjusted from $30.959 billion to $26.098 billion, and the target cumulative operating income goal to be adjusted from $4.314 billion to $3.637 billion.

In July 2016, the Compensation Committee approved a payout under the fiscal 2015-2016 PSU awards granted to Messrs. Milligan and Leonetti at 92.7% of the target number of shares based on its determination of the achievement of the milestones, resulting in a payout of 41,744 shares to Mr. Milligan and 6,029 shares to Mr. Leonetti after interpolating the achievement rate for the goals. After excluding expenses relating to extraordinary, unusual or non-recurring items, including amortization of intangibles relating to the acquisitions of HGST, sTec and Virident, and unforeseen material expenses relating to restructuring, acquisition expenses and litigation, in accordance with the terms and conditions of the 2004 Performance Incentive Plan and the PSU award agreements governing the awards, the actual performance over fiscal 2015 and 2016 resulted in cumulative revenue of $26.773 billion and adjusted cumulative operating income of $3.368 billion, or an achievement rate against the target goals of 102.6% and 92.6%, respectively, with a payout rate of 110.7% and 74.6%, respectively, with each payout rate weighted equally resulting in an overall payout rate of 92.7%.

The payout approved by the Compensation Committee is reflected in the following table. For purposes of determining the 2015-2016 PSU award achievement and payout, the financial results exclude the revenue and operating income of SanDisk, which was acquired in late fiscal 2016 after the metrics were established.

Fiscal 2015-2016 PSU Payout
Cumulative Goals (Adj. by TAM) (in billions)
	Threshold (50%)	Target (100%)	Maximum (200%)	Actual Performance	Achievement Rate	Payout Rate
Revenue	$23.219	$26.099	$31.037	$26.773	102.6%	110.7%
Operating Income(1)	$2.157	$3.637	$4.582	$3.368	92.6%	74.6%
				Overall Payout:		92.7%

(1)	Cumulative operating income under GAAP for fiscal 2015 and fiscal 2016 (excluding the operating income of SanDisk, which was acquired during fiscal 2016) was $2.077 billion. Cumulative operating income for purposes of the fiscal 2015-2016 PSU payout excludes the results of SanDisk and the related costs of the acquisition aggregating $325 million, as well as certain material or unusual items that we believe are not indicative of the underlying performance of the business, in accordance with the pre-established terms of the awards, including the amortization of acquired intangible assets of $252 million, expenses for restructuring or productivity initiatives of $647 million, litigation charges of $47 million, and other significant items of $57 million, partially offset by insurance recoveries of $37 million.

Fiscal 2016 LTI PSU Award – Mr. Long.

For Mr. Long, the Compensation Committee approved an LTI award relative to his role and responsibilities in leading our corporate strategy and development. Mr. Long was tasked with critical and significant responsibilities in fiscal 2016 during this transformative and historical time, including (i) leading the efforts for a transformative acquisition, which culminated in the acquisition of SanDisk in May 2016, (ii) advising on integration and synergy efforts for the HGST and WD subsidiaries following the MOFCOM decision, (iii) pursuing a joint venture with a strategic partner, which culminated in the joint venture agreement with Unis, and (iv) exploring a potential significant equity investment in our stock with a third-party investor, which was contemplated by the potential Unis investment, and which was ultimately terminated by Unis and its subsidiary in February 2016. The Compensation Committee believed that, at the time they were established, the targets corresponding to a 100% payout were challenging yet achievable based on expectations regarding opportunities and contributions by Mr. Long, and that the maximum targets would be achievable only with extraordinary efforts.

Given the breadth and significance of these undertakings assigned to Mr. Long, the Compensation Committee determined it would be appropriate to provide Mr. Long with a multi-year grant in lieu of the annual LTI grant awarded to our other named executive officers. Mr. Long’s LTI PSU grant spans a six fiscal year performance period, from July 4, 2015 through July 2, 2021, compared to the two fiscal year performance period used for the annual LTI PSUs granted to our other named executive officers. The grant date value of Mr. Long’s award was determined to be approximately three times the value of his midpoint guideline of 400% of base salary, given the span of the performance period and critical performance objectives associated with the award. The vesting of Mr. Long’s LTI PSUs is based in part upon milestones related to entering into, and realizing the benefits of, certain corporate transactions (described further below) during the performance period. Following the end of each fiscal year during the performance period, the Compensation Committee will determine the number of PSUs, if any, that will be credited to Mr. Long with respect to the milestones, if any, achieved during the respective fiscal year.

Once the number of PSUs to be credited based on achievement of the performance goals is determined, the credited PSUs are subject to service-based vesting and vest in three installments as follows: (i) 40% of the credited PSUs will vest as of the last day of the fiscal year for which the Compensation Committee has determined that the applicable performance milestones have been achieved, (ii) 40% of the credited PSUs will vest on the first anniversary of the first vesting date, and (iii) 20% of the credited PSUs will vest on the second anniversary of the first vesting date. Mr. Long is entitled to receive dividend equivalents with respect to outstanding PSUs, which are subject to the same vesting, forfeiture and termination conditions applicable to the PSUs.

In addition to the fact that a significant portion of the PSUs relate to achieving the intended strategic and financial objectives of the transactions in the years following the consummation of the transactions, the Compensation Committee determined it was appropriate to include an additional service-based vesting requirement to provide an extended retention incentive in order to ensure Mr. Long’s engagement in helping us to realize the benefits of the transactions.

The performance goals relate to our engaging in, and achieving the intended benefits from, certain corporate strategic transactions, as further described below. The achievement of each performance goal and crediting of PSUs is determined with respect to achievement of particular milestones associated with that performance goal. In reviewing our position in light of declining PC markets, the Compensation Committee determined that each of the following performance goals would significantly contribute to our long-term strategy to be an innovative leader in the storage industry by (i) allowing us to acquire storage solutions companies with global scale, extensive product and technology assets and deep expertise in certain desired industries, such as non-volatile memory, (ii) providing an infusion of cash to pursue such transactions, and (iii) enabling us to form a strategic partnership to develop new technologies and access new markets for data storage solutions.

•	“Transformational Transaction” – The Transformational Transaction performance goal relates to a corporate transaction approved by our Board of Directors that resulted in the merger, combination or consolidation with, or acquisition of, an entity with greater than $2 billion in revenue and $5 billion in market capitalization. Only one transaction could constitute a Transformational Transaction for purposes of the PSU award.

•	“Strategic Joint Venture” – The Strategic Joint Venture performance goal relates to a joint venture with a strategic partner.

In addition, the Compensation Committee approved performance goals relating to the integration of the HGST and WD subsidiaries (the “Integration”), as described below under “Other LTI Awards – Integration PSUs.”

As further described below, in connection with Mr. Long’s appointment to Executive Vice President, Finance and Chief Strategy Officer, the tranches relating to the Other Significant Revenue Acquisition and Equity Infusion performance goals were terminated and no shares will be paid out under these performance goals or the related milestones. The “Other Significant Revenue Acquisition” performance goal related to one or more corporate transactions approved by our Board of Directors that would result in the merger, combination or consolidation with, or acquisition of, entities, which did not constitute a Transformational Transaction. The “Equity Infusion” performance goal related to the significant sale of our common stock to a single third-party investor other than in the context of a merger or acquisition.

Performance Goals, Milestones and Weighting (1)
Performance Goal		Target Award Value	Milestone #1 / Weighting		Milestone #2 / Weighting		Milestone #3 / Weighting
Transformational Transaction	•	65%	•	Signing of the transaction	•	Closing of the transaction	•	Achieve Board Approved Plan
	•	45,428 shares at target level
			•	25% weighting	•	35% weighting	•	40% weighting
Strategic Joint Venture	•	5%	•	Signing of the transaction	•	Closing of the transaction	•	Achieve Board Approved Plan
	•	3,494 shares at target level
			•	20% weighting	•	30% weighting	•	50% weighting
Integration	•	10%	See goals and design discussed under “Integration PSUs” below.

	•	6,989 shares at target level

(1)	As further described below, the tranches relating to the Other Significant Revenue Acquisition and Equity Infusion performance goals were cancelled and no shares will be paid out under these performance goals or the related milestones. The Other Significant Revenue Acquisition performance goal comprised 15% of the overall award value, with milestones relating to signing (25% weighting), closing (35% weighting) and achievement of targets relating to the Board Approved Plan, as defined below (40% weighting). The Equity Infusion performance goal comprised 5% of the overall award value, with a milestone relating to the consummation of the transaction.

With respect to the crediting of Mr. Long’s LTI PSU award, the Compensation Committee placed the most emphasis on the achievement of post-closing goals aligned to the business plan goals approved by our Board of Directors in connection with the specific transaction (the “Board Approved Plan”), which encourages accountability and retention by rewarding Mr. Long for the realization of the intended goals of the transaction following the consummation of each transaction.

The actual number of shares that may become earned and payable under Mr. Long’s LTI PSU award will generally range from 0% to 300% of the target number of shares based on the timing of the achievement of the specified milestone during the performance period, as set forth in the table below. The Compensation Committee determined it would be appropriate to use a leverage of 0% to 300% based on the timing of the achievement of a specified milestone to motivate Mr. Long to pursue the transactions outlined in the performance goals in accordance with our strategic timeline and roadmap. With several of the performance goals, the Compensation Committee placed the greatest emphasis on achieving the targets related to the Board Approved Plan for each transaction to reward Mr. Long for executing an implementation strategy that aligned to the long-term vision, synergies and goals approved by our Board of Directors in connection with that transaction.

Performance below the threshold level for a particular milestone will not result in a payout of PSUs pursuant to that milestone. In the event achievement of a milestone lies between two levels based on the time the milestone is achieved, the number of shares to be credited will be interpolated proportionately between the two levels. The milestones for the Integration performance goal are described separately below under “Integration PSUs.”

The following table describes the payout leverage for each of the Transformational Transaction and Strategic Joint Venture performance goals. The leverage for the Other Significant Revenue Acquisition and Equity Infusion are described separately below.

Payout Leverage for Transformational Transaction and Strategic Joint Venture
Threshold (50% Payout)	•	Sign transaction within 24 months from start of performance period
	•	Close transaction within 18 months from signing

	•	Achieve 80% of the Board Approved Plan targets
Target (100% Payout)	•	Sign transaction within 12 months from start of performance period
	•	Close transaction within 12 months from signing

	•	Achieve 100% of the Board Approved Plan targets
Maximum (300% Payout)	•	Sign transaction within 6 months from start of performance period
	•	Close transaction within 6 months from signing

	•	Achieve 120% of the Board Approved Plan targets

The tranches relating to the Other Significant Revenue Acquisition and Equity Infusion performance goals were cancelled. The payout leverage relating to these goals is described below.

Other Significant Revenue Acquisition payout leverage:

•	Threshold payout (50%): Sign the transaction within thirty-six months from the start of the performance period, close the transaction within eighteen months from the signing, and achieve 80% of the Board Approved Plan targets.

•	Target payout (100%): Sign the transaction within twenty-four months from the start of the performance period, close the transaction within twelve months from the signing, and achieve 100% of the Board Approved Plan targets.

•	Maximum payout (300%): Sign the transaction within eighteen months from the start of the performance period, close the transaction within six months from the signing, and achieve 120% of the Board Approved Plan targets.

Equity Infusion payout leverage:

•	Threshold payout (50%): Consummate the transaction within eighteen months from start of performance period.

•	Target payout (100%): Consummate the transaction within twelve months from start of performance period.

•	Maximum payout (300%): Consummate the transaction within six months from start of performance period.

Fiscal 2016 Payout under Mr. Long’s LTI PSU Award.

In July 2016, the Compensation Committee approved crediting Mr. Long with 83,327 PSUs, to vest as follows in accordance with the terms of Mr. Long’s LTI PSU award: (i) 40% of the credited PSUs vest as of the last day of the fiscal 2016 (the “first vesting date”); (ii) 40% of the credited PSUs will vest on the first anniversary of the first vesting date, and (iii) 20% of the credited PSUs will vest on the second anniversary of the first vesting date. The Compensation Committee determined the achievement of the milestones as follows:

•	Transformational Transaction. On October 21, 2015, we announced an agreement for our subsidiary, Western Digital Technologies, Inc., to acquire SanDisk, a company with over $2 billion in revenue and $5 billion in market capitalization at that time. The transaction closed on May 12, 2016.

◦	Milestone #1 – Signing the Transaction. The transaction was signed within six months following the start of the performance period on July 4, 2015. Accordingly, the Compensation Committee determined it would be appropriate to credit 34,071 PSUs, which is the maximum number of PSUs under this milestone (300% of 11,357 PSUs, the target number of PSUs for this milestone).

◦	Milestone #2 – Closing the Transaction. The transaction closed more than six months but less than twelve months following the signing of the transaction. Accordingly, the Compensation Committee determined it would be appropriate to interpolate proportionately between the target level and maximum level based on where the closing date lies between the two levels. As such, the Compensation Committee approved crediting 44,050 PSUs under this milestone (277% of 15,900 PSUs, the target number of PSUs for this milestone).

◦	Milestone #3 – Board Approved Plan Targets. This milestone was not established by the Compensation Committee as of the end of fiscal 2016, and accordingly, no PSUs were credited under this milestone.

•	Strategic Joint Venture. On November 9, 2015, we entered into a joint venture agreement with Unis, a Chinese strategic partner.

◦	Milestone # 1 – Signing the Transaction. The joint venture agreement was signed within six months following the start of the performance period on July 4, 2015. Accordingly, the Compensation Committee determined it would be appropriate to credit 2,097 PSUs, which is the maximum number of PSUs under this milestone (300% of 699 PSUs, the target number of PSUs for this milestone).

◦	Milestone #2 – Closing the Transaction. The Compensation Committee determined that the transaction was completed in accordance with the requirements of Mr. Long’s PSU award more than six months but less than twelve months following our entering into the joint venture agreement with Unis. The Compensation Committee determined it would be appropriate to interpolate proportionately between the target level and maximum level based on where the completion date lies between the two levels. As such, the Compensation Committee approved crediting 3,109 PSUs under this milestone (297% of 1,048 PSUs, the target number of PSUs for this milestone).

◦	Milestone #3 – Board Approved Plan Targets. This milestone was not established by the Compensation Committee as of the end of fiscal 2016, and accordingly, no PSUs were credited under this milestone.

•	Equity Infusion. On September 30, 2015, we entered into a stock purchase agreement with Unis and its subsidiary, Unis Union Information System Ltd. (“Unis Union”), that would have allowed Unis and Unis Union to make a $3.775 billion equity investment to acquire a fifteen percent ownership interest in our common stock. On February 23, 2016, our stock purchase agreement with Unis and Unis Union was terminated because we, Unis and Unis Union were notified by the Committee on Foreign Investment in the United States (CFIUS) that it was undertaking an investigation of the proposed investment, triggering a 15-day period during which either we or Unis Union could terminate the stock purchase agreement. As a result, Unis Union elected to terminate the stock purchase agreement. Because the Equity Infusion transaction was not consummated, the Compensation Committee determined that no PSUs would be credited under this milestone. As further described below, in connection with Mr. Long’s appointment to Executive Vice President, Finance and Chief Strategy Officer on July 6, 2016, the tranche relating to the Equity Infusion was cancelled and no shares will be paid out under this performance goal or the related milestones.

Other LTI Awards – Integration PSUs.

In early 2016, the Compensation Committee determined that a one-time, broad-based, integration-focused LTI award was warranted for senior leaders and key employees of the company, given the significant integration efforts relating to the HGST and WD subsidiaries and the critical importance to the company of incentivizing these individuals during this transformative time for us to help streamline the company and achieve the synergies and goals relating to our acquisition of HGST in 2012. As part of this broad-based award, the Compensation Committee approved the grant of Integration PSUs in March 2016 to Messrs. Cordano, Leonetti, Long, Murphy and Ray.

The Compensation Committee determined it was appropriate to grant Integration PSUs to Messrs. Cordano, Leonetti, Long, Murphy and Ray, among other senior leaders of the company, given each executive’s critical role in the integration efforts as well as the executive’s current responsibilities and expected future contributions to the company. Integration PSUs are subject to the achievement of cost synergy targets over a fifteen-month period (October 2015 to December 2016) and cumulative twenty-seven month period (October 2015 to December 2017). The actual number of shares that may become earned and payable under the Integration PSUs will generally range from 0% to 300% of the target number of units based on achievement of the specified synergies performance goals over the fifteen-month and twenty-seven month periods, with the threshold payout at 80% of the target level. Upon achievement of the performance goals, the Integration PSUs are scheduled to vest as to 50% of the PSUs on each of the second anniversary (March 2018) and third anniversary (March 2019) following the grant date. The cost synergy milestones relate to operating expense reduction and cost savings targets to be achieved during the performance periods. The Compensation Committee determined that operating expense reduction and cost savings are appropriate performance metrics because they provide objective measures of our company’s ability to integrate the WD and HGST subsidiaries and realize the synergies of the HGST acquisition.

No shares will be payable if a minimum cumulative synergies threshold for the entire performance period is not achieved. In addition, the Integration PSUs are subject to a pre-established management by objective (MBO) modifier relating to employee engagement, which could cause the numbers of shares that may become earned and payable to increase or decrease by 10%, provided, in no event will the shares payable exceed 300% of the target number of units. The Compensation Committee determined that it would be appropriate to include the MBO as a modifier of the Integration PSU awards because it would incentivize management to engage our employees during the integration period, when new challenges and demands could be introduced to our employees.

The following graph represents the performance periods and vesting periods of the Integration PSUs:

For Messrs. Cordano, Leonetti, Murphy and Ray, the Compensation Committee determined it would be appropriate to award the Integration PSUs with a grant value of 75% of their LTI grant guideline midpoint, consistent with the Integration PSU awards granted to other senior leadership and key talent in the company. For Mr. Long, the Compensation Committee awarded Integration PSUs with a grant value of 10% ($600,000) of his total intended LTI grant value of $6 million, which the Compensation Committee determined was an appropriate magnitude for this milestone given the scope and significance of the other milestones of his award. The Integration PSUs awarded to Messrs. Cordano, Leonetti, Long, Murphy and Ray are reflected in the table below.

Name	Approximate Integration PSU Grant Value	Integration PSU Grant Value as % of Base Salary
Michael D. Cordano	$2,718,750	375%
Olivier C. Leonetti(1)	$1,500,000	300%
Mark P. Long	$ 600,000	120%
James J. Murphy(1)	$2,343,750	375%
Michael C. Ray	$1,312,500	263%

(1)	As a result of the forthcoming departures of Mr. Leonetti and Mr. Murphy described further below, all Integration PSUs held by Messrs. Leonetti and Murphy will be forfeited and terminated without any payment.

Promotion Grants.

In connection with their promotions, Messrs. Cordano and Ray received grants in accordance with our LTI guidelines for promotions, which are intended to bring the grant date value of the executive officer’s aggregate annual LTI awards for the fiscal year to each officer’s new LTI guideline midpoint based on his new role. Mr. Cordano received a promotion grant with a total grant date fair value equal to 100% of his base salary to increase the annual grant value of his awards from his prior LTI guideline midpoint of 500% of base salary to his new midpoint of 600%. Mr. Ray received a promotion grant with a total grant date fair value equal to 125% of his base salary to increase the annual grant value of his awards from his prior LTI midpoint of 225% of base salary to his new midpoint of 350%. The promotion grants consist of 50% of the grant value in the form of stock options and 50% in the form of RSUs. Our promotion guidelines are intended to bring an individual’s outstanding equity awards closer to our desired pay positioning strategy for a given role as well as to recognize the increased overall responsibilities in connection with the new role.

For additional information about the LTI vehicles used, please also see the table under the section above entitled “LTI Compensation – Annual LTI Award Program” for more information on the terms and conditions applicable to the LTI vehicles described herein. Also, please see “Fiscal 2016 Grants of Plan-Based Awards Table” below for additional details on each named executive officer’s LTI grants during fiscal 2016.

Executive Departures

Mr. Leonetti ceased serving as our Chief Financial Officer, effective as of September 1, 2016, but will continue employment through his separation date of October 1, 2016. Mr. Murphy will depart as our Executive Vice President, effective as of March 25, 2017, unless his departure occurs earlier upon thirty days’ written notice to us by Mr. Murphy, and he will continue as a special advisor to our Chief Executive Officer through his separation date. Messrs. Leonetti and Murphy will receive Tier I severance benefits under our Executive Severance Plan, as described herein. Please see the “Potential Payments Upon Termination or Change in Control” section below for additional details relating to payments under their separation agreements.

In addition, Mr. Leonetti will receive a transition bonus in the amount of $350,000, payable at the time of his termination of employment, subject to the satisfactory performance of his duties through his separation date. The Compensation Committee determined it would be appropriate to pay a transition bonus to Mr. Leonetti in order to retain Mr. Leonetti through a smooth transition period as Mr. Long prepared to assume the role of Chief Financial Officer.

Other Features of our Executive Compensation Program

In addition to direct compensation, we also provide executives with relatively modest perquisites and certain other benefits, including participation in certain post-employment compensation arrangements, which are described in more detail below.

Perquisites; Relocation Expenses

We provide our executive officers with modest perquisites, consisting principally of a $5,000 annual allowance for financial planning services (net of taxes). In addition, executives are entitled to various other benefits that are available to all employees generally, including health and welfare benefits and participation in our 2005 Employee Stock Purchase Plan, a stockholder-approved plan that is intended to be tax-qualified and which allows employees to purchase a limited number of shares of our common stock at a discount.

We provided Mr. Leonetti with reimbursement of certain relocation expenses (net of taxes) during fiscal 2016 under a company-wide relocation policy.

We did not provide any tax gross-up payments to our executive officers, except as to the modest financial planning services and relocation benefits in accordance with the terms of these programs, to the extent permitted by applicable tax law and to the extent these benefits are taxable to the participant. Participation in these programs is not limited to our executive officers.

Post-Employment Compensation

Retirement Benefits. We provide retirement benefits to our executive officers and other eligible employees under the terms of our 401(k) Plan. Eligible employees may contribute up to 30% of their annual cash compensation up to a maximum amount allowed by the Internal Revenue Code of 1986, as amended (the “Internal Revenue Code”), and are also eligible for matching contributions. Prior to May 5, 2016, these matching contributions vested over a five-year service period. Following May 5, 2016, our 401(k) Plan was amended to provide that these matching contributions vest over a two-year service period. Our executive officers participate in the 401(k) Plan on substantially the same terms as our other participating employees. The 401(k) Plan and our matching contributions are designed to assist us in achieving our compensation objectives of attracting and retaining talented individuals and ensuring that our compensation programs are competitive and equitable. We do not maintain any defined benefit supplemental retirement plans for our executive officers.

Deferred Compensation Opportunities. Our executives and certain other key employees who are subject to U.S. federal income taxes are eligible to participate in our Deferred Compensation Plan. Participants in the Deferred Compensation Plan can elect to defer certain compensation without regard to the tax code limitations applicable to tax-qualified plans. We did not make any company matching or discretionary contributions to the plan on behalf of participants in fiscal 2016. The Deferred Compensation Plan is intended to promote retention by providing employees with an opportunity to save for retirement in a tax-efficient manner. Please see the “Fiscal 2016 Non-Qualified Deferred Compensation Table” and related narrative section entitled “Non- Qualified Deferred Compensation Plan” below for a more detailed description of our Deferred Compensation Plan and the deferred compensation amounts that our executives have deferred under the plan.

Severance and Change in Control Benefits. Our executive officers are eligible to receive certain severance and change in control benefits under various severance plans or agreements with us. We only provide full acceleration of equity awards held by our executive officers in connection with a change in control in the event of a qualifying termination of employment (not merely because the change in control occurred) or in certain circumstances where the award is to terminate in connection with the change in control.

Our philosophy is that, outside of a change in control context, severance protections are only appropriate in the event an executive is involuntarily terminated by us without “cause.” In such circumstances, we provide severance benefits to our executive officers under our Executive Severance Plan. Severance benefits in these circumstances generally consist of two years’ base salary, a pro-rata target bonus for the bonus cycle in which the termination occurs, six months’ accelerated vesting of equity awards and certain continued health and welfare benefits.

We believe that the occurrence or potential occurrence of a change in control transaction will create uncertainty regarding the continued employment of our executive officers. This uncertainty results from the fact that many change in control transactions result in significant organizational changes, particularly at the senior executive level. In order to encourage executives to remain employed with us during an important time when their prospects for continued employment following the transaction are often uncertain, we provide our executives with additional severance protections under our Change of Control Severance Plan. We also provide severance protections under the plan to help ensure that executives can objectively evaluate change in control transactions that may be in the best interests of stockholders despite the potential negative consequences such transactions may have on them personally. Under the Change of Control Severance Plan, all of our executives are eligible to receive severance benefits if the executive is terminated by us without “cause” or if the executive voluntarily terminates his employment for “good reason” within one year after a “change in control” event occurs or prior to and in connection with, or in anticipation of, a change in control transaction. In the context of a change in control, we believe that severance is appropriate if an executive voluntarily terminates employment with us for a “good reason” because in these circumstances we believe that a voluntary termination for good reason is essentially equivalent to an involuntary termination by us without cause. “Good reason” generally includes certain materially adverse changes in responsibilities, compensation, benefits or location of work place. In such circumstances, we provide severance benefits to our named executive officers under our Change of Control Severance Plan generally consisting of an amount equal to two times the sum of the executive’s annual base salary and target bonus, accelerated vesting of equity awards and certain continued health and welfare benefits.

We believe that the severance benefits provided to our executive officers under the Executive Severance Plan and the Change of Control Severance Plan are appropriate in light of severance protections available to executives at our peer group companies and are an important component of each executive’s overall compensation as they help us to attract and retain our key executives who could have other job alternatives that may appear to them to be more attractive absent these protections. Our severance arrangements do not include tax gross-up provisions.

Executive officers are eligible for double trigger accelerated vesting of the equity awards only if there is both (1) a change in control event, and (2) the awards are to be terminated in connection with the change in control event or, within one year after the change in control event, the officer’s employment is terminated by the company without cause or by the officer for good reason. We believe these provisions are appropriate so that, in these situations, executives will remain focused on our best interests and the best interests of our stockholders despite that the fact that equity awards could be terminated and the future terms of executives’ employment are often uncertain in change in control circumstances.

Please see the “Potential Payments Upon Termination or Change in Control” section below for a description and quantification of the potential payments that may be made to the executive officers in connection with their termination of employment or a change in control.

Other Executive Compensation Program Policies

Employment Agreement

The Compensation Committee does not have an established policy for entering into employment agreements with executive officers. Generally, absent other factors, the Compensation Committee’s intent is to retain the flexibility to review and adjust compensation to our executive officers on at least an annual basis. In certain circumstances, however, we have entered into employment agreements with our executive officers where we determined that the retention of the executive during the term of the agreement was critical to our future success. In these cases, we may agree to fix some or all of the executive’s compensation for the term of the agreement. The Compensation Committee determined that the employment agreement with Mr. Milligan was appropriate and advisable in order to help maintain consistent executive leadership following the acquisition of HGST.

In connection with Mr. Milligan’s appointment as our President and Chief Executive Officer effective as of January 2013, we entered into an amended and restated employment agreement with Mr. Milligan in September 2012, which has a five-year term. Mr. Milligan’s employment continues under the employment agreement through January 2, 2018. Under Mr. Milligan’s employment agreement, he is entitled to an annual base salary of $1 million (as may be increased from time to time), and to an annual target bonus under the STI equal to 150% of his base salary. Mr. Milligan’s agreement does not contain any severance protection (although he participates in our severance plans applicable to all executive officers), and it does not include any tax gross-up provisions.

Compensation Recovery Policy

Our Board of Directors adopted by resolution a compensation recovery policy whereby in the event of a restatement of the company’s audited financial statements involving misconduct by an executive officer, a committee of our Board of Directors will consider whether such officer engaged in intentional financial accounting misconduct such that the officer should disgorge any net option exercise profits or cash bonuses attributable to such misconduct.

Equity Grant and Ownership Guidelines and Policies

Equity Award Grant Policy. We recognize that the granting of equity awards presents specific accounting, tax and legal issues. In accordance with the equity award grant policy adopted by our Board of Directors, all equity awards to our executives and other employees will be approved and granted only by the Compensation Committee at telephonic or in-person meetings that are scheduled in advance and that occur outside of our established blackout periods. The authority to grant equity awards will not be delegated to any other committee, subcommittee or individual and will not occur by unanimous written consent. It is also our intent that all stock option grants will have an exercise price per share equal to the closing market price of a share of our common stock on the grant date.

Executive Stock Ownership Guidelines. To help achieve our compensation objective of linking the interests of our stockholders with those of our executive officers, we have established executive stock ownership guidelines covering our senior executives, including our named executive officers. The guidelines provide that each executive achieve ownership of a number of “qualifying shares” with a market value equal to the specified multiple of the executive’s base salary (in effect upon the later of February 6, 2008 or the date he or she first becomes subject to the guidelines) shown below.

Position	Multiple
Chief Executive Officer	5 x Salary
President and Division Presidents	3 x Salary
Executive Vice Presidents	2 x Salary
Senior Vice Presidents	1 x Salary

Each executive must achieve ownership of the required market value of shares before February 6, 2013 (or, if later, within three years of becoming subject to the guidelines). Thereafter, the executive must maintain ownership of at least the number of shares that were necessary to meet the executive’s required market value of ownership on the date the requirement was first achieved (subject to certain adjustments in the event of a change in base salary or position). Ownership that counts toward the guidelines includes common stock, RSUs, PSUs, restricted stock, deferred stock units and common stock beneficially owned by the executive by virtue of being held in a trust, by a spouse or by the executive’s minor children. Shares the executive has a right to acquire through the exercise of stock options (whether or not vested) are not counted toward the stock ownership requirement. All of our current executive officers subject to the guidelines have met their required ownership level as of the date of this Proxy Statement.

Internal Revenue Code Section 162(m)

Section 162(m) of the Internal Revenue Code (“Section 162(m)”) generally disallows a tax deduction to public companies for compensation in excess of $1 million paid to a company’s chief executive officer and certain other highly compensated executive officers unless certain tests are met. It is our current intention that, so long as it is consistent with our overall compensation objectives and philosophy, executive compensation generally will be structured in a manner intended to be deductible for federal income tax purposes to the extent reasonably possible. However, there can be no assurance that compensation intended to qualify for deductibility under Section 162(m) will, in fact, be deductible and exempt from Section 162(m) limitations, and the Compensation Committee may award non-deductible compensation when it determines that these plans and policies are in our best interests and the best interests of our stockholders to help us to achieve our compensation objectives. The Compensation Committee will, however, continue to consider, among other relevant factors, the deductibility of compensation when it reviews our compensation plans and policies.

Subsequent Events

Appointment of Mr. Long as Chief Financial Officer

Mr. Long was appointed to the role of Chief Financial Officer and Chief Strategy Officer, effective September 1, 2016. Effective July 6, 2016 and to facilitate an orderly transition to the position of Chief Financial Officer, Mr. Long was appointed to serve as Executive Vice President, Finance and Chief Strategy Officer.

In connection with Mr. Long’s appointment as Executive Vice President, Finance and Chief Strategy Officer, the Compensation Committee approved an increase in Mr. Long’s annual base salary level from $500,000 to $625,000, an increase in Mr. Long’s target bonus level from 100% to 110% of his annual base salary, and an increase in Mr. Long’s LTI guideline midpoint, from 400% to 500%.

The Compensation Committee determined it would be appropriate to provide Mr. Long with an annual LTI grant in fiscal 2017, described below, consistent with the annual LTI grants made to our other named executive officers in order to align his performance to corporate-level objectives in his new role as Chief Financial Officer. In addition, the Compensation Committee determined to cancel the tranches of Mr. Long’s 2015 LTI PSU award relating to the Equity Infusion and Other Significant Revenue Acquisition performance goals, in order to emphasize more broad-based corporate performance consistent with our executive team.

Base Salary Level Adjustments

In August 2016, the Compensation Committee approved the following increases in the base salary levels of our named executive officers:

•	Mr. Milligan’s base salary level was increased from $1,050,000 to $1,150,000;

•	Mr. Cordano’s base salary level was increased from $725,000 to $800,000; and

•	Mr. Ray’s base salary level was increased from $500,000 to $550,000.

The Compensation Committee determined it would be appropriate to increase Mr. Milligan’s base salary level in the light of the fact that his total direct compensation fell below the median of our peer group for his position (taking into account the removal of SanDisk from our peer group after the acquisition of SanDisk). In addition, Mr. Milligan’s base salary level had not been adjusted for three years, with the last increase occurring in July 2013. The Compensation Committee determined it would be appropriate to position Mr. Milligan’s total direct compensation to be between the median and the 75th percentile of our peer group, consistent with our pay positioning strategy. In addition, it was determined to adjust the base salary levels of Messrs. Cordano and Ray, consistent with our pay positioning strategy, the composite market data for their positions, and each executive’s expected individual future contributions to the company.

LTI Awards

The following LTI awards were granted to our named executive officers in fiscal 2017:

•	Mr. Milligan was granted (i) 172,308 PSUs and (ii) 264,170 stock options.

•	Mr. Cordano was granted (i) 62,153 PSUs, (ii) 31,076 RSUs, and (iii) 142,932 stock options.

•	Mr. Long was granted (i) 31,076 PSUs, (ii) 15,538 RSUs, and (iii) 71,466 stock options.

•	Mr. Ray was granted (i) 15,260 PSUs, (ii) 30,521 RSUs, and (iii) 70,190 stock options.

The terms of these RSU and stock option awards were substantially the same as the terms of our RSU and stock option awards granted under our fiscal 2016 annual LTI program, except that the RSUs have a four-year ratable vesting schedule rather than three-year vesting schedule. The terms of the new PSU awards granted to our named executive officers generally were similar to the terms of our PSU awards granted under our fiscal 2016 LTI program except that the performance metrics are based on revenue, earnings per share and cash flow from operations. Mr. Milligan received PSUs and options in lieu of a mix of PSUs, RSUs and options so that his entire award will be subject to performance-based vesting requirements (PSUs) or stock price appreciation (stock options). In addition, 33% of Mr. Milligan’s PSUs (or 25% of the overall annual LTI award grant date value) has a potential payout of 0% to 300% (rather than 0% to 200%), subject to achievement of performance metrics to be finalized by the Compensation Committee, while the remaining portion of Mr. Milligan’s PSUs has the same performance metrics, payout leverage and vesting conditions as the PSU awards granted to our other named executive officers.

The following report of our Compensation Committee shall not be deemed soliciting material or to be filed with the Securities and Exchange Commission or subject to Regulation 14A or 14C under the Exchange Act or to the liabilities of Section 18 of the Exchange Act, nor shall any information in this report be incorporated by reference into any past or future filing under the Securities Act of 1933, as amended (the “Securities Act”), or the Exchange Act, except to the extent that we specifically request that it be treated as soliciting material or specifically incorporate it by reference into a filing under the Securities Act or the Exchange Act.

REPORT OF THE COMPENSATION COMMITTEE

Dear Fellow Stockholders,

The Compensation Committee has reviewed and discussed the foregoing Compensation Discussion and Analysis with management, and based on that review and discussion, the Compensation Committee recommended to our Board of Directors that the Compensation Discussion and Analysis be included in the Proxy Statement for our 2016 Annual Meeting of Stockholders and incorporated by reference into our 2016 Annual Report on Form 10-K.

COMPENSATION COMMITTEE

Michael D. Lambert, Chairman
Kathleen A. Cote
Len J. Lauer

September 6, 2016

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

All of the Compensation Committee members whose names appear on the Compensation Committee Report above were members of the Compensation Committee during all of fiscal 2016, except for Ms. Cote, who was appointed to the Compensation Committee in November 2015 following the retirement of Mr. Pardun. Mr. Pardun served as a member of the Compensation Committee during fiscal 2016 until his retirement immediately prior to our 2015 annual meeting of stockholders. All members of the Compensation Committee during fiscal 2016 were independent directors and none of them were our employees or former employees or had any relationship with us requiring disclosure under rules of the SEC requiring disclosure of certain transactions with related persons. There are no Compensation Committee interlocks between us and other entities in which one of our executive officers served on the compensation committee (or equivalent body) or the board of directors of another entity whose executive officer(s) served on our Compensation Committee or Board of Directors.

EXECUTIVE COMPENSATION TABLES AND NARRATIVES

Fiscal Years 2014—2016 Summary Compensation Table

The following table presents information regarding compensation earned for fiscal years 2014, 2015 and 2016 by our named executive officers. Unless otherwise noted, the footnote disclosures apply to fiscal 2016 compensation. For an explanation of the amounts included in the table for fiscal years 2014 or 2015, please see the footnote disclosures in our proxy statement for our annual meeting of stockholders for the corresponding fiscal year.

Name and Principal Position	Fiscal Year	Salary ($)	Bonus ($)	Stock Awards ($)(2)(3)		Option Awards ($)(2)	Non-Equity Incentive Plan Compensation ($)(4)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)(5)	Total ($)
Stephen D. Milligan	2016	1,050,000	—	6,397,567		2,421,583	669,375	—	7,867	10,546,393
Chief Executive Officer	2015	1,050,000	—	6,761,354		2,392,740	1,496,250	—	7,819	11,708,163
	2014	1,050,000	14,962	6,307,313		2,177,257	1,733,288	—	7,742	11,290,562
Michael D. Cordano	2016	725,000	—	5,821,514		1,430,144	338,938	—	6,625	8,322,221
President and Chief	2015	700,000	—	2,454,072		1,861,030	916,300	—	6,625	5,938,027
Operating Officer	2014	700,000	14,245	1,877,174		1,943,964	852,005	—	12,985	5,400,373
Olivier C. Leonetti	2016	500,000	—	2,979,327	(6)	558,107	212,500	—	48,785	4,298,719
Former Executive Vice President and Chief Financial Officer(1)	2015	408,219	150,000	1,527,516		930,499	359,809	—	71,274	3,447,317
Mark P. Long	2016	500,000	—	3,473,956	(7)	—	180,625	—	7,592	4,162,173
Executive Vice President,	2015	475,000	—	1,546,227		883,964	383,563	—	7,466	3,296,220
Chief Financial Officer and Chief Strategy Officer(1)	2014	450,000	3,634	1,126,250		1,166,389	420,942	—	9,821	3,177,036
James J. Murphy	2016	625,000	—	4,802,668	(6)	927,862	379,844	—	16,789	6,752,163
Executive Vice President	2015	625,000	6,875	2,191,114		1,661,619	336,875	—	16,878	4,838,361
	2014	550,000	26,583	1,304,237		1,357,021	581,625	—	13,240	3,832,706
Michael C. Ray Executive Vice President, Chief Legal Officer and Secretary	2016	500,000	—	2,682,911		740,450	159,375	—	8,857	4,091,593

(1)	Our Board of Directors appointed Mr. Long to the role of Executive Vice President, Chief Financial Officer and Chief Strategy Officer, and Mr. Leonetti ceased being our Chief Financial Officer, effective September 1, 2016.

(2)	The amounts shown reflect the aggregate grant date fair value of stock and option awards granted in the applicable fiscal year computed in accordance with ASC 718. These amounts were calculated based on the assumptions described in Note 9 in the Notes to Consolidated Financial Statements included in our

Form 10-K for the applicable fiscal year, but exclude the impact of estimated forfeitures related to service-based vesting conditions. No named executive officer forfeited any stock or option awards during fiscal 2016. See the discussion regarding “LTI Compensation” in the Compensation Discussion and Analysis section for a description of the portions of Mr. Long’s fiscal 2016 PSU award that were forfeited in fiscal 2017. See “Fiscal 2016 Grants of Plan-Based Awards Table” below for information on awards made in fiscal 2016.

(3)	Amounts shown for our named executive officers include the grant date fair value for PSU awards granted during fiscal 2016, as more fully described in the “Grants of Plan-Based Awards Table” below and the narrative that follows that table. Consistent with ASC 718, the grant date fair value was based on target performance and the closing price of our common stock on the grant date. The following amounts represent the grant date value assuming maximum performance under the awards: Mr. Milligan ($8,530,146), Mr. Cordano ($10,001,295), Mr. Leonetti ($6,480,544), Mr. Long ($10,421,868), Mr. Murphy ($8,688,302) and Mr. Ray ($4,650,594).

(4)	The table below summarizes the non-equity incentive plan compensation earned by our named executive officers in fiscal 2016. These amounts are more fully described in the “Compensation Discussion and Analysis” section above and in the “Description of Compensation Arrangements for Named Executive Officers” section below.

Name	STI - 1st Half FY16		STI - 2nd Half FY16
Stephen D. Milligan	$669,375		$—
Michael D. Cordano	$338,938		$—
Olivier C. Leonetti	$212,500		$—
Mark P. Long	$180,625		$—
James J. Murphy	$379,844	(a)	$—
Michael C. Ray	$159,375		$—

(a)	As described in the “Compensation Discussion and Analysis” section above, the Compensation Committee did not establish a bonus opportunity for Mr. Murphy under the STI for the first quarter of fiscal 2016. The amount reflected in this table represents Mr. Murphy’s bonus payment under the STI for the second quarter of fiscal 2016.

(5)	The table below summarizes all other compensation to each of our named executive officers in fiscal 2016:

Name	Perquisites(a)		401(k) Plan Company Matching Contributions	Other
Stephen D. Milligan	—		$6,625	—
Michael D. Cordano	—		$6,625	—
Olivier C. Leonetti	—		$6,625	$40,780	(b)
Mark P. Long	—		$6,782	—
James J. Murphy	$10,164	(c)	$6,625	—
Michael C. Ray	—		$6,445	—

(a)	In accordance with applicable SEC rules, no amount is reflected if the aggregate amount of perquisites and other personal benefits paid to such individual during fiscal 2016 was less than $10,000.

(b)	The amount shown reflects $25,455 of reimbursed relocation expenses, including $22,182 for travel expenses, $3,273 for temporary housing expenses, and a tax gross up payment of $15,325, pursuant to our company-wide relocation policy.

(c)	The amount shown reflects a taxable life insurance benefit of $2,322 and reimbursed financial planning services of $7,842, including $3,750 for financial services rendered and a tax gross up payment of $4,092, pursuant to our financial services reimbursement policy.

(6)	In connection with the termination of employment of Messrs. Leonetti and Murphy in fiscal 2017, Mr. Leonetti will forfeit his Integration PSU award with a grant date fair value of $1,504,865, and Mr. Murphy will forfeit his Integration PSU award with a grant date fair value of $2,351,391.

(7)	The amount shown reflects the accounting grant date fair value with respect to Mr. Long’s fiscal 2016 LTI PSU award, excluding the effect of the cancellation of certain tranches of the award in fiscal 2017, consistent with ASC Topic 718. See the discussion regarding “LTI Compensation” in the Compensation Discussion and Analysis section for a description of the portions of Mr. Long’s fiscal 2016 PSU award that were forfeited in fiscal 2017. Mr. Long’s stock award for fiscal 2016 consisted of a PSU award totaling 69,889 shares at target level, which our Compensation Committee approved on September 17, 2015. However, because certain performance goals were not established as of the grant date of September 17, 2015, Mr. Long’s LTI PSU award is treated as separate grants with separate grant date values under applicable SEC and accounting rules. The intended total grant value of the award was approximately $6 million, based on the closing price of our stock on the NASDAQ Stock Market on August 3, 2015 ($85.85), which was the stock price used to determine the number of shares underlying the annual LTI grants for our other named executive officers. Accordingly, the number of shares underlying Mr. Long’s LTI PSU award was converted based on the stock price on August 3, 2015 ($6 million divided by $85.85 produced a target number of 69,889 shares). At the time Mr. Long’s LTI PSU award was approved on September 17, 2015, the value of the target number of shares subject to the award was approximately $5.6 million based on the closing price of our stock on that date ($80.73). However, under applicable accounting rules, certain portions, or tranches, of Mr. Long’s LTI PSU award were not considered to have been granted at that time because the applicable performance goals for such tranches had not been established. The portion of Mr. Long’s LTI PSU award considered to have been granted on September 17, 2015 consisted of all of the tranches of the award other than the portions that related to the achievement of the Integration PSU performance goal and Board Approved Plan metrics (which had not been set at that time), and covered 38,788 shares at the target level with a grant date fair value of approximately $3,131,355 (based on our closing stock price of $80.73 on September 17, 2015). The Integration PSU award performance metrics were approved by our Compensation Committee on March 18, 2016, and the portion of Mr. Long’s LTI PSU award related to the achievement of those goals was considered granted at that time under applicable SEC and accounting rules. This portion of the award covered 6,989 shares at the target level and had a grant date fair value of approximately $342,601 (based on our closing stock price of $49.02 on March 18, 2016). Because the Board Approved Plan targets (covering 24,112 shares at the target level) were not approved in fiscal 2016, the portion of Mr. Long’s LTI PSU award related to the achievement of these goals was not considered to have been granted in fiscal 2016 under applicable SEC and accounting rules, and no grant date fair value has been reflected for these shares in the Summary Compensation Table. Of the total 69,889 shares (at the target level) underlying Mr. Long’s LTI PSU award, 13,978 shares were cancelled in fiscal 2017.

Fiscal 2016 Grants of Plan-Based Awards Table

The following table presents information regarding all grants of plan-based awards made to our named executive officers during our fiscal year ended July 1, 2016.

			Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards
Name	Award Type(1)	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)	All Other Stock Awards: Number of Shares of Stock or Units (#)(2)	All Other Option Awards: Number of Securities Underlying Options (#)(3)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($)(4)
Stephen D. Milligan	STI — 1st Half FY16 PSUs	7/4/15	393,750	787,500	1,575,000	—	—	—	—	—	—	—
	(FY16-17)(5)	8/5/15	—	—	—	25,181	50,361	100,722	—	—	—	4,265,073
	RSUs	8/5/15	—	—	—	—	—	—	25,180	—	—	2,132,494
	Options	8/5/15	—	—	—	—	—	—	—	104,539	84.69	2,421,583
	STI — 2nd Half FY16	1/2/16	393,750	787,500	1,575,000	—	—	—	—	—	—	—
Michael D. Cordano	STI — 1st Half FY16 PSUs	7/4/15	199,375	398,750	797,500	—	—	—	—	—	—	—
	(FY16-17)(5) PSUs	8/4/15	—	—	—	5,387	10,774	21,548	—	—	—	909,218
	(Integration)(6)	3/7/16	—	—	—	44,514	55,643	166,929	—	—	—	2,727,620
	RSUs	8/4/15	—	—	—	—	—	—	21,549	—	—	1,818,520
	Options	8/4/15	—	—	—	—	—	—	—	44,731	84.39	1,032,494
	RSUs	11/3/15	—	—	—	—	—	—	5,343	—	—	366,156
	Options	11/3/15	—	—	—	—	—	—	—	22,421	68.53	397,650
	STI — 2nd Half FY16	1/2/16	226,563	453,125	906,250	—	—	—	—	—	—	—
Olivier C. Leonetti	STI — 1st Half FY16	7/4/15	125,000	250,000	500,000	—	—	—	—	—	—	—
	PSUs
	(FY16-17)(5) PSUs	8/4/15	—	—	—	5,824	11,648	23,296	—	—	—	982,975
	(Integration)(6)	3/7/16	—	—	—	24,559	30,699	92,097	—	—	—	1,504,865
	RSUs	8/4/15	—	—	—	—	—	—	5,824	—	—	491,487
	Options	8/4/15	—	—	—	—	—	—	—	24,179	84.39	558,107
	STI — 2nd Half FY16	1/2/16	125,000	250,000	500,000	—	—	—	—	—	—	—
Mark P. Long	STI — 1st Half FY16	7/4/15	106,250	212,500	425,000	—	—	—	—	—	—	—
	PSUs (7) PSUs	9/17/15	—	—	—	31,450	62,900	188,700	—	—	—	3,131,355
	(Integration)(6)	3/7/16	—	—	—	3,495	6,989	20,967	—	—	—	342,601
	STI — 2nd Half FY16	1/2/16	125,000	250,000	500,000	—	—	—	—	—	—	—
James J. Murphy	STI — Q2 FY16 PSUs	10/3/15	85,938	171,875	343,750	—	—	—	—	—	—	—
	(FY16-17)(5)	8/4/15	—	—	—	4,841	9,682	19,364	—	—	—	817,064
	PSUs
	(Integration)(6)	3/7/16	—	—	—	38,374	47,968	143,904	—	—	—	2,351,391
	RSUs	8/4/15	—	—	—	—	—	—	19,365	—	—	1,634,212
	Options	8/4/15	—	—	—	—	—	—	—	40,198	84.39	927,862
	STI — 2nd Half FY16	1/2/16	171,875	343,750	687,500	—	—	—	—	—	—	—
Michael C. Ray	STI — 1st Half FY16 PSUs	7/4/15	93,750	187,500	375,000	—	—	—	—	—	—	—
	(FY16-17)(5) PSUs	8/4/15	—	—	—	2,074	4,149	8,298	—	—	—	350,134
	(Integration)(6)	3/7/16	—	—	—	21,489	26,862	80,586	—	—	—	1,316,775
	RSUs	8/4/15	—	—	—	—	—	—	8,299	—	—	700,353
	Options	8/4/15	—	—	—	—	—	—	—	17,227	84.39	397,639
	RSUs	11/3/15	—	—	—	—	—	—	4,606	—	—	315,649
	Options	11/3/15	—	—	—	—	—	—	—	19,329	68.53	342,811
	STI — 2nd Half FY16	1/2/16	106,250	212,500	425,000	—	—	—	—	—	—	—

(1)	To help explain this table and the awards granted to our named executive officers in fiscal 2016, we have included an additional column showing the type of award granted.

(2)	Represents RSUs awarded to the named executive officer, which are scheduled to vest ratably over three years. See “Description of Compensation for Named Executive Officers — Equity-Based Awards” below for more information about these awards.

(3)	Represents stock options awarded to the named executive officer, which vest 25% on the first anniversary of the grant date and 6.25% at the end of each three-month period thereafter until the stock option is fully vested on the fourth anniversary of the grant date. See “Description of Compensation for Named Executive Officers — Equity-Based Awards” below for more information about these awards.

(4)	The dollar value of the awards shown represents the grant date fair value of the award computed in accordance with ASC 718. See Note 9 in the Notes to Consolidated Financial Statements included in our 2016 Annual Report on Form 10-K for more information about the assumptions used to determine these amounts.

(5)	Represents an annual LTI PSU award granted to the named executive officer for the performance period covering fiscal years 2016 and 2017, subject to cliff vesting at the end of the two-year measurement period based on our achievement of specified operating income and revenue goals that correspond to specific payment percentages ranging between 0% and 200% of the target number of units subject to the award.

(6)	Represents an Integration PSU award granted to the named executive officer for the performance periods covering October 2015 through December 2017, subject to ratable vesting on the second and third anniversaries of the grant date based on achievement of specified synergy goals and an employee engagement MBO modifier that correspond to a specific payment percentage ranging between 0% to 300% of the target number of units subject to the award. Each Integration PSU award was approved by our Compensation Committee on March 7, 2016. However, the performance goals were approved on March 18, 2016, and the award was considered granted at that time under applicable SEC and accounting rules. Accordingly, the grant date fair value of the award at the target level is based on our closing stock price of $49.02 on March 18, 2016.

(7)	With respect to Mr. Long’s LTI PSU award, please see the section entitled “LTI Compensation – Fiscal 2016 LTI PSU Award – Mr. Long” in the Compensation Discussion and Analysis section of this Proxy Statement for a description of the vesting terms and conditions applicable to his LTI PSU award. For a description of the grant date fair value of Mr. Long’s LTI PSU award, please see footnote 7 to the “Fiscal Years 2014—2016 Summary Compensation Table” above.

Description of Compensation Arrangements for Named Executive Officers

Overview

The “Fiscal Years 2014 — 2016 Summary Compensation Table” above quantifies the value of the different forms of compensation earned by our named executive officers in fiscal years 2014, 2015 and 2016, and the “Fiscal 2016 Grants of Plan-Based Awards Table” above provides information regarding the equity incentive awards and non-equity incentive awards granted to our named executive officers in fiscal 2016. These tables should be read in conjunction with the narrative descriptions and additional tables that follow.

Employment Agreement with Mr. Milligan

We are party to an amended and restated employment agreement with Mr. Milligan, effective as of September 6, 2012, which has a five-year term. Mr. Milligan’s employment continues under the employment agreement through January 2, 2018. Under Mr. Milligan’s employment agreement, Mr. Milligan is entitled to an annual base salary of $1 million effective January 2, 2013, and an annual target bonus under the STI equal to 150% of his base salary. Mr. Milligan’s base salary and target bonus opportunity may be increased by the

Compensation Committee in its sole discretion. The agreement does not contain any severance protection, although Mr. Milligan participates in our severance plans applicable to all executive officers, as described below under “Potential Payments upon Termination or Change in Control.”

Non-Equity Incentive Plan Compensation and Awards

Under our STI, our executive officers and other participating employees are eligible to receive cash bonus awards on a semi-annual basis (or such other period as the Compensation Committee approves). The amount of the bonuses payable under our STI are determined based on our achievement of operating and/or financial performance goals established by the Compensation Committee semi-annually (or such other period as the Compensation Committee approves) as well as other discretionary factors, including non-financial and strategic operating objectives, business and industry conditions and individual and business group performance.

The executive is generally required to remain employed with us through the date on which the Compensation Committee determines, and we pay, the bonus amounts for the applicable bonus period to be eligible to receive payment of the bonus for that period. See the “Compensation Discussion and Analysis” section above for a more detailed description of our STI and tables reflecting each executive’s STI target bonus opportunities and actual bonus payouts under the STI for fiscal 2016.

Equity-Based Awards

Each stock option, RSU and PSU award reported in the “Fiscal 2016 Grants of Plan-Based Awards Table” was granted by the Compensation Committee under, and is subject to, the terms of our 2004 Performance Incentive Plan. Our Board of Directors has delegated general administrative authority for the 2004 Performance Incentive Plan to the Compensation Committee. The Compensation Committee has broad authority under the 2004 Performance Incentive Plan with respect to granting awards, including the authority to select participants and determine the type of award they are to receive, to determine the number of shares that are to be subject to awards and the terms and conditions of awards, to accelerate or extend the vesting or exercisability or extend the term of any or all outstanding awards, to make certain adjustments to an outstanding award and to authorize the conversion, succession or substitution of an award upon the occurrence of certain corporate events such as reorganizations, mergers and stock splits, and to make provision for the payment of the purchase price of an award (if any) and ensure that any tax withholding obligations incurred in respect of awards are satisfied.

PSU Awards. The annual LTI PSU awards granted to Messrs. Milligan, Cordano, Leonetti, Murphy and Ray were granted as part of our regular annual LTI award process. In lieu of an annual LTI grant, Mr. Long was granted a PSU award with terms and conditions as described herein.

With respect to the annual LTI PSU awards granted to Messrs. Milligan, Cordano, Leonetti, Murphy and Ray, each PSU award represents a contractual right to receive a target number of shares of our common stock based on achievement of certain goals over the performance period. The Compensation Committee selected cumulative revenue and cumulative adjusted operating income as the performance goals over the two-year performance period covering fiscal years 2016 and 2017, with each PSU award subject to cliff vesting after the completion of the two-year performance period upon achievement of the pre-established performance goals. The actual number of shares of our common stock that may become earned and payable after the performance period will range from 0% to 200% of the target number of shares underlying these PSU awards based on the level of achievement of the milestones.

With respect to Mr. Long’s LTI PSU award, please see the section entitled “LTI Compensation – Fiscal 2016 LTI PSU Award – Mr. Long” in the Compensation Discussion and Analysis section of this Proxy Statement for a description of the vesting terms and conditions applicable to his LTI PSU award.

The Integration PSUs granted to Messrs. Cordano, Leonetti, Long, Murphy and Ray in March 2016 were granted as a one-time LTI award. Each Integration PSU represents the contractual right to receive a target number of shares of our common stock based on the achievement of certain goals over the performance periods covering October 2015 through December 2017, subject to ratable vesting on the second and third anniversaries of the grant date based on achievement of specified synergy goals and an employee engagement MBO modifier. The actual number of shares of our common stock that may become earned and payable under the Integration PSUs will range from 0% to 300% of the target number of shares underlying the awards based on these vesting criteria.

Our named executive officers are not entitled to voting rights with respect to their PSUs. However, if we pay an ordinary cash dividend on our outstanding shares of common stock, the named executive officer will have the right to receive a dividend equivalent with respect to any unpaid PSUs (whether vested or not) held as of the record date for the dividend payment. A dividend equivalent is a credit to the named executive officer’s bookkeeping account of an additional number of PSUs equal to (i) the per-share cash dividend, multiplied by (ii) the target number of PSUs held by the named executive officer as of the record date of the dividend payment, divided by (iii) the per-share closing market price of our common stock on the date the dividend is paid. Dividend equivalents will be subject to the same vesting, payment and other terms and conditions as the original PSUs to which they relate (except that dividend equivalents may be paid in cash based on the closing market price of a share of our common stock on the date of payment).

Stock Options. Each stock option reported in the “Fiscal 2016 Grants of Plan-Based Awards Table” has a per-share exercise price equal to the closing market price of a share of our common stock on the grant date as reported by the NASDAQ Stock Market. In general, each stock option granted to our named executive officers in fiscal 2016 vests 25% on the first anniversary of its grant date and 6.25% at the end of each three-month period thereafter until the stock option is fully vested on the fourth anniversary of its grant.

Once vested, each stock option will generally remain exercisable until its normal expiration date. Stock options granted during fiscal 2016 expire on the seventh anniversary of their grant date. Outstanding options, however, may terminate earlier in connection with the termination of the named executive officer’s employment with us. In the event an executive’s employment terminates, stock options granted to the executive will generally remain exercisable until the earlier to occur of three months following the executive’s severance date or the expiration date of the stock options, except that all outstanding stock options held by an executive will terminate immediately in the event the executive’s employment is terminated for cause. Subject to the earlier expiration of the stock options, stock options granted to the named executive officer will remain exercisable for a longer period upon the occurrence of specified events, as follows: one year in the event the executive ceases to be an employee due to his total disability; three years in the event of the executive’s death; and three years after the executive meets the criteria of a “qualified retiree” by satisfying certain minimum service-period requirements described below.

RSUs. Each RSU award granted to our named executive officers in fiscal 2016 represents a contractual right to receive one share of our common stock per RSU on the vesting date(s) of the RSUs. The vesting dates of the RSU awards reported in the “Fiscal 2016 Grants of Plan-Based Awards Table” are disclosed in “Outstanding Equity Awards at Fiscal 2016 Year-End Table” below.

Our named executive officers are not entitled to voting rights with respect to their RSUs. However, if we pay an ordinary cash dividend on our outstanding shares of common stock, the named executive officer will have the right to receive a dividend equivalent with respect to any unpaid RSU (whether vested or not) held as of the record date for the dividend payment. A dividend equivalent is a credit to the named executive officer’s bookkeeping account of an additional number of RSUs equal to (i) the per-share cash dividend, multiplied by (ii) the number of RSUs held by the named executive officer as of the record date of the dividend payment, divided by (iii) the per-share closing market price of our common stock on the date the dividend is paid. Dividend equivalents will be subject to the same vesting, payment and other terms and conditions as the original stock units to which they relate (except that dividend equivalents may be paid in cash based on the closing market price of a share of our common stock on the date of payment).

Additional information regarding the vesting acceleration provisions applicable to equity awards granted to our named executive officers is included below under the heading “Potential Payments upon Termination or Change in Control.”

Outstanding Equity Awards at Fiscal 2016 Year-End Table

The following table presents information regarding the current holdings of stock options and stock awards (and corresponding dividend equivalents) held by each of our named executive officers as of July 1, 2016. This table includes vested but unexercised stock option awards, unvested and unexercisable stock option awards, and unvested awards of RSUs and PSUs at target level.

		Option Awards					Stock Awards
Name	Grant Date(1)	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable		Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)(2)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(2)
Stephen D. Milligan	3/19/2012	15,425	—		38.19	3/19/2019	—		—	—		—
	9/6/2012	18,490	6,164	(3)	43.11	9/6/2019	—		—	—		—
	8/14/2013	28,318	28,319	(3)	68.49	8/14/2020	33,019	(4)	1,534,393	—		—
	9/11/2014	32,417	41,677	(3)	100.06	9/11/2021	15,921	(5)	739,849	—		—
	8/5/2015	—	104,539	(3)	84.69	8/5/2022	26,170	(5)	1,216,120	52,342	(6)	2,432,333

Michael D. Cordano	5/16/2012	7,185	—		38.63	5/16/2019	—		—	—		—
	9/6/2012	17,688	5,896	(3)	43.11	9/6/2019	—		—	—		—
	8/14/2013	15,171	25,284	(3)	68.49	8/14/2020	14,741	(7)	685,014	—		—
	9/11/2014	25,214	32,415	(3)	100.06	9/11/2021	19,812	(8)	920,664	—		—
	8/4/2015	—	44,731	(3)	84.39	8/4/2022	22,397	(5)	1,040,789	11,198	(6)	520,371
	11/3/2015	—	22,421	(3)	68.53	11/3/2022	5,519	(5)	256,468	—		—
	3/7/2016	—	—		—	—	—		—	56,875	(9)	2,642,981	(10)

Olivier C. Leonetti	9/11/2014	12,606	16,208	(3)	100.06	9/11/2021	1,857	(11)	86,295	—		—
	8/4/2015	—	24,179	(3)	84.39	8/4/2022	6,053	(5)	281,283	12,106	(6)	562,566
	3/7/2016	—	—		—	—	—		—	31,379	(9)	1,458,182	(10)

Mark P. Long	2/13/2013	7,887	7,887	(3)	48.63	2/13/2020	—		—	—		—
	8/14/2013	14,160	15,171	(3)	68.49	8/14/2020	8,844	(7)	410,981	—		—
	9/11/2014	11,977	15,396	(3)	100.06	9/11/2021	13,443	(8)	624,696	—		—
	9/17/2015	—	—		—	—	—		—	87,468	(12)	4,064,638	(13)
	3/7/2016	—	—		—	—	—		—	6,989	(9)	324,779	(13)

James J. Murphy	9/14/2011	3,017	—		29.60	9/14/2018	—		—	—		—
	5/16/2012	11,063	—		38.63	5/16/2019	—		—	—		—
	9/6/2012	13,921	3,480	(3)	43.11	9/6/2019	—		—	—		—
	8/14/2013	8,643	10,805	(3)	68.49	8/14/2020	6,299	(7)	292,715	—		—
	11/13/2013	5,231	6,539	(14)	72.44	11/13/2020	3,714	(15)	172,590	—		—
	9/11/2014	22,511	28,943	(3)	100.06	9/11/2021	17,689	(8)	822,008	—		—
	8/4/2015	—	40,198	(3)	84.39	8/4/2022	20,127	(5)	935,302	10,063	(6)	467,628
	3/7/2016	—	—		—	—	—		—	49,030	(9)	2,278,424	(10)

Michael C. Ray	5/16/2012	2,719	—		38.63	5/16/2019	—		—	—		—
	9/6/2012	3,726	1,863	(3)	43.11	9/6/2019	—		—	—		—
	8/14/2013	5,460	6,827	(3)	68.49	8/14/2020	3,980	(7)	184,951	—		—
	9/11/2014	9,856	12,668	(3)	100.06	9/11/2021	4,839	(8)	224,868	—		—
	8/4/2015	—	17,227	(3)	84.39	8/4/2022	8,625	(5)	400,804	4,312	(6)	200,379
	11/3/2015	—	19,329	(3)	68.53	11/3/2022	4,758	(5)	221,104	—		—
	3/7/2016	—	—		—	—	—		—	27,457	(9)	1,275,927	(10)

(1)	To help explain this table and the awards held by our named executive officers, we have included an additional column showing the grant date of each stock option and stock award.

(2)	The amount shown for the market value of the stock awards is based on the $46.47 closing price of our common stock on July 1, 2016, the last trading day in fiscal 2016.

(3)	These stock option awards are scheduled to vest as to 25% of the underlying shares on the first anniversary of the grant date, and as to an additional 6.25% of the underlying shares at the end of each three-month period thereafter until the award is fully vested on the fourth anniversary of the grant date.

(4)	These stock unit awards are scheduled to vest in full on the third anniversary of the grant date.

(5)	These stock unit awards are scheduled to vest in three substantially equal annual installments on each of the first, second and third anniversaries of the grant date.

(6)	This PSU award is scheduled to vest at the end of fiscal 2017 based on achievement of cumulative revenue and operating income goals established by the Compensation Committee for the two-year period covering fiscal years 2016 and 2017. The award will be payable in shares of our common stock at the end of the performance period based on our achievement of the specified goals that correspond to specific payment percentages ranging between 0% and 200% of the target number of units subject to the award indicated in the table above.

(7)	These stock unit awards are scheduled to vest as to 50% of the shares subject to the award on the second anniversary of the grant date and as to the remaining 50% on the third anniversary of the grant date.

(8)	With respect to Mr. Cordano’s RSUs, 12,383 are scheduled to vest ratably over three years, and 7,429 are scheduled to cliff vest two years following the grant date. With respect to Mr. Long’s RSUs, 5,881 are scheduled to vest ratably over three years, and 7,562 are scheduled to cliff vest two years following the grant date. With respect to Mr. Murphy’s RSUs, 11,056 are scheduled to vest ratably over three years, and 6,633 are scheduled to cliff vest two years following the grant date. See “Description of Compensation for Named Executive Officers — Equity-Based Awards” below for more information about these awards.

(9)	The Integration PSU award is scheduled to vest ratably on the second and third anniversaries of the grant date, subject to achievement of performance metrics established by the Compensation Committee. The award will be payable in shares of our common stock on the vest dates based on our achievement of the specified goals that correspond to specific payment percentages ranging between 0% and 300% of the target number of units subject to the award indicated in the table above.

(10)	The Integration PSU award was approved by our Compensation Committee on March 7, 2016. However, the performance goals were approved on March 18, 2016, and the award was considered granted at that time under applicable SEC and accounting rules. Accordingly, the grant date fair value of the award at the target level is based on our closing stock price of $49.02 on March 18, 2016.

(11)	These stock unit awards are scheduled to vest as to 80% of the shares subject to the award on the first anniversary of the grant date and as to the remaining 20% on the second anniversary of the grant date.

(12)	With respect to Mr. Long’s LTI PSU award, please see the section entitled “LTI Compensation – Fiscal 2016 LTI PSU Award – Mr. Long” in the Compensation Discussion and Analysis section of this Proxy Statement for a description of the vesting terms and conditions applicable to his LTI PSU award and performance-based vesting determinations for fiscal 2016. The number of shares reflected in the table above is based on the portion of Mr. Long’s LTI PSU award that was considered to have been granted during fiscal 2016 for accounting purposes and after applying the performance-based vesting determinations for the award for fiscal 2016.

(13)	For a description of the grant date fair value of Mr. Long’s LTI PSU award, please see footnote 7 to the “Fiscal Years 2014—2016 Summary Compensation Table” above.

(14)	These stock option awards vested as to 25% of the underlying shares on August 14, 2014, and as to an additional 6.25% of the underlying shares at the end of each three-month period thereafter until the award is fully vested on August 14, 2017.

(15)	These stock unit awards vested as to 50% of the shares subject to the award on August 14, 2015 and as to the remaining 50% on August 14, 2016.

Fiscal 2016 Option Exercises and Stock Vested Table

The following table presents information regarding the amount realized upon the exercise of stock options and the vesting of stock unit awards for our named executive officers during fiscal 2016.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(2)
Stephen D. Milligan	13,876	527,640	96,142	6,474,866
Michael D. Cordano	13,347	392,719	41,290	3,342,381
Olivier C. Leonetti	—	—	13,541	910,674
Mark P. Long	3,506	113,694	50,654	2,937,197
James J. Murphy	—	—	27,437	2,222,268
Michael C. Ray	8,270	293,664	12,839	1,038,201

(1)	The amount shown for value realized on exercise of stock options equals (i) the number of shares of our common stock to which the exercise of the stock option related, multiplied by (ii) the difference between the per-share market price of the shares on the date of exercise and the per-share exercise price of the option. If the stock acquired upon exercise was sold on the day of exercise, the market price was determined as the actual sales price of the stock. If the stock acquired upon exercise was not sold on the day of exercise, the market price was determined as the closing price of the stock on the NASDAQ Stock Market on the exercise date.

(2)	The amount shown for the value realized on the vesting of stock awards equals the number of shares of our common stock acquired by the executive officer upon vesting of his stock award (and corresponding dividend equivalents) during fiscal 2016 multiplied by the closing price of the stock on the NASDAQ Stock Market on the applicable vesting date (or, for PSUs, the applicable payment date) of the award.

Fiscal 2016 Non-Qualified Deferred Compensation Table

The following table presents information regarding the contributions to, investment earnings, distributions and total value of our named executive officers’ balances under our Deferred Compensation Plan during fiscal 2016.

Name	Executive Contributions in Last FY ($)	Registrant Contributions in Last FY ($)	Aggregate Earnings in Last FY ($)(1)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last FYE ($)(2)
Stephen D. Milligan	594,563	—	57,793	—	2,715,453
Michael D. Cordano	—	—	—	—	—
Olivier C. Leonetti	—	—	—	—	—
Mark P. Long	—	—	—	—	—
James J. Murphy	403,864	—	50,811	—	2,155,946
Michael C. Ray	—	—	—	—	—

(1)	The amounts reported are not considered to be at above-market rates under applicable SEC rules. In accordance with SEC rules, we did not include these amounts as compensation to the named executive officers in the “Fiscal Years 2014 — 2016 Summary Compensation Table” above.

(2)	The balances reported represent compensation already reported in the “Fiscal Years 2014 — 2016 Summary Compensation Table” in this year’s Proxy Statement and its equivalent table in prior years’ proxy statements, except for the earnings on contributions that are not considered to be at above-market rates under SEC rules and for amounts earned while the individual was not a named executive officer under SEC rules.

Non-Qualified Deferred Compensation Plan

We permit our named executive officers and other key employees to elect to receive a portion of their compensation reported in the “Fiscal Years 2014 — 2016 Summary Compensation Table” on a deferred basis under our Deferred Compensation Plan. Under the plan, each participant may elect to defer a minimum of $2,000 and a maximum of 80% of his or her eligible compensation that may be earned during the following year.

Under the plan, we are permitted to make additional discretionary contributions with respect to amounts deferred under the plan. We did not make any discretionary contributions during fiscal 2016. In addition, we have not in the past made any discretionary contributions under the Deferred Compensation Plan to any of our current named executive officers.

For cash amounts deferred under the plan, the participant may elect one or more measurement funds to be used to determine investment gains or losses to be credited to his or her account balance, including certain mutual funds. Amounts may be deferred until a specified date, retirement, disability or death. At the participant’s election, compensation deferred until retirement or death may be paid as a lump sum or in installments over five, ten, fifteen or twenty years. If the participant’s employment terminates before the participant qualifies for retirement, including due to disability, the participant’s deferred compensation balance will be paid in a single lump sum upon termination. Emergency hardship withdrawals are also permitted under the plan.

Prior to the plan year beginning on January 1, 2016, under our Deferred Compensation Plan, named executive officers and other key employees were permitted to defer receipt of any RSUs awarded under our 2004 Performance Incentive Plan beyond the vesting date of the award. A participant could elect to defer receipt of RSUs until a specified date, retirement, disability or death, as described above. If a participant made an election to defer RSUs, the participant would receive a distribution with respect to the RSUs (including any stock units credited as dividend equivalents) in an equivalent number of shares of our common stock in accordance with the participant’s deferral election. Commencing with the plan year beginning on January 1, 2016, employees are no longer permitted to defer receipt of RSUs under our Deferred Compensation Plan.

Potential Payments upon Termination or Change in Control

This section describes severance and change in control plans covering our named executive officers and certain agreements we have entered into with some of our named executive officers that could require us to make payments to the executives in connection with certain terminations of their employment with us and/or a change in control.

Change in Control — No Termination

Except as described below, our equity awards will not automatically vest should a change in control occur. Upon the occurrence of certain transactions, including a merger, business combination or other reorganization, stock exchange, sale of all or substantially all of our stock, assets or business, or any other transaction in which we do not survive (or we do not survive as a public company), each award may be terminated. If an award is to be terminated in those circumstances, and the Compensation Committee has not provided for the assumption, substitution, or other continuation or settlement of the award, the award will become fully vested (and PSU awards will become vested at the target number of shares). For the specific definitions related to accelerated vesting in these circumstances, please refer to the applicable stock plan or form of award agreement as filed with the SEC.

Unless otherwise determined by the Compensation Committee, any stock options that are vested prior to or that become vested in connection with a transaction referred to above will generally terminate if not exercised prior to the transaction.

Change in Control — Termination Without Cause or For Good Reason

In addition to the change in control benefits described above, executive officers may be entitled to severance benefits in the event of certain terminations of employment in connection with or following a change in control. These benefits are provided under our Change of Control Severance Plan, which was adopted by our Board of Directors on March 29, 2001, as most recently amended and restated as of November 3, 2015. The severance benefits are payable if we or our subsidiaries terminate the employment of the executive officer without “cause” or the employee voluntarily terminates his or her employment for “good reason” within one year after a change in control or prior to and in connection with, or in anticipation of, such a change.

For these purposes:

•	The term “change in control” generally means an acquisition by any person or group of more than one-third of our stock, certain majority changes in our board of directors over a period of not more than two years, mergers and similar transactions that result in a 50% or greater change in our ownership, and certain liquidations and dissolutions of the company.

•	The term “cause” generally means the commission of certain crimes by the executive, the executive’s willful engaging in fraud or dishonest conduct, refusal or failure to perform certain duties, breach of fiduciary duty, or breach of certain other violations of company policy.

•	The term “good reason” generally means a material diminution in the executive’s authority, duties or responsibilities, a material diminution in the executive’s base compensation, certain relocations of the executive’s employment, or a material breach by us (or our successor) with respect to our obligations under the Change of Control Severance Plan.

For the specific definitions of change in control, cause and good reason, please refer to the Change of Control Severance Plan as filed with the SEC.

Each of our named executive officers is a “Tier 1 Executive” for purposes of the Change of Control Severance Plan due to each such officer’s status as an executive officer subject to Section 16 of the Exchange Act.

For each of the named executive officers, the severance benefits generally consist of the following:

(1) a lump sum payment equal to two times the sum of the officer’s annual base compensation plus the target bonus as in effect immediately prior to the change in control or as in effect on the date of notice of termination of the officer’s employment with us, whichever is higher;

(2) 100% vesting of any unvested outstanding equity awards granted to the officer by us, with any performance-based equity awards as to which the applicable performance period has not ended becoming vested at the target level (or, if more favorable, as otherwise provided in the award agreement or other written agreement governing such performance-based award);

(3) extension of the period during which the officer may exercise his or her stock options to the longer of (a) 90 days after the date of termination of his or her employment and (b) the period specified in the plan or agreement governing the options;

(4) continuation for a period of 24 months of the same or equivalent life, health, hospitalization, dental and disability insurance coverage and other employee insurance or welfare benefits, including equivalent coverage for the officer’s spouse and dependent children, and a car allowance equal to what the officer was receiving immediately prior to the change in control, or a lump sum payment equal to the cost of obtaining coverage for 24 months if the officer is ineligible to be covered under the terms of our insurance and welfare benefits plans; and

(5) a lump sum payment equal to the amount of in-lieu payments that the officer would have been entitled to receive during the 24 months after termination of his or her employment if, prior to the change in control, the officer was receiving any cash-in-lieu payments designed to enable the officer to obtain insurance coverage of his or her choosing.

Any health and welfare benefits will be reduced to the extent of the receipt of substantially equivalent coverage by the officer from any successor employer. Our Board of Directors or the Compensation Committee may terminate the Change of Control Severance Plan at any time in its discretion, except in the event of a “change in control” or in anticipation of a “change in control.”

The LTI PSU award granted to Mr. Long in fiscal 2016 is subject to accelerated vesting in the event of the termination of Mr. Long’s employment under circumstances that give rise to the payment of severance benefits under the Change of Control Severance Plan, as follows:

•	100% of the then outstanding and otherwise unvested PSUs previously credited to Mr. Long based on the attainment of a performance milestone will vest as of the date of Mr. Long’s termination of employment; and

•	as to any then outstanding and otherwise unvested and uncredited PSUs that remain eligible to vest and as to which the achievement of the corresponding milestone has not been determined, a pro rata portion of the target number of such PSUs (or, if fewer than the target number remain outstanding, unvested and uncredited, a pro rata portion of such PSUs that remain outstanding), with proration based on the number of days Mr. Long was employed with us during the three-year period commencing on the grant date.

Involuntary Termination Without Cause — No Change in Control

Our Board of Directors adopted an Executive Severance Plan on February 16, 2006, as most recently amended and restated on February 4, 2015, which provides for certain severance benefits in the event an executive’s employment is terminated without “cause.” For these purposes, “cause” generally has the meaning described in the preceding section. For the specific definition of cause, please refer to the Executive Severance Plan as filed with the SEC.

Participants in the Executive Severance Plan include members of our senior management who our Board of Directors or Compensation Committee has designated as a Tier 1 Executive, Tier 2 Executive or Tier 3 Executive. The level of severance benefits payable under the Executive Severance Plan depend upon the executive’s designated Tier. The Compensation Committee has designated each of our named executive officers as a Tier 1 Executive under our Executive Severance Plan.

The Executive Severance Plan provides that a Tier 1 Executive such as each of our named executive officers will receive the following severance benefits in the event we terminate the executive’s employment without cause:

(1) severance equal to the executive’s monthly base salary multiplied by twenty-four (24), subject to applicable taxes and withholding, generally payable in a lump sum cash payment during the ten-day period commencing on the 30th day following separation;

(2) a pro-rata bonus payment, subject to applicable taxes and withholding, under our bonus program for the bonus cycle in which the executive’s termination date occurs (determined based on the number of days in the applicable bonus cycle during which the executive was employed (not to exceed six months) and assuming 100% of the performance targets subject to the bonus award are met regardless of actual funding by us), generally payable in a lump sum cash payment during the ten-day period commencing on the 30th day following separation;

(3) acceleration of the vesting of the executive’s then outstanding equity awards that are subject to time-based vesting to the extent such equity awards would have vested and become exercisable or payable, as applicable, if the executive had remained employed for an additional six months;

(4) outplacement services provided by a vendor chosen by us and at our expense for 12 months following the executive’s termination of employment; and

(5) an amount equal to the applicable COBRA premium rate for company-provided medical, dental and/or vision coverage existing as of the executive’s termination date multiplied by eighteen (18) months, generally payable in a lump sum cash payment during the ten-day period commencing on the 30th day following separation.

Payment of severance benefits under the Executive Severance Plan is conditioned upon the executive’s execution of a valid and effective release of claims. In addition, no executive is entitled to a duplication of benefits under the Executive Severance Plan or any other severance plan of ours or our subsidiaries, including the Change of Control Severance Plan.

The annual LTI PSU awards granted to Messrs. Milligan, Cordano, Leonetti, Murphy and Ray in fiscal 2016 provide for accelerated vesting at target level in the event of a termination of employment under circumstances that give rise to severance benefits under the Executive Severance Plan. The LTI PSU award granted to Mr. Long in fiscal 2016 is subject to accelerated vesting in the same manner as described above in connection with a termination of his employment under circumstances that give rise to severance benefits under the Change of Control Severance Plan. The Integration PSUs granted to Messrs. Cordano, Leonetti, Murphy and Ray are subject to accelerated vesting in the event of an involuntary termination of the officer’s employment due to a restructuring on or after the date that the Compensation Committee determines the number of units to be credited to the officer for the second measurement period concluding in December 2017, and the officer would receive the outstanding and otherwise unvested stock units that were previously credited based on the attainment of a performance milestone during the performance period.

Qualified Retirement

In the event an employee retires from employment at a time when the employee meets the criteria of a “qualified retiree” under our standard terms and conditions for stock options, all unvested stock options held by the employee at the time of termination will accelerate. In order to be a qualified retiree, an employee is generally required to have at least five years of continuous service with us and the employee must also be at least age 65 at the time of retirement and his or her age plus total years of continuous service with us must total at least 75.

If an employee meets the applicable “qualified retiree” criteria, the employee’s stock options will remain exercisable for three years after his or her retirement or until their earlier expiration but will immediately terminate in the event the employee provides services to one of our competitors or otherwise competes with us. In that event, we will have the right to pursue recovery of any profits realized by the employee from exercising the stock options during the six-month period prior to the date the employee commenced providing such services to a competitor.

Death

In the event of an employee’s death, the vesting of LTI awards previously granted to the employee will accelerate as described below.

•	For stock options, all unvested stock options held by the employee at the time of death will immediately vest and be exercisable, and the stock options will remain exercisable for three years after the date of the employee’s death or until the earlier expiration of the stock option.

•	For awards of RSUs, a pro rata portion of the stock units due to vest on the next vesting date will immediately vest based on the number of days that the employee was employed by us between the last vesting date of the award and its next vesting date.

•	For annual LTI PSU awards, a pro-rata portion of the award (based on the number of days that the employee was employed by us during the applicable performance period) will remain outstanding and eligible to vest based on actual achievement of the performance milestones over the performance period. Mr. Long’s LTI PSU is subject to accelerated vesting in the same manner as described above in connection with a termination of his employment under circumstances that give rise to severance benefits under the Change of Control Severance Plan.

Calculation of Potential Payments upon Termination or Change in Control

The following table presents our estimate of the benefits payable to the named executive officers under the agreements and plans described above in connection with certain terminations of their employment with us and/ or a change in control. In calculating the amount of any potential payments to the named executive officers, we have assumed the following:

•	The applicable triggering event (i.e., qualifying termination of employment and/or change in control) occurred on July 1, 2016.

•	The price per share of our common stock is equal to the NASDAQ Stock Market closing market price per share on July 1, 2016 ($46.47), the last trading day in fiscal 2016.

•	The company does not survive the change in control, and all outstanding incentive awards are cashed out and terminated in the transaction.

•	Not included in the table below are payments each named executive officer earned or accrued prior to termination, such as the balances under our Deferred Compensation Plan and previously vested equity and non-equity incentive awards, which are more fully described and quantified in the tables and narratives above.

Name	Compensation Element	Change in Control-No Termination (Awards Not Assumed) ($)(1)	Change in Control-With Termination Not for Cause or For Good Reason ($)(2)	Involuntary Termination Without Cause-No Change in Control ($)(3)	Qualified Retirement ($)(4)	Death ($)(5)
Stephen D. Milligan	Cash Severance	—	5,250,000	2,887,500	—	—
	Option Acceleration(6)	20,711	20,711	20,711	—	20,711
	Restricted Stock Unit Acceleration(7)	3,490,386	3,490,386	2,309,738	—	2,136,236
	Performance Stock Unit Acceleration(8)	4,651,899	4,651,899	4,651,899	—	3,434,064
	Continuation of Benefits(9)	—	90,341	28,360	—	—
	Value of Outplacement Services	—	—	14,900	—	—
	TOTAL	8,162,996	13,503,337	9,913,108	—	5,591,011

Michael D. Cordano	Cash Severance	—	3,262,500	1,903,125	—	—
	Option Acceleration(6)	19,811	19,811	19,811	—	19,811
	Restricted Stock Unit Acceleration(7)	2,902,908	2,902,908	1,750,391	—	1,515,411
	Performance Stock Unit Acceleration(8)	1,841,882	3,163,356	520,360	—	260,180
	Continuation of Benefits(9)	—	65,388	34,731	—	—
	Value of Outplacement Services	—	—	14,900	—	—
	TOTAL	4,764,601	9,413,963	4,243,318	—	1,795,402

Mark P. Long	Cash Severance	—	1,950,000	1,237,500	—	—
	Option Acceleration(6)	—	—	—	—	—
	Restricted Stock Unit Acceleration(7)	1,035,678	1,035,678	899,052	—	787,890
	Performance Stock Unit Acceleration(10)	4,543,870	4,543,870	4,543,870	—	4,543,870
	Continuation of Benefits(9)	—	77,816	28,644	—	—
	Value of Outplacement Services	—	—	14,900	—	—
	TOTAL	5,579,548	7,607,364	6,723,966	—	5,331,760

Michael C. Ray	Cash Severance	—	1,850,000	1,212,500	—	—
	Option Acceleration(6)	6,260	6,260	6,260	—	6,260
	Restricted Stock Unit Acceleration(7)	1,031,736	1,031,736	504,752	—	422,579
	Performance Stock Unit Acceleration(8)	838,349	1,476,310	200,387	—	100,194
	Continuation of Benefits(9)	—	64,139	9,968	—	—
	Value of Outplacement Services	—	—	14,900	—	—
	TOTAL	1,876,345	4,428,445	1,948,767	—	529,033

(1)	As described above, none of our equity awards will automatically vest because a change in control event occurs. The amounts shown represent the estimated value of the acceleration of outstanding equity incentive compensation under our incentive compensation plans in connection with a change in control (regardless of whether a termination of employment also occurs), as such acceleration is described more fully above, assuming that the awards were to be terminated in connection with the change in control and the Compensation Committee had not provided for the assumption, substitution or other continuation of the awards.

(2)	The amounts shown represent the estimated value of the severance benefits payable under the Change of Control Severance Plan (and the estimated value of equity acceleration under our stock incentive plans for awards not covered under the Change of Control Severance Plan) in the event of a qualifying termination of employment in connection with a change in control, as such benefits are described more fully above.

(3)	The amounts shown represent the estimated value of the severance benefits payable under the Executive Severance Plan in the event of a termination of employment by us without cause, as such benefits are described more fully above.

(4)	None of the executive officers met the requirements for a “qualified retiree” described above as of July 1, 2016.

(5)	The amounts shown represent the estimated value of the acceleration of outstanding equity and non-equity incentive compensation under our incentive compensation plans in connection with the executive’s death, as such acceleration is described more fully above. For the PSU awards, the amounts assume achievement at 100% of target for the period.

(6)	The amounts shown represent the portion of the option award that would have accelerated in connection with the termination or change in control event and are based on the intrinsic value of that portion of the option as of July 1, 2016. These intrinsic values were calculated by multiplying (i) the difference between the closing NASDAQ market price of a share of our common stock on July 1, 2016 ($46.47), the last trading day in fiscal 2016, and the applicable exercise price by (ii) the number of shares subject to stock options vesting on an accelerated basis on July 1, 2016. As a result, the amounts shown do not include any value for the acceleration of stock options that have an exercise price greater than $46.47 or for stock options that were already vested as of July 1, 2016. Also not included in the table above is any potential value attributable to the extension of a stock option term in connection with certain terminations of employment.

(7)	The amounts shown represent the portion of the RSU award that would have accelerated in connection with the termination event and are based on the intrinsic value of that portion as of July 1, 2016. These intrinsic values were calculated by multiplying (i) the NASDAQ Stock Market closing price of a share of our common stock on July 1, 2016 ($46.47), the last trading day in fiscal 2016, by (ii) the number of stock units that would have vested on an accelerated basis on July 1, 2016.

(8)	The amounts shown represent the target number of PSUs that would have accelerated in connection with the termination event and are based on the intrinsic value of those units as of July 1, 2016. These intrinsic values were calculated by multiplying (i) the closing NASDAQ market price of a share of our common stock on July 1, 2016 ($46.47), the last trading day in fiscal 2016, by (ii) the target number of PSUs that would have vested on an accelerated basis on July 1, 2016.

(9)	For purposes of the calculation for these amounts, expected costs have not been adjusted for any actuarial assumptions related to mortality, likelihood that the executive will find other employment, or discount rates for determining present value.

(10)	The amounts shown represent the number of Mr. Long’s PSUs that would have accelerated in connection with each termination event described under the section “Potential Payments upon Termination or Change in Control” as related to Mr. Long’s PSUs and are based on the intrinsic value of those units as of July 1, 2016. These intrinsic values were calculated by multiplying (i) the closing NASDAQ market price of a share of our common stock on July 1, 2016 ($46.47), the last trading day in fiscal 2016, by (ii) the number of PSUs that would have vested on an accelerated basis on July 1, 2016.

Leonetti Departure

In connection with Mr. Leonetti’s departure as our Chief Financial Officer, we entered into a Separation Agreement and General Release with Mr. Leonetti (the “Leonetti Separation Agreement”). In connection with Mr. Leonetti’s termination of employment on October 1, 2016, he is entitled to receive the following amounts, subject to the terms and conditions of the Leonetti Separation Agreement: cash severance ($1,126,027), continuation of benefits ($28,644), value of outplacement services ($14,900) and transition bonus ($350,000). In accordance with the terms of the Executive Severance Plan, Mr. Leonetti is also entitled to receive accelerated vesting of his then-outstanding stock options and RSUs as if Mr. Leonetti had remained employed through April 1, 2017, the six-month anniversary of his separation date, and accelerated vesting of his annual LTI PSU award granted in August 2015 (at the target level) pursuant to the terms of the PSU award. No value is assigned to the accelerated vesting of his outstanding stock options because all such stock options are underwater based on the NASDAQ Stock Market closing price of a share of our common stock on July 1, 2016 ($46.47) (used as an assumption for purposes of this disclosure) and the applicable exercise price of the stock options. Mr. Leonetti does not hold any RSUs that are subject to accelerated vesting as a result of his termination of employment. The value of the accelerated vesting of his PSUs was approximately $562,573. This amount was calculated by multiplying the number of PSUs by the NASDAQ Stock Market closing price of a share of our common stock on July 1, 2016 ($46.47) (used as an assumption for purposes of this disclosure).

Murphy Departure

In connection with Mr. Murphy’s departure in March 2017, we entered into a Separation Agreement and General Release with Mr. Murphy (the “Murphy Separation Agreement”). In connection with Mr. Murphy’s termination of employment (assumed to be March 25, 2017 for purposes of this disclosure), he is entitled to receive the following amounts, subject to the terms and conditions of the Murphy Separation Agreement: cash severance ($1,410,453), continuation of benefits ($28,643) and value of outplacement services ($14,900). In accordance with the terms of the Executive Severance Plan, Mr. Murphy is also entitled to receive accelerated vesting of his then-outstanding stock options and RSUs as if Mr. Murphy had remained employed through September 25, 2017, the six-month anniversary of his separation date, and accelerated vesting of his annual LTI PSU award granted in August 2015 (at the target level) pursuant to the terms of the PSU award. No value is assigned to the accelerated vesting of his outstanding stock options because all such stock options are underwater based on the NASDAQ Stock Market closing price of a share of our common stock on July 1, 2016 ($46.47) (used as an assumption for purposes of this disclosure) and the applicable exercise price of the stock options. The value of the accelerated vesting of his RSUs was approximately $568,657. This amount was calculated by multiplying the number of RSUs by the NASDAQ Stock Market closing price of a share of our common stock on July 1, 2016 ($46.47) (used as an assumption for purposes of this disclosure). The value of the accelerated vesting of his PSUs was approximately $467,619. This amount was calculated by multiplying the number of PSUs by the NASDAQ Stock Market closing price of a share of our common stock on July 1, 2016 ($46.47) (used as an assumption for purposes of this disclosure).

PROPOSAL 2

ADVISORY VOTE ON EXECUTIVE COMPENSATION

We are providing stockholders with the opportunity to cast a non-binding, advisory vote on the compensation of our named executive officers as disclosed pursuant to the SEC’s executive compensation disclosure rules and set forth in this Proxy Statement (including in the compensation tables and narratives accompanying those tables, as well as in the Compensation Discussion and Analysis).

As described more fully in the “Compensation Discussion and Analysis” section beginning on page 27, our executive compensation program is designed and reviewed periodically throughout the year to achieve the following goals:

•	attract, develop, reward and retain highly qualified and talented individuals;

•	motivate executives to improve the overall performance of our company as a whole as well as the business group for which each executive is responsible, and reward executives when specified measurable results have been achieved;

•	encourage accountability by determining salaries and incentive awards based on each executive’s individual contribution and performance;

•	tie incentive awards to financial and non-financial metrics that drive the performance of our common stock over the long term to further reinforce the linkage between the interests of our stockholders and our executives; and

•	help ensure compensation levels are both externally competitive and internally equitable.

We urge stockholders to read the “Compensation Discussion and Analysis” section, particularly the “Executive Summary,” which describes in more detail how our executive compensation program is designed to achieve these goals and key fiscal 2016 compensation decisions. Highlights of our executive compensation programs include the following:

•	Base Salary. We generally target base salaries for executive officers at approximately the median of composite market data in order to help attract and retain highly qualified executive talent and to compensate executives for sustained individual performance.

•	Short-Term Incentive (STI) Bonus. Our executive officers are eligible to earn short-term incentive pay under our STI program based on our performance against pre-established performance goals for the performance period, which is typically a semi-annual performance period. Our STI is designed primarily to motivate executives to achieve specified performance goals that are important to the continued growth and success of the company and to align the interests of management with the interests of stockholders. We generally target bonus opportunities at a level such that when added to base salary, the executive officer’s target total cash compensation is between the median and the 75th percentile based on composite market data.

•	Long-Term Incentives. Our executive officers are also eligible to receive long-term incentive, or LTI, pay in the form of a combination of stock options, RSUs and PSUs. These long-term incentives are generally granted annually and vest over a two-, three- or four-year period, resulting in overlapping vesting periods that are designed to discourage short-term risk-taking, reinforce the link between the interests of stockholders and our executives and motivate executives to improve the multi-year financial performance of the company. We generally target LTI opportunities at a level such that when added to target total cash compensation, the executive’s target total direct compensation is between the median and the 75th percentile based on composite market data.

A substantial portion of each executive officer’s compensation is awarded in the form of performance-based compensation such as cash bonuses and LTI compensation. The employment agreement we have with Mr. Milligan does not contain any guaranteed payment of bonuses or LTI compensation. We provide generally modest perquisites to our executive officers and do not provide for any tax gross-ups specific to severance or change in control pay for our executive officers. In addition, all executive officers are required to meet, and have satisfied, stock ownership guidelines which help achieve our objective of linking the interests of stockholders and management.

In accordance with the requirements of Section 14A of the Exchange Act (which was added by the Dodd-Frank Wall Street Reform and Consumer Protection Act) and the related rules of the SEC, our Board of Directors will request your advisory vote on the following resolution at the Annual Meeting:

RESOLVED, that the compensation paid to the named executive officers, as disclosed in this Proxy Statement pursuant to the SEC’s executive compensation disclosure rules (which disclosure includes the Compensation Discussion and Analysis, the compensation tables and the narrative discussion that accompanies the compensation tables), is hereby approved.

Vote Required and Recommendation of our Board of Directors

The affirmative vote of a majority of the shares of our common stock represented in person or by proxy at the Annual Meeting and entitled to vote on the proposal is required to approve, on a non-binding, advisory basis, the compensation of our named executive officers.

This proposal on the compensation paid to our named executive officers is advisory only and will not be binding on the company or our Board of Directors, and will not be construed as overruling a decision by the company or our Board of Directors or creating or implying any additional fiduciary duty for the company or our Board of Directors. However, the Compensation Committee, which is responsible for designing and administering our executive compensation program, values the opinions expressed by stockholders in their vote on this proposal and will consider the outcome of the vote when making future compensation decisions for named executive officers. Stockholders will be given an opportunity to cast an advisory vote on this topic annually, with the next opportunity occurring in connection with our 2017 annual meeting of stockholders.

OUR BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” PROPOSAL 2 TO APPROVE ON AN ADVISORY BASIS THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS, AS DISCLOSED IN THIS PROXY STATEMENT PURSUANT TO THE SEC’S EXECUTIVE COMPENSATION DISCLOSURE RULES.

EQUITY COMPENSATION PLAN INFORMATION

The following table gives information with respect to our equity compensation plans as of July 1, 2016. These plans include our Non-Employee Directors Stock-for-Fees Plan, 2004 Performance Incentive Plan and 2005 Employee Stock Purchase Plan, each of which has been approved by our stockholders. The Non-Employee Directors Stock-for-Fees Plan expired on December 31, 2012, and no new awards are permitted under that plan. The following table also gives information with respect to the SanDisk Corporation 2013 Incentive Plan (the “SanDisk Plan”), which we assumed in May 2016 in connection with the acquisition of SanDisk.

Other than with respect to the SanDisk Plan, the following table does not present information regarding equity awards that were assumed by us in connection with our acquisitions of the companies that originally granted those options or awards. However, footnote 2 to the table sets forth the total number of shares of our common stock issuable upon the exercise or vesting of those assumed options or awards as of July 1, 2016, and the weighted average exercise price of such assumed options. We may not grant additional options or other equity awards under assumed plans other than the SanDisk Plan.

	(a)		(b)		(c)
Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights		Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights		Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column(a))

Equity compensation plans approved by security holders	11,824,977	(3)(4)	$65.16	(5)	24,406,770	(6)
Equity compensation plans not approved by security holders(1)	13,407,390		$39.90	(7)	14,686,519	(8)
Total(2)	25,232,367		$58.32		39,093,289

(1)	This amount includes (i) 2,201,531 shares of our common stock subject to stock options outstanding under the SanDisk Plan, and (ii) 11,205,859 shares of our common stock subject to RSUs outstanding under the SanDisk Plan, in each case, as of July 1, 2016.

(2)	In accordance with applicable SEC rules, the table does not include information with respect to equity compensation plans or agreements that were assumed by us in connection with the acquisitions of the companies that originally established those plans or agreements and under which we may not make new award grants. As of July 1, 2016, 837,910 shares of common stock were issuable upon exercise of outstanding options granted under these assumed plans. The weighted average exercise price of these assumed outstanding options to acquire shares of common stock was $30.52 per share. Additionally, as of July 1, 2016, 850,700 shares of our common stock were issuable upon the vesting of outstanding RSUs granted under these assumed plans.

(3)	This amount includes: (i) 5,927,530 shares of our common stock subject to stock options outstanding under our 2004 Performance Incentive Plan, (ii) 2,363,143 shares of our common stock subject to outstanding RSUs awarded under our 2004 Performance Incentive Plan, and (iii) 151,186 shares of our common stock subject to deferred stock units credited under our Deferred Compensation Plan.

(4)	Includes the maximum number of shares potentially issuable in connection with PSUs with open performance-based vesting conditions. As of July 1, 2016, a maximum of 3,383,118 PSUs (including a target number of 1,159,044 PSUs) were subject to open performance-based vesting conditions. See “Compensation Discussion and Analysis” and the “Fiscal 2016 Grants of Plan-Based Awards Table” and the accompanying narrative for more information regarding outstanding PSUs.

(5)	This number reflects the weighted-average exercise price of outstanding options and has been calculated exclusive of RSUs and PSUs issued under our 2004 Performance Incentive Plan and deferred stock units credited under our Deferred Compensation Plan.

(6)	Of these shares, as of July 1, 2016, 14,993,601 remained available for future issuance under our 2004 Performance Incentive Plan, zero remained available for future issuance under our Non-Employee Directors Stock-for-Fees Plan and 9,413,169 remained available for future issuance under our 2005 Employee Stock Purchase Plan.

(7)	This number reflects the weighted-average exercise price of options outstanding under the SanDisk Plan and has been calculated exclusive of RSUs outstanding under the SanDisk Plan.

(8)	This number reflects the number of shares of our common stock remaining available for future issuance under the SanDisk Plan as of July 1, 2016.

Equity Compensation Plans Not Approved by Stockholders.

SanDisk 2013 Incentive Plan. The SanDisk Plan was adopted by the SanDisk board of directors on March 14, 2013, and approved by the stockholders of SanDisk on April 26, 2013. In accordance with the terms of the acquisition of SanDisk, in connection with the closing of that acquisition, we assumed the stock options and RSUs that were outstanding under the SanDisk Plan at the time of the closing as well as the authority to make new award grants under the SanDisk Plan after the closing. In accordance with the terms of the SanDisk Plan and as provided under applicable exchange listing rules, our Board of Directors or Compensation Committee may grant awards under the SanDisk Plan only to individuals employed by SanDisk or its subsidiaries on or after the date of the closing and other eligible persons not employed by us or our subsidiaries at the time of the closing. With respect to awards granted under the SanDisk Plan, our Board of Directors or the Compensation Committee determines the type of award to be granted (which may include stock options, RSUs, PSUs, vested shares, and stock appreciation rights), vesting schedule (if any) applicable to each award, the term of each award, the exercise price for any shares of our common stock subject to a stock option award, the effect of a termination of service on the award, and the other terms and conditions of each award, in each case subject to the limitations of the SanDisk Plan. Generally, stock options granted under the SanDisk Plan may not be for a term of more than seven years and, subject to limited exceptions, the exercise price of those options may not be less than the fair market value of the stock subject to the award at the time of the grant.

Our Board of Directors or Compensation Committee generally has the authority to accelerate the vesting of any award under the SanDisk Plan in accordance with the terms of the SanDisk Plan. In the event of a change in control of Western Digital (or other entity assuming the SanDisk Plan) in connection with which the awards granted under the SanDisk Plan are not assumed or continued, the awards granted under the SanDisk Plan will generally accelerate, become vested, and will terminate in connection with the transaction.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Under the securities laws of the U.S., our directors and officers and persons who beneficially own more than 10% of our common stock must report their initial ownership of our equity securities and any subsequent changes in that ownership to the SEC and The NASDAQ Stock Market. The SEC has established specific due dates for these reports, and we must disclose in this Proxy Statement any late filings during fiscal 2016. To our knowledge, based solely on our review of the copies of such reports required to be furnished to us with respect to fiscal 2016 and the written responses to annual directors’ and officers’ questionnaires that no other reports were required, all of these reports were timely filed during and with respect to fiscal 2016, except for (i) the Form 3 filed by Mr. Campbell on November 16, 2015, which reported his holdings upon his appointment on November 3, 2015, (ii) the Form 4 filed by Mr. Milligan on May 23, 2016, which reported one transaction occurring on May 12, 2016, and (iii) the Form 4 filed by Mr. Cordano on May 23, 2016, which reported one transaction occurring on May 12, 2016.

The following is the report of our Audit Committee with respect to our audited financial statements for the fiscal year ended July 1, 2016. This report shall not be deemed soliciting material or to be filed with the SEC or subject to Regulation 14A or 14C under the Exchange Act or to the liabilities of Section 18 of the Exchange Act, nor shall any information in this report be incorporated by reference into any past or future filing under the Securities Act or the Exchange Act, except to the extent we specifically request that it be treated as soliciting material or specifically incorporate it by reference into a filing under the Securities Act or the Exchange Act.

REPORT OF THE AUDIT COMMITTEE

Dear Fellow Stockholders,

The Audit Committee represents our Board of Directors in discharging its responsibilities relating to the accounting, reporting, and financial practices of Western Digital and its subsidiaries, and has general responsibility for oversight and review of the accounting and financial reporting practices, internal controls and accounting and audit activities of Western Digital and its subsidiaries. The Audit Committee acts pursuant to a written charter. Our Board of Directors originally adopted the Audit Committee Charter on September 6, 1995 and most recently approved an amendment of the Charter on May 4, 2016. A copy of the amended charter is available on our website under the Investor Relations section at investor.wdc.com. Our Board of Directors has determined that each of the members of the Audit Committee qualifies as an “independent” director under applicable rules of the NASDAQ Stock Market and the SEC.

Management is responsible for the preparation, presentation and integrity of Western Digital’s financial statements, the financial reporting process, accounting principles and internal controls and procedures designed to assure compliance with accounting standards and applicable laws and regulations. KPMG LLP, Western Digital’s independent registered public accounting firm, is responsible for performing an independent audit of Western Digital’s consolidated financial statements and internal control over financial reporting in accordance with auditing standards of the Public Company Accounting Oversight Board (United States), issuing reports thereon. The Audit Committee’s responsibility is to monitor and oversee these processes. The members of the Audit Committee are not professionally engaged in the practice of accounting or auditing and thus, its oversight does not provide an independent basis to determine that management has applied U.S. generally accepted accounting principles appropriately or maintained appropriate internal controls and disclosure controls and procedures designed to assure compliance with accounting standards and applicable laws and regulations.

During fiscal 2016, the Audit Committee met a total of fifteen times, five in person and ten via telephone conference. During fiscal 2016, the Audit Committee also met and held discussions with management and KPMG LLP. The meetings were conducted so as to encourage communication among the members of the Audit Committee, management and the independent registered public accounting firm. The Audit Committee has discussed with KPMG LLP the matters required to be discussed by Auditing Standards No. 16, “Communications with Audit Committees.”

The Audit Committee reviewed and discussed the audited consolidated financial statements of Western Digital for the fiscal year ended July 1, 2016 with management and the independent registered public accounting firm. Our Board of Directors, including the Audit Committee, received an opinion of KPMG LLP as to the conformity of such audited consolidated financial statements with GAAP and the effectiveness of internal control over financial reporting pursuant to Section 404 of the Sarbanes-Oxley Act.

The Audit Committee discussed with KPMG LLP the overall scope and plan for its audit. The Audit Committee met regularly with KPMG LLP, with and without management present, to discuss the results of its audit, its evaluation of Western Digital’s internal control over financial reporting and the overall quality of Western Digital’s accounting practices. In addition, the Audit Committee has received the written disclosures and the letter from KPMG LLP as required by the applicable requirements of the Public Company Accounting

Oversight Board regarding KPMG LLP’s communications with the Audit Committee concerning independence and has discussed with KPMG LLP the independence of that firm. The Audit Committee also reviewed, among other things, the amount of fees paid to KPMG LLP for audit and non-audit services.

Based upon such reviews and discussions, the Audit Committee has recommended to our Board of Directors of Western Digital that the audited financial statements be included in Western Digital’s Annual Report on Form 10-K for the fiscal year ended July 1, 2016, for filing with the SEC. The Audit Committee also appointed KPMG LLP to serve as Western Digital’s independent registered public accounting firm for the fiscal year ending June 30, 2017.

AUDIT COMMITTEE Henry T. DeNero, Chairman Martin I. Cole Paula A. Price
August 3, 2016

PROPOSAL 3

RATIFICATION OF APPOINTMENT OF
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The accounting firm of KPMG LLP has served as our independent auditors since our incorporation in 1970. The Audit Committee of our Board of Directors has again appointed KPMG LLP to serve as our independent registered public accounting firm for the fiscal year ending June 30, 2017. We are not required to submit the appointment of KPMG LLP for stockholder approval, but our Board of Directors has elected to seek ratification of the appointment of our independent registered public accounting firm by the affirmative vote of a majority of the shares represented in person or by proxy and entitled to vote on the proposal at the Annual Meeting. If a majority of the shares represented at the Annual Meeting and entitled to vote do not ratify this appointment, the Audit Committee will reconsider its appointment of KPMG LLP and will either continue to retain this firm or appoint a new independent registered public accounting firm. We expect one or more representatives of KPMG LLP to be present at the Annual Meeting and they will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

Following are the fees paid by us to KPMG LLP for the fiscal years ended July 1, 2016 and July 3, 2015:

Description of Professional Service	2016	2015
Audit Fees — professional services rendered for the audit of our annual financial statements and the review of the financial statements included in our Quarterly Reports on Form 10-Q or services that are normally provided in connection with statutory and regulatory filings or engagements	$7,923,300	$4,676,600
Audit-Related Fees — assurance and related services reasonably related to the performance of the audit or review of our financial statements(1)	$12,500	$12,500
Tax Fees — professional services rendered for tax compliance, tax advice and tax planning(2)	$3,619,800	$2,507,000
All Other Fees — products and services other than those reported above	$—	$—

(1)	Audit-Related Fees in fiscal 2016 and 2015 consisted of the issuance of attestation reports and other services.

(2)	Tax Fees in fiscal 2016 and 2015 consisted of tax compliance assistance and related services and transfer pricing review.

The Audit Committee has adopted a policy regarding the pre-approval of audit and non-audit services to be provided by our independent registered public accounting firm. The policy requires that KPMG LLP seek pre-approval by the Audit Committee of all audit and permissible non-audit services by providing a description of the services to be performed and specific fee estimates for each such service. The Audit Committee has delegated to the Chairman of the Audit Committee the authority to pre-approve audit-related and permissible non-audit services and associated fees up to a maximum for any one audit-related or non-audit service of $50,000, provided that the Chairman shall report any decisions to pre-approve such audit-related or non-audit services and fees to the full Audit Committee at its next regular meeting. All services performed and related fees billed by KPMG LLP during fiscal 2016 and fiscal 2015 were pre-approved by the Audit Committee pursuant to regulations of the SEC.

Vote Required and Recommendation of our Board of Directors

The affirmative vote of a majority of the shares of our common stock represented in person or by proxy at the Annual Meeting and entitled to vote on the proposal is required for ratification of the appointment of KPMG LLP as our independent registered public accounting firm for the fiscal year ending June 30, 2017.

OUR BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” PROPOSAL 3 TO RATIFY THE APPOINTMENT OF KPMG LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING JUNE 30, 2017.

TRANSACTIONS WITH RELATED PERSONS

Policies and Procedures for Approval of Related Person Transactions

Our Board of Directors has adopted a written Related Person Transactions Policy. The purpose of this policy is to describe the procedures used to identify, review, approve and disclose, if necessary, any transaction, arrangement or relationship (or any series of similar transactions, arrangements or relationships) in which (i) we were, are or will be a participant, (ii) the aggregate amount involved exceeds $120,000 and (iii) a related person has or will have a direct or indirect interest. For purposes of the policy, a related person is (a) any person who is, or at any time since the beginning of our last fiscal year was, one of our directors or executive officers or a nominee to become a director, (b) any person who is known to be the beneficial owner of more than 5% of our common stock, (c) any immediate family member of any of the foregoing persons or (d) any firm, corporation or other entity in which any of the foregoing persons is employed or is a general partner or principal or in a similar position, or in which all the related persons, in the aggregate, have a 10% or greater beneficial ownership interest.

Under the policy, once a related person transaction has been identified, the Audit Committee must review the transaction for approval or ratification. In determining whether to approve or ratify a related person transaction, the Audit Committee is to consider all relevant facts and circumstances of the related person transaction available to the Audit Committee. The Audit Committee may approve only those related person transactions that are in, or not inconsistent with, our best interests and the best interests of our stockholders, as the Audit Committee determines in good faith. No member of the Audit Committee will participate in any consideration of a related party transaction with respect to which that member or any member of his or her immediate family is a related person.

Certain Transactions with Related Persons

Indemnification Agreements

In addition to the indemnification provisions contained in our Certificate of Incorporation and By-laws, we have entered into indemnification agreements with each of our directors and executive officers. These agreements generally require us to indemnify each director or officer, and advance expenses to them, in connection with their participation in proceedings arising out of their service to us.

Letter Agreement with Mr. Mehrotra

In connection with the termination of Mr. Mehrotra’s employment with SanDisk effective as of the closing of the SanDisk acquisition, we and SanDisk entered into a letter agreement with Mr. Mehrotra prior to the closing and his becoming our director to clarify the treatment of certain benefits under the Change of Control Executive Benefits Agreement between Mr. Mehrotra and SanDisk, including, among other things, the cash settlement of Mr. Mehrotra’s outstanding restricted stock units granted by SanDisk and a lump sum cash payment in lieu of the continued healthcare coverage obligation under that agreement. The letter agreement also contains a mutual general release and certain post-closing covenants imposed on Mr. Mehrotra.

ANNUAL REPORT

Our 2016 Annual Report has been posted on our corporate website at investor.wdc.com and on the Internet at www.proxyvote.com. For stockholders receiving a Notice of Internet Availability of Proxy Materials, the Notice will contain instructions on how to request a printed copy of our 2016 Annual Report. For stockholders receiving a printed copy of this Proxy Statement, a copy of our 2016 Annual Report also will be included. In addition, we will provide, without charge, a copy of our 2016 Annual Report for the fiscal year ended July 1, 2016 (including the financial statements but excluding the exhibits thereto) upon the written request of any stockholder or beneficial owner of our common stock. Requests should be directed to the following address:

Secretary

Western Digital Corporation

3355 Michelson Drive, Suite 100
Irvine, California 92612

Irvine, California

September 22, 2016

87

3355 MICHELSON DRIVE, SUITE 100 IRVINE, CA 92612

Whether or not you plan on attending the meeting, you are urged to vote these shares by completing and returning this proxy card or transmitting your voting instructions electronically via the Internet or by telephone.

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time on November 3, 2016.* Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY TELEPHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time on November 3, 2016.* Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. Your proxy card must be received by November 3, 2016.*

* Participants in the Western Digital Corporation 401(k) Plan must provide voting instructions for the shares in their plan account by 11:59 P.M. Eastern Time on November 1, 2016 to allow sufficient time for the plan trustee to vote the shares on your behalf.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

	E13270-P82524	KEEP THIS PORTION FOR YOUR RECORDS
DETACH AND RETURN THIS PORTION ONLY
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

WESTERN DIGITAL CORPORATION

The Board of Directors recommends a vote FOR each of the following nominees:

			For	Against	Abstain

1.	Election of Directors

	1a.	Martin I. Cole	☐	☐	☐

	1b.	Kathleen A. Cote	☐	☐	☐

	1c.	Henry T. DeNero	☐	☐	☐

	1d.	Michael D. Lambert	☐	☐	☐

	1e.	Len J. Lauer	☐	☐	☐

	1f.	Matthew E. Massengill	☐	☐	☐

	1g.	Sanjay Mehrotra	☐	☐	☐

	1h.	Stephen D. Milligan	☐	☐	☐

	1i.	Paula A. Price	☐	☐	☐

For address changes and/or comments, please check this box and write them on the back where indicated.					☐

The Board of Directors recommends a vote FOR Proposals 2 and 3:		For	Against	Abstain

2.	To approve on an advisory basis the named executive officer compensation disclosed in the Proxy Statement; and	☐	☐	☐

3.	To ratify the appointment of KPMG LLP as the independent registered public accounting firm for the Company for the fiscal year ending June 30, 2017.	☐	☐	☐

In their discretion, the Proxies are authorized to vote on such other business as may properly come before the meeting and any postponement or adjournment of the meeting.

NOTE: Please sign as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

Signature [PLEASE SIGN WITHIN BOX]	Date

Signature (Joint Owners)	Date

V.1.1

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting
to be held November 4, 2016:

The Notice and Proxy Statement and 2016 Annual Report are available at investor.wdc.com.
You can also view these materials at www.proxyvote.com by using the control number.

E13271-P82524

WESTERN DIGITAL CORPORATION 3355 Michelson Drive, Suite 100 Irvine, California 92612 THIS PROXY CARD IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned, hereby revoking any proxy previously given, appoints Matthew E. Massengill and Michael C. Ray, and each of them, as Proxies, each with the power to appoint his substitute, and hereby authorizes either of them to represent and to vote all the shares of common stock of Western Digital Corporation held of record by the undersigned on September 8, 2016 with all the powers which the undersigned would possess if personally present, at the Annual Meeting of Stockholders of Western Digital Corporation to be held on November 4, 2016, and at any postponements or adjournments thereof. The proposals of the Company referred to on the other side are described in the Proxy Statement, dated as of September 22, 2016, which is being delivered herewith in connection with the Annual Meeting.

This proxy, when properly executed and returned, will be voted in the manner directed herein by the undersigned stockholder. If no direction is made, this proxy will be voted “FOR” each of the nine nominees named in Proposal 1 and “FOR” Proposals 2 and 3. Whether or not direction is made, each of the Proxies is authorized to vote in his discretion on such other business as may properly come before the Annual Meeting or any postponement or adjournment thereof.

If you have a beneficial interest in shares held by the Western Digital Corporation 401(k) Plan, then this card also constitutes your voting instructions to the Trustee of such plan. If you do not submit voting instructions for any shares held in the Western Digital Corporation 401(k) Plan, such shares will be voted by the Trustee in the same proportion as other shares in the Western Digital Corporation 401(k) Plan are affirmatively voted by plan participants.

PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE. IF YOU CHOOSE TO VOTE THESE SHARES BY TELEPHONE OR INTERNET, DO NOT RETURN THIS PROXY.

Address Changes/Comments:

(If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.)

(Continued and to be marked, dated and signed, on the other side)

V.1.1